Exhibit 10.1

INVESTMENT AGREEMENT

by and between

KORE GROUP HOLDINGS, INC.,

and

SEARCHLIGHT IV KOR, L.P.

Dated as of November 9, 2023

i

ii

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INVESTMENT AGREEMENT, dated as of November 9, 2023 (this “Agreement”), by and between KORE Group Holdings, Inc., a Delaware corporation (the “Company”), and Searchlight IV KOR, L.P., a Delaware limited partnership (the “Purchaser”).

WHEREAS, pursuant to the terms and conditions set forth in this Agreement, the Company desires to issue, sell and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Company, at the Initial Closing, (a) 150,000 shares of the Company’s Series A-1 Preferred Stock, par value $0.0001 per share (the “Series A-1 Preferred Stock”), having the designation, preferences, powers, qualifications and terms, as specified in the form of Certificate of Designations attached hereto as Annex I-1 (as amended, amended and restated or otherwise modified from time to time in accordance with its terms, the “Certificate of Designations”), and (b) warrants to purchase 11,800,000 shares (subject to adjustment in accordance with their terms) of Common Stock, as specified in the form of Warrant attached hereto as Annex II (the “Warrants” and the shares of Common Stock underlying the Warrants or any Additional Warrants, the “Warrant Shares”); and

WHEREAS, at the Initial Closing, the Company shall enter into that certain Amended and Restated Investor Rights Agreement with Cerberus Telecom Acquisition Holdings, LLC, the ABRY Entities (as defined therein), and Purchaser, in the form attached hereto as Exhibit A (as amended, amended and restated or otherwise modified from time to time in accordance with its terms, the “Investor Rights Agreement”);

WHEREAS, at the Initial Closing, the Company shall enter into a voting agreement with each of Cerberus Telecom Acquisition Holdings, LLC and the ABRY Entities (as defined in the Investor Rights Agreement), in the form attached hereto as Exhibit B (as amended, amended and restated or otherwise modified from time to time in accordance with its terms, the “Voting Agreements”);

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

Definitions

Section 1.01 Definitions. (a) As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“Additional Securities” means the Additional Warrants and the Additional Shares.

“Additional Shares” means a number of shares of Series A-1 Preferred Stock equal to (i) the Additional Investment Amount divided by (ii) 1,000.

“Additional Warrants” means warrants, in the form attached hereto as Annex II, to purchase the number of shares equal to (i) the Additional Investment Amount divided by (ii) 12.71186.

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“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that (i) the Company and its Affiliates shall not be deemed to be Affiliates of any Purchaser Party or any Affiliate thereof, and (ii) portfolio companies of any Purchaser Party or any Affiliate thereof shall not be deemed to be Affiliates of any Purchaser Party. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. Any Person shall be deemed to “beneficially own,” to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), any rules or regulations thereunder, the U.S. Travel Act, the United Kingdom Bribery Act of 2010, the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other Laws concerning anti-corruption, anti-bribery, or money laundering applicable to the Company or any of its Subsidiaries.

“Backstop Notes” means the Company’s senior unsecured exchangeable notes due 2028 issued and outstanding as of the date of this Agreement.

“Board” means the board of directors of the Company.

“Borrower” means KORE Wireless Group, Inc.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock or other equity interests issued by such Person.

“Change of Control” has the meaning set forth in the Certificate of Designations.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

“Company Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended to the date of this Agreement, and shall include the Certificate of Designations when filed with and accepted for record by the DSS.

“Company Incentive Plan” means the KORE 2021 Long-Term Stock Incentive Plan, as amended and restated.

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“Company Owned Intellectual Property Rights” means all Intellectual Property Rights owned by the Company or any Subsidiary.

“Company RSU Award” means an award of restricted stock units corresponding to shares of Common Stock.

“Company Stock Option” means an option to purchase shares of Common Stock.

“DGCL” means the Delaware General Corporation Law, as amended, supplemented or restated from time to time.

“DSS” means the Delaware Secretary of State.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations of a Governmental Authority thereunder.

“ERISA Affiliate” means any entity that, together with another entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fall-Away of Purchaser Board Rights” has the meaning set forth in the Investor Rights Agreement.

“Former Credit Agreement” means that certain Credit Agreement, dated as of December 21, 2018, by and among the Borrower, Holdings, UBS AG, Stamford Branch, as Administrative Agent and Collateral Agent, UBS Securities LLC and Antares Capital LP, as Joint Lead Arrangers and Bookrunners, and the lenders party thereto, as amended by that certain Incremental Amendment No. 1 to Credit Agreement, dated as of November 12, 2019, by and among the Borrower, Holdings, UBS AG, Stamford Branch, as Administrative Agent and Incremental Amendment No. 1 Term B Lender, and the other loan parties thereto, as amended by that certain Amendment No. 2 to Credit Agreement, dated as of December 22, 2022, by and among the Borrower and UBS AG, Stamford Branch as Administrative Agent, and as further amended by that certain Amendment No. 3 to Credit Agreement, dated as of December 23, 2022, by and among the Borrower, Holdings, UBS AG, Stamford Branch as Administrative Agent and Revolving Credit Lender and L/C Issuer, Antares Holdings LP, as Revolving Credit Lender and L/C Issuer, and the other loan parties party thereto.

“Fraud” means actual common law fraud under the laws of the State of Delaware in respect of the representations and warranties contained in Article III or Article IV; provided, however, that the term “Fraud” does not include the doctrine of constructive or equitable fraud or negligent or reckless misrepresentation.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

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“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“Governmental Authorization” means any authorizations, approvals, licenses, franchises, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements issued by or obtained from, and any notices, filings, registrations, qualifications, declarations and designations with, a Governmental Authority.

“Holdings” means Maple Intermediate Holdings Inc.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnification Agreement” means that certain indemnification agreement to be entered into by the Company and the Purchaser Director in substantially the form attached as Exhibit D hereto.

“Intellectual Property Rights” means any rights protectable by applicable Law, throughout the world, in or to the following: (i) patents, utility models and applications therefor, including any reissues, divisionals, continuations, continuations-in-part, provisionals, renewals and extensions and counterparts thereof (“Patents”); (ii) copyrights, including in works of authorship (including Software), copyright registrations and applications therefor and any other rights thereto (“Copyrights”); (iii) trademarks, service marks, logos, trade names, trade dress rights and similar designation of origin and rights therein, and registrations and applications (including intent-to-use applications) for registration thereof, together with all of the goodwill associated with any of the foregoing; (iv) Copyrights or sui generis rights in databases and data collections (including knowledge databases, customer lists and customer databases); (v) domain names; (vi) social media usernames (e.g., Twitter handles) and the goodwill associated with any of the forgoing; (vii) trade secrets, rights in confidential information and know-how (“Trade Secrets”); (viii) any registrations of or applications to register any of the foregoing throughout the world; and (ix) all other intellectual property rights.

“Knowledge” means, with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(ii) of the Company Disclosure Letter.

“Law” means any U.S. or non-U.S. federal, state, provincial, local or other constitution, law, statute, ordinance, rule, regulation, legally binding published policy or requirement, or controlling principle of common law, or any order, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Authority.

“Liens” means any mortgage, pledge, lien (statutory or other), charge, encumbrance, hypothecation, assignment, security interest or similar restriction.

“Lookback Date” means October 1, 2021.

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“Market Price Per Share” means the 10-day volume-weighted average price per share of the Common Stock as traded on the New York Stock Exchange or any other national securities exchange on which the shares of Common Stock are then trading, for the ten trading days ending on the first trading day immediately preceding the date of delivery of an Additional Investment Request.

“Material Adverse Effect” means any Change (as defined below) that, individually or in the aggregate, (a) has or would reasonably be expected to have a material adverse effect on the business, result of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to or actually does prevent or materially delay, interfere with, hinder or impair (i) the consummation by the Company of any of the Transactions on a timely basis or (ii) the compliance by the Company and its Subsidiaries with its obligations under this Agreement or any other Transaction Document; provided, that, solely with respect to the foregoing clause (a), no events, changes, developments or effects (collectively, “Changes”) arising out of or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Material Adverse Effect or will be taken into account when determining whether a Material Adverse Effect has occurred or may, would or could occur: (A) Changes after the date hereof generally effecting economic conditions, the financial, credit, capital or securities markets, including changes in interest rates or credit ratings, changes in exchange rates for the currencies of any country or any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over the counter market, (B) Changes after the date hereof in political, legislative or regulatory conditions, (C) Changes in conditions in the industries in which the Company and its Subsidiaries conduct business, (D) any natural disasters, epidemics, pandemics or disease outbreaks (including COVID-19) or any outbreak of hostilities, acts of war (whether or not declared), sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a Governmental Authority), terrorism or military actions (including any escalation or general worsening of any of the foregoing), (E) except for the purposes of Sections 3.03(b) and 3.04, the negotiation, execution or announcement of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationship, contractual or otherwise, with customers, suppliers, lenders, lessors, business partners, employees, regulators, Governmental Authorities or vendors, (F) any action required to be taken pursuant to the express terms of this Agreement, (G) changes or proposed changes after the date hereof in GAAP or other accounting standards or in any applicable Laws (or the enforcement or interpretation of any of the foregoing), (H) changes after the date hereof in the price or trading volume of common stock of the Company (provided that the underlying facts and circumstances giving rise to such changes may be deemed to be or constitute a Material Adverse Effect or may be taken into account when determining whether a Material Adverse Effect has occurred or may, would or could occur unless otherwise excluded hereby) and (I) any failure to meet (1) any public estimates or expectations of revenue, earnings or other financial performance or results of operations for any period or (2) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (provided that the underlying cause of any such failure may be deemed to be or constitute a Material Adverse Effect or may be taken into account when determining whether a Material Adverse Effect has occurred or may, would or could occur unless otherwise excluded hereby); provided, that any adverse Changes resulting from the matters described in clause (A), (B), (C), (D), or (G) may be deemed to be or constitute a Material Adverse Effect or may be taken into account when determining whether a Material

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Adverse Effect has occurred or may, would or could occur to the extent, and only to the extent, that they have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate (in which case only such incremental disproportionate adverse effect may be taken into account in determining whether there has been a Material Adverse Effect).

“New Credit Agreement” means that certain credit agreement, dated as of November 9, 2023, by and among the Borrower, Holdings, Whitehorse Capital Management, LLC, as Administrative Agent and Collateral Agent, UBS Securities LLC, as Joint Lead Arranger and Bookrunner, and each lender from time to time party thereto, which is attached as Exhibit C hereto.

“Permitted Transferee” means, with respect to any transferor, (i) any Affiliate of such transferor, so long as it remains such, (ii) any partner, member or other equityholder of such transferor or any of its Affiliates, (iii) any successor entity of such transferor or any of the Persons listed in the foregoing clauses (i) and (ii), (iv) with respect to any transferor that is an investment fund, vehicle or similar entity, any other investment fund, vehicle or similar entity that is controlled by or under common control with such transferor or to which an Affiliate, advisor or manager of such transferor serves as the general partner, manager or advisor, (v) any Person consented to in writing by the Company and (vi) any third party so long as such transferor or its Affiliates continue to retain sole control of the voting and disposition of the shares of Series A-1 Preferred Stock, Warrants, Additional Warrants and/or Warrant Shares so transferred.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Personal Data” means any information that alone or in combination with other information identifies, relates to, describes, is reasonably capable of being associated with or could reasonably be linked with, directly or indirectly, an individual, or any other information that is governed, regulated, or protected by one or more Laws as “personal information,” “personal data,” “sensitive information” or any like term.

“Purchaser Director” has the meaning set forth in the Investor Rights Agreement.

“Purchaser Material Adverse Effect” means any effect, change, event, development or occurrence that would reasonably be expected to or actually does prevent or materially delay, interfere with, hinder or impair (i) the consummation by the Purchaser of any of the Transactions on a timely basis or (ii) the compliance by the Purchaser with its obligations under this Agreement or any other Transaction Document.

“Purchaser Parties” means the Purchaser and each Permitted Transferee of the Purchaser to whom Securities or Warrant Shares are transferred pursuant to Section 5.06(b)(i).

“Representatives” means, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors and other representatives.

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“Request Period” means the period commencing on the Initial Closing Date and ending on such date that is six (6) months following the Initial Closing Date.

“SEC” means the Securities and Exchange Commission.

“Securities” means shares of Series A-1 Preferred Stock, the Warrants and the Additional Warrants, if any.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” means the Series A-1 Preferred Stock and Series A-2 Preferred Stock, collectively.

“Series A-2 Preferred Stock” means the series of Preferred Stock having the designation, preferences, powers, qualifications and terms, as specified in the form of Series A-2 Certificate of Designations attached hereto as Annex I-2 (as amended, amended and restated or otherwise modified from time to time in accordance with its terms) (the “Series A-2 Certificate of Designations”).

“Standstill Period” means the period beginning on the Initial Closing Date and ending on the earlier of (i) the third anniversary of the Initial Closing Date and (ii) the date of a Fall-Away of Purchaser Board Rights.

“Subsidiary,” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing 50% or more of the ordinary voting power (or, in the case of a partnership, 50% or more of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tax” means any federal, state, local or foreign tax, fee, levy, duty, tariff, impost, assessment and other similar charge imposed by any Governmental Authority, including any income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth, excise, withholding or backup withholding, ad valorem, stamp, transfer, value added, digital services, hotel occupancy and business privilege tax, any license, registration and documentation fee, and any customs duty, tariff and similar charge, in each case, together with any interest, penalty, additional amounts or addition to tax imposed in respect thereof.

“Tax Return” means any return, report, election, claim for refund, declaration of estimated Taxes, form, information statement and other document, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with any Governmental Authority, including consolidated, combined and unitary tax returns.

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“Transaction Documents” means this Agreement, the Certificate of Designations, the Warrants, the Additional Warrants, the Investor Rights Agreement, the Indemnification Agreement and all other documents, certificates or agreements executed in connection with the transactions contemplated by this Agreement, the Certificate of Designations, the Warrants, the Additional Warrants and the Investor Rights Agreement.

“Transactions” means the Purchase, the Additional Investment and the other transactions expressly contemplated by this Agreement and the other Transaction Documents, including the exercise by a Purchaser Party of Warrants or Additional Warrants.

“Transfer” by any Person means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by the operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of Law or otherwise), of any interest in any securities beneficially owned by such Person; provided, that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include (i) the exercise of Warrants or Additional Warrants pursuant to their terms, (ii) the redemption or other acquisition of Common Stock, Warrants, Additional Warrants or Series A Preferred Stock by the Company or (iii) the transfer of any limited partnership interests or other equity interests in a Purchaser Party (or any direct or indirect parent entity of such Purchaser Party).

(b) In addition to the terms defined in Section 1.01(a), the following terms have the meanings assigned thereto in the Sections set forth below:

Term	Section
Action	Section 3.07
Additional Investment	Section 2.01(b)
Additional Investment Amount	Section 2.03(c)
Additional Investment Request	Section 2.03(c)
Agreement	Preamble
Announcement	Section 5.02
Bank Reports	Section 5.11(a)(iii)
Bankruptcy and Equity Exception	Section 3.03(a)
Capitalization Date	Section 3.02(a)
Certificate of Designations	Recitals
Closing	Section 2.03(a)
Closing Date	Section 2.03(a)
Closing Dates	Section 2.02(a)
Company	Preamble
Company Disclosure Letter	Article III
Company Indemnified Parties	Section 6.02(b)
Company Preferred Stock	Section 3.02(a)
Company SEC Reports	Section 3.05(a)
Company Securities	Section 3.02(b)
Confidentiality Agreement	Section 5.03
Contaminants	Section 3.12
Contract	Section 3.03(b)

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control	Section 1.01
controlled by	Section 1.01
Copyrights	Definition of Intellectual Property Rights
Environmental Law	Section 3.10
Expenses Cap	Section 7.11
Fundamental Representations	Section 6.01(a)
Indemnified Party	Section 6.02(c)
Indemnifying Party	Section 6.02(c)
Initial Closing	Section 2.02(a)
Initial Closing Date	Section 2.02(a)
Initial Closing Valuation	Section 5.09(c)
Investor Rights Agreement	Recitals
IRS	Section 2.02(b)
Issuer Agreement	Section 5.10
Judgment	Section 3.07
Losses	Section 6.02(a)
Non-Recourse Party	Section 7.05(b)
Patents	Definition of Intellectual Property Rights
Permitted Loan	Section 5.06(d)
Permitted Repurchase Transaction	Section 2.03(c)
Private Warrants	Section 3.02(a)
Purchase	Section 2.01
Purchase Price	Section 2.01
Purchaser	Preamble
Purchaser Indemnified Parties	Section 6.02(a)
Second Closing	Section 2.03(a)
Second Closing Valuation	Section 5.09(c)
Series A-1 Preferred Stock	Recitals
Systems	Section 3.12
Third Party Claim	Section 6.02(c)
Trade Control Laws	Section 3.08(c)
Trade Secrets	Definition of Intellectual Property Rights
Transfer Tax	Section 5.09(d)
under common control with	Section 1.01
Voting Agreements	Recitals
Warrant Shares	Recitals
Warrants	Recitals

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ARTICLE II

Purchase and Sale

Section 2.01 Purchase and Sale at the Closings.

(a) On the terms and conditions of this Agreement, at the Initial Closing, the Purchaser shall purchase and acquire from the Company, and the Company shall issue, sell and deliver to the Purchaser, (a) 150,000 shares of Series A-1 Preferred Stock and (b) the Warrants, for an aggregate purchase price equal to $150,000,000 (the “Purchase Price”). The purchase and sale of the shares of Series A-1 Preferred Stock and the Warrants pursuant to this Section 2.01(a) is referred to as the “Purchase.”

(b) On the terms and conditions of this Agreement, at the Second Closing, the Purchaser shall purchase and acquire from the Company, and the Company shall issue, sell and deliver to the Purchaser, the Additional Securities, for an aggregate purchase price equal to the Additional Investment Amount. The purchase and sale of the Additional Securities pursuant to this Section 2.01(b) is referred to as the “Additional Investment.”

Section 2.02 Initial Closing. (a) On the terms and conditions of this Agreement, the closing of the Purchase (the “Initial Closing”) shall occur at 10:00 am New York City time on the later of (1) December 1, 2023 (or such earlier date as the Purchaser may notify the Company in writing on at least two Business Days’ notice) and (2) the first Business Day on which the conditions precedent set forth in Section 2.02(c) are satisfied or waived by the applicable party (other than the conditions that, by their nature, will be satisfied at the Initial Closing), via the remote electronic exchange of documents or at such other time and place as shall be mutually agreed, in writing, between the Company and Purchaser (such date is referred to herein as the “Initial Closing Date”).

(b) At the Initial Closing:

(i) the Company shall deliver to the Purchaser (1) the shares of Series A-1 Preferred Stock and the Warrants purchased by it pursuant to Section 2.01(a) in book-entry form (in the case of the Series A-1 Preferred Stock) and registered in the name of the Purchaser, in each case, free and clear of all Liens, except restrictions on transfer imposed by the Company Charter Documents, Section 5.06 and any applicable securities Laws, and record the Purchaser as the owner of such Securities on the books and records of the Company, and (2) the Transaction Documents (other than the Additional Warrant) to which it is a party, in each case duly executed by the Company, and the Voting Agreements, in each case duly executed by all of the parties thereto; and

(ii) the Purchaser shall (1) pay the Purchase Price to the Company, by wire transfer in immediately available U.S. federal funds, to the account designated by the Company in writing, (2) deliver to the Company the Transaction Documents to which it is a party, in each case duly executed by the Purchaser and (3) deliver to the Company a duly executed and properly completed Internal Revenue Service (“IRS”) Form W-9 from the Purchaser.

(c) The obligation of the Purchaser and, with respect to clause (iv) of this Section 2.02(c), each of the Purchaser and the Company, to consummate the Initial Closing is subject to (i) the execution, delivery and effectiveness of the New Credit Agreement and the other Loan Documents (as defined in the New Credit Agreement) and the New Credit Agreement not being amended, terminated, supplemented or otherwise modified without the prior written consent of Purchaser, (ii) any and all amounts and any other obligations outstanding under the Former Credit Agreement previously or concurrently being repaid in full and the Former Credit Agreement having been terminated in accordance therewith, (iii) the Company having filed with

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the DSS the Certificate of Designations and the Series A-2 Certificate of Designations, (iv) no Governmental Authority of competent jurisdiction having issued any order, decree, ruling or injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the Purchase, (v) the execution, delivery and effectiveness of the Amended & Restated Investor Rights Agreement by the parties thereto (other than the Purchaser), in the form of Exhibit A attached hereto, (vi) the execution, delivery and effectiveness of each of the Voting Agreements by the parties thereto, in the form of Exhibit B attached hereto and (vii) from the date of this Agreement through the Initial Closing, the Company shall not have taken any action, without the prior consent of the Purchaser, that would have required the consent of the holders of the Series A-1 Preferred Stock under Section 11 of the Certificate of Designations had the Certificate of Designations been in effect beginning as of the date hereof.

Section 2.03 Second Closing. (a) On the terms and conditions of this Agreement, the closing of the Additional Investment (the “Second Closing,” and, together with the Initial Closing, each a “Closing”) shall occur at 10:00 am New York City time on the fifteenth (15th) Business Day (or such earlier date as the Purchaser may notify the Company in writing on at least two Business Days’ notice) following the first Business Day during the Request Period, if any, during which the conditions precedent set forth in Section 2.03(c) are satisfied or waived by the applicable party (other than the conditions that, by their nature, will be satisfied at the Second Closing), via the remote electronic exchange of documents or at such other time as shall be mutually agreed, in writing, between the Company and Purchaser (such date is referred to herein as the “Second Closing Date,” and, together with the Initial Closing Date, each a “Closing Date”).

(b) At the Second Closing:

(i) the Company shall deliver to the Purchaser (1) the Additional Securities purchased by it pursuant to Section 2.01(b) in book-entry form (in the case of Series A-1 Preferred Stock) and registered in the name of the Purchaser, in each case free and clear of all Liens, except restrictions on transfer imposed by the Company Charter Documents, Section 5.06 and any applicable securities Laws, and record the Purchaser as the owner of such Additional Securities on the books and records of the Company, and (2) the Additional Warrants duly executed by the Company; and

(ii) the Purchaser shall (1) pay the Additional Investment Amount to the Company, by wire transfer in immediately available U.S. federal funds, to the account designated by the Company in writing and (2) deliver to the Company the Additional Warrants, duly executed by the Purchaser.

(c) The obligation of the Purchaser and, with respect to clause (iii) of this Section 2.03(c), each of the Purchaser and the Company, to consummate the Second Closing is subject to (i) during the Request Period, the Company’s delivery of a written notice (the “Additional Investment Request”) that it has determined to repurchase shares of Common Stock from one (and not more than one) stockholder of the Company (excluding any directors or executive officers of the Company, Permitted Holders (as defined in the New Credit Agreement) and any Affiliates of the foregoing) in an amount not to exceed ten (10) million shares of Common Stock in the aggregate for a purchase price per share of Common Stock not to exceed

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the lower of (A) $2.00 and (B) 125% multiplied by the Market Price Per Share (any transaction satisfying such requirements, a “Permitted Repurchase Transaction” and the aggregate purchase price for all shares of Common Stock to be repurchased pursuant thereto, in no event to exceed twenty million dollars ($20,000,000), the “Additional Investment Amount”), (ii) any and all proceeds from the Additional Investment being used solely to pay the purchase price of the Permitted Repurchase Transaction, (iii) no Governmental Authority of competent jurisdiction having issued any order, decree, ruling or injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the Additional Investment and (iv) the Company having performed in all material respects all obligations, agreements and covenants required to be performed by it under this Agreement and any Transaction Document on or before the Second Closing Date.

(d) The Company shall be entitled to make no more than one (1) Additional Investment Request during the Request Period. For the avoidance of doubt, the Second Closing shall not occur at any time after the end of the Request Period without the prior written approval of the Purchaser (which may be granted in its sole discretion).

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to the Purchaser as of the date hereof and as of each Closing Date (except to the extent made only as of a specified date or period, in which case such representation and warranty is made as of such date or period) that, except as set forth in (i) the confidential disclosure letter delivered by the Company to the Purchaser prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information, item or matter is relevant to such other section or subsection) or (ii) the Company SEC Reports filed during the period from January 1, 2023 through the Business Day prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) (it being acknowledged that nothing disclosed in such Company SEC Reports shall be deemed to qualify or modify the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05(e) or Section 3.16):

Section 3.01 Organization; Standing. (a) The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware, is in good standing with the DSS and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the Company Charter Documents are included in the Company SEC Reports.

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(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, except where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company’s Subsidiaries is duly licensed or qualified to transact business as a foreign corporation in each jurisdiction in which the conduct of its business requires such licensing or qualification, in each case except where the failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.02 Capitalization. (a) The authorized capital stock of the Company consists of 315,000,000 shares of Common Stock, par value $0.0001 per share and 35,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”), of which 170,000 shares of Series A-1 Preferred Stock, par value $0.0001 per share will be authorized as of the date hereof and 170,000 shares of Series A-2 Preferred Stock, par value $0.0001 per share will be authorized as of the date hereof. As of November 6, 2023 (the “Capitalization Date”), (i) 86,710,582 shares of Common Stock were issued and outstanding, (ii) 9,184,489 warrants to purchase shares of Common Stock at a price of $0.01 per warrant (the “Private Warrants”) were issued and outstanding, (iii) no shares of Company Preferred Stock were issued and outstanding, (iv) no shares of Common Stock were held in treasury by the Company or owned by its Subsidiaries, (v) no shares of Common Stock were reserved for issuance pursuant to the Company Incentive Plan, (vi) 11,331,628 shares of Common Stock were underlying outstanding Company RSU Awards (assuming target performance in the case of any performance based Company RSU Awards), (vii) notes exchangeable into an aggregate of 9,600,000 shares of Common Stock, and (viii) no Company Stock Options, other shares of capital stock of or other equity interests (or any securities convertible into or exchangeable for or any rights exercisable for any such equity interests) in the Company were issued, reserved for issuance or outstanding. Since the Capitalization Date, there has not been any change in the capital stock or Indebtedness of the Company (other than the termination of the Existing Credit Agreement and entry into the New Credit Agreement) or any of the Company’s Subsidiaries.

(b) Except as described in this Section 3.02, there are (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests (or voting debt) in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, other than obligations under the Company Incentive Plan in the ordinary course of business, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding agreements of any kind

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which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (other than the vesting of Company RSUs Awards), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. Neither the Company nor any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities, other than the Investor Rights Agreement. From the close of business on the Capitalization Date through the date of this Agreement, there have been no issuances of (I) any Common Stock, any Company Preferred Stock or any other equity or voting securities or interests in the Company, other than issuances of shares of Common Stock (A) pursuant to the exercise, vesting or settlement, as applicable, of Company RSU Awards outstanding as of the close of business on the Capitalization Date in accordance with the terms of such Company equity awards or (B) under the Company Incentive Plan in accordance with their terms or (II) any other Company Securities, including equity-based awards.

Section 3.03 Authority; Noncontravention. (a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, and the consummation by it of the Transactions, have been duly authorized by the Board and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by it of the Transactions. This Agreement and the other Transaction Documents have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof and thereof by the Purchaser and the other parties thereto, constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement or the other Transaction Documents by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the Company Charter Documents, (ii) violate any Law or Judgment applicable to the Company or any of its Subsidiaries or (iii) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or, with or without notice, lapse of time or both, accelerate or increase the Company’s or, if applicable, any of its Subsidiaries’, obligations under any such Contract, result in the loss of a material benefit of the Company or its Subsidiaries under any such Contract, or give rise to a right of termination under any such Contract, except in the case of clause (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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Section 3.04 Governmental Approvals. Except for (a) the filing of the Certificate of Designations with the DSS and the acceptance for record by the DSS of the Certificate of Designations pursuant to the DGCL, and (b) compliance with any applicable state securities or blue sky Laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Transaction Documents by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.05 Company SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) Since the Lookback Date, the Company has timely filed or furnished all schedules, forms, reports, statements, certifications, prospectuses, registration statements and documents with the SEC that have been required to be filed or furnished, as the case may be, by it pursuant to applicable Laws, together with all exhibits and schedules thereto and all information incorporated therein by reference (“Company SEC Reports”). Each Company SEC Report complied, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing) or in the case of registration statements, on the date of effectiveness thereof, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and/or the listing standards and rules of the securities exchange on which the Company was listed at the time of such filing, as the case may be, each as in effect on the date that such Company SEC Report was filed. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), or in the case of registration statements, on the date of effectiveness thereof, each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company is, and since the Lookback Date has been, in compliance in all material respects with the applicable provisions and requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002 (as amended, the “Sarbanes-Oxley Act”) and the listing standards and rules of the securities exchange on which the Common Stock traded. Since the Lookback Date, each principal executive officer and principal financial officer of the Company, as applicable, has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the statements contained in any such certifications are true, correct and complete. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. There are no outstanding or unresolved comments received from the SEC with respect to the Company SEC Reports or any registration statement filed by the Company and, to the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or investigation. No Subsidiary of the Company is, or since the Lookback Date has been, required to file any forms, reports or documents with the SEC.

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(b) The consolidated financial statements (including any related notes and schedules) of the Company and its Subsidiaries filed with the Company SEC Reports (i) complied, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto during the periods and at the dates indicated (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); (ii) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q) applied on a consistent basis during the periods involved; and (iii) fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates thereof or for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments described therein). None of the Company or its Subsidiaries is a party to, or has any obligation or other commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC) that have not been so described in the Company SEC Reports.

(c) The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that (i) all material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications required under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act. Since the Lookback Date, no events, facts or circumstances have occurred such that management would not be able to complete its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act when next due, and conclude, after such assessment, that such system was effective.

(d) The Company’s internal controls over financial reporting are designed to ensure reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and

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its Subsidiaries. Since the Lookback Date, neither the Company, nor its independent registered public accounting firm has identified or been made aware of (x) any significant deficiency or material weakness in the system of internal control over financial reporting, including the design and operation thereof, used by the Company and its Subsidiaries; (y) any fraud or illegal act that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries; or (z) any claim or allegation regarding any of the foregoing. The Company’s auditors and the audit committee of the Board have identified or have been made aware of all matters described by the immediately preceding clauses (x) through (z).

(e) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent, fixed or otherwise) whether or not required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than liabilities or obligations (i) reflected or otherwise adequately reserved against in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of June 30, 2023 or in the consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Reports filed prior to the date of this Agreement or described in the notes thereto; (ii) arising pursuant to this Agreement or the Transaction Documents or incurred in connection with the Transactions; (iii) incurred in the ordinary course of business consistent with past practice on or after June 30, 2023; or (iv) that has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 3.06 Absence of Certain Changes. Since December 31, 2022, (a) there has not been any Material Adverse Effect, (b) neither the Company nor any Subsidiary has sustained any material loss or interference with the business of the Company and its Subsidiaries, taken as a whole, from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree; and (c) the Company and its Subsidiaries have carried on their respective businesses in the ordinary course of business in all material respects consistent with past practice.

Section 3.07 Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the date of this Agreement, there is no (a) pending or, to the Knowledge of the Company, threatened, legal, regulatory or administrative proceeding, suit, investigation, arbitration or action (an “Action”) against the Company or any of its Subsidiaries or (b) outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Authority (“Judgment”) imposed upon the Company or any of its Subsidiaries or any of their assets, in each case, by or before any Governmental Authority.

Section 3.08 Compliance with Laws; Permits; OFAC; Sanctions; FCPA.

(a) Since the Lookback Date, the Company and each of its Subsidiaries has been in compliance in all material respects with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, and since the Lookback Date, neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by

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which it or any of its properties, assets, rights, employees, business or operations are or were bound or affected. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect or subject to renewal in the ordinary course of business; (ii) the Company and its Subsidiaries are, and since the Lookback Date have been, in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses; and (iii) since the Lookback Date, (A) neither the Company nor any of its Subsidiaries has received written notice, or, to the Knowledge of the Company, oral notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization which remains unresolved and (B) no suspension or cancellation of any of the Governmental Authorizations is pending or, to the Knowledge of the Company, threatened in writing.

(b) Since the Lookback Date, the Company, each of its Subsidiaries, and to the Company’s Knowledge, each of its and their respective directors, officers, employees, agents, and all other Persons acting on its or their behalf, in each case in their capacity as such, is and has been in material compliance with Anti-Corruption Laws. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since the Lookback Date, none of the Company, any of its Subsidiaries, or, to the Company’s Knowledge, any of its or their respective officers or directors, agents, employees or other Persons acting on their behalf, in each case in their capacity as such, has, directly or indirectly, (i) been charged with or convicted of violating any Anti-Corruption Laws; (ii) received any written notice, request or citation, or been made aware in writing of any allegation, investigation (formal or informal), inquiry, action, charge or other Legal Proceeding with regard to a potential violation of any Anti-Corruption Law; (iii) established or maintained any unrecorded or improperly recorded fund of corporate monies or other properties or assets or made any false entries on any books of account or other record for any purpose in violation of any Anti-Corruption Laws; (iv) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to government officials or government employees in violation of any Anti-Corruption Laws; (v) made, offered or authorized any unlawful payment, or other thing of value, to foreign or domestic government officials or government employees in violation of any Anti-Corruption Laws; or (vi) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of any Anti-Corruption Laws. The Company and each of its Subsidiaries have developed and implemented an anti-corruption compliance program that includes internal controls and policies and procedures designed to reasonably promote compliance with all applicable Anti-Corruption Laws.

(c) Since the Lookback Date, none of the Company, its Subsidiaries, or, to the Company’s Knowledge, any of their respective officers, directors, employees, agents, nor any other Person acting on their behalf, has violated, in any material respect, an applicable Law relating to economic or trade sanctions Laws, export, reexport, transfer, and import control Laws, or antiboycott Laws administered or enforced by a Governmental Authority, including the U.S. government (such as those administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the Internal Revenue Service of the U.S. Department of the

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Treasury, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, or Her Majesty’s Treasury (collectively, “Trade Control Laws”). Since the Lookback Date, neither the Company, nor any of its Subsidiaries has (i) received from any Governmental Authority any written or, to the Company’s Knowledge, oral notice, inquiry, or internal or external allegation related to Trade Control Laws; (ii) made any voluntary or involuntary disclosure to a Governmental Authority related to Trade Control Laws; or (iii) conducted any material internal investigation concerning any actual or potential violation or wrongdoing related to the Trade Control Laws. None of the Company, its Subsidiaries, or, to the Company’s Knowledge, any of their respective officers, directors, employees, agents, nor any other Person acting on their behalf, is a Person (A) that is organized, located or resident in a country or territory with which dealings are broadly prohibited under comprehensive U.S. sanctions; (B) with whom dealings are restricted or prohibited by, or are sanctionable under, any applicable economic or trade sanctions Law; (C) engaged in any unlawful transaction, directly or, knowingly, indirectly, with any Person who is the target of any economic or trade sanctions Law; or (D) that is owned or controlled, directly or indirectly, by any Person identified in (A), (B), or (C).

Section 3.09 Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) the Company and each of its Subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and correct, (b) all Taxes (whether or not shown on any Tax Return) for which the Company and each of its Subsidiaries are liable have been timely paid except for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (c) the Company and each of its Subsidiaries have timely complied with all applicable Laws (including information reporting requirements) relating to the deduction, collection or withholding of Taxes with respect to amounts owing to or from any employee, creditor, customer, stockholder or other third party and the remittance of such amounts to the appropriate Governmental Authority, (d) no examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Authority is currently in progress or threatened in writing, (e) there are no Liens for any Taxes on any assets of the Company or any of its Subsidiaries, except for Taxes not yet due and payable or Taxes that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been established in accordance with GAAP, (f) neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law), (g) neither the Company nor any of its Subsidiaries has any liability for the payment of any Tax imposed on any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law, as transferee or successor or by contract (except pursuant to a commercial contract entered into in the ordinary course of business the principal subject of which is not Taxes) and (h) the Company is not, nor has it been during the applicable period specified in Section 897(c)(1)(a) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

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Section 3.10 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and each of its Subsidiaries have complied since the Lookback Date with and is in compliance with all applicable Laws relating to pollution or the protection of the environment or natural resources (“Environmental Laws”), and the Company has not received any written notice since the Lookback Date alleging that the Company is in violation of or has liability under any Environmental Law, (b) the Company and its Subsidiaries possess and have complied since the Lookback Date with and are in compliance with all Governmental Authorizations required under Environmental Laws for the operation of their respective businesses, (c) there is no Action under or pursuant to any Environmental Law or Governmental Authorizations required under Environmental Law that is pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, (d) neither the Company nor any of its Subsidiaries is subject to any Judgment imposed by any Governmental Authority under which there are uncompleted, outstanding or unresolved obligations on the part of the Company or its Subsidiaries arising under Environmental Laws, (e) neither the Company nor any of its Subsidiaries has any liabilities or obligations under applicable Law arising from the Company’s or any of its Subsidiaries’ management, disposal or release of, or exposure of any Person to, any hazardous or toxic substance, or the Company’s or any of its Subsidiaries’ ownership or operation of any property or facility contaminated by any such substance and (f) neither the Company nor any of its Subsidiaries has by contract assumed responsibility or provided an indemnity for any liability of any other Person relating to Environmental Laws.

Section 3.11 Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries (i) own all registrations and applications for Company Owned Intellectual Property Rights and (ii) own or have a valid and enforceable license to use all Intellectual Property Rights necessary to, or used in, the conduct of the business of the Company and its Subsidiaries as currently conducted.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since the Lookback Date, neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no action, suit, proceeding or investigation pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries or any of their respective present or former officers, directors or employees, (A) challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Company Owned Intellectual Property Rights, (B) alleging that any Company Owned Intellectual Property Rights are invalid or unenforceable, or (C) alleging that the use of any of the Company Owned Intellectual Property Rights or that the conduct of the business of the Company and its Subsidiaries do or may misappropriate, infringe or otherwise violate any Intellectual Property Right of any Person.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) since the Lookback Date, the Company and its Subsidiaries have taken commercially reasonable steps to maintain and protect the confidentiality of any Trade Secrets included in the Company Owned Intellectual Property Rights (other than immaterial Trade Secrets that the Company, in its reasonable business judgment, decided to no longer protect as confidential) and (ii) there has been no material unauthorized disclosure of any Trade Secrets included in the Company Owned Intellectual Property Rights to any third party.

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(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Company Owned Intellectual Property Rights that have not been abandoned and are subsisting are valid and enforceable, and, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries exclusively owns all Company Owned Intellectual Property Rights free and clear of all Liens. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating and, since the Lookback Date, no Person has infringed, misappropriated or otherwise violated any Company Owned Intellectual Property Right.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have used all software and other materials distributed under a “free,” “open source,” or similar licensing model (“Open Source Materials”) in compliance with the terms and conditions applicable to such Open Source Materials. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has used or distributed or made available to third parties any software in a manner that requires or has required any proprietary software code or other technology owned by the Company or any of its Subsidiaries to be (i) disclosed or distributed in source code or human-readable form, (ii) licensed for the purpose of making derivative works or (iii) redistributed at no or reduced charge, except for software code or technology that the Company or any of its Subsidiaries intentionally makes generally available to the public in source code form under terms chosen by the Company or its Subsidiaries.

Section 3.12 Systems; Data Protection.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries’ equipment, computers, systems, networks, hardware, software, websites, applications, databases and information technology assets (“Systems”) are adequate for, and operate and perform in all respects as required in connection with the operation of the business of the Company and the Company Subsidiaries as currently conducted, (b) the Company and its Subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards designed to maintain and protect their confidential information and the integrity, continuous operation, redundancy and security of all Systems and data (including all Personal Data) used in connection with their businesses, including from any disabling codes or instructions, spyware, malware, Trojan horses, worms, viruses or other routines or components that permit or cause unauthorized access to, or disruption, impairment, disablement, unauthorized encryption or destruction of, the Systems (or any part thereof) (“Contaminants”), (c) there have been no breaches, violations or unauthorized uses of or accesses to same, except for those that have been remedied without the duty to notify any other person, nor any incidents under internal review or investigations relating to the same and (d) none of the Systems contain

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or make available Contaminants. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are presently in compliance with all applicable Laws, policies and contractual obligations relating to the privacy and security of Systems and Personal Data and to the protection of such Systems and Personal Data from unauthorized use, access, misappropriation or modification and, since the Lookback Date, the Company and its Subsidiaries have not received any written notice from any Governmental Authority or any other Person regarding material noncompliance with any such Laws, policies or contractual obligations.

Section 3.13 Related Party Transactions. Except for compensation and other officer and/or employment arrangements (and/ or agreements incident thereto) entered into in the ordinary course of business consistent with past practice, there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer but not including any wholly owned Subsidiary) thereof, or any stockholder that, to the Knowledge of the Company, beneficially owns 5% or more of the Common Stock, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders that have not been so disclosed.

Section 3.14 Employee Benefits. Neither the Company nor any of its Subsidiaries maintains, sponsors or contributes to or otherwise has, or would reasonably be expected to incur, any liability (including on account of any ERISA Affiliate) with respect to, (i) any plan that is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code, (ii) any plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, or (iii) a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each “employee benefit plan” (within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA)) or other compensation or benefit arrangement of the Company or its Subsidiaries (x) if required to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles; (y) if intended to be filed, registered or approved by a competent Governmental Authority, has been duly and timely filed, registered or approved, as applicable, or if intended to qualify for special Tax treatment, meets all the requirements for such treatment; and (z) has been maintained in good standing with the applicable Governmental Authority and in compliance with all applicable Laws. Neither the Company nor any of its Subsidiaries provides, or is obligated to provide retiree or other post-termination medical or life insurance benefits, except as required by Law.

Section 3.15 No Rights Agreement; Anti-Takeover Provisions. The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

Section 3.16 Brokers and Other Advisors. Except as set forth on Schedule 3.16, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

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Section 3.17 Sale of Securities. Assuming the accuracy of the representations and warranties set forth in Section 4.07, the sale of the Securities pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations thereunder. Without limiting the foregoing, neither the Company nor, to the Knowledge of the Company, any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of Securities, and neither the Company nor, to the Knowledge of the Company, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Securities under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or step that would cause the offering or issuance of Securities under this Agreement to be integrated with other offerings by the Company.

Section 3.18 Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on The New York Stock Exchange, and the Company has taken no action designed to, or which, to the Knowledge of the Company, is reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from The New York Stock Exchange, nor has the Company received as of the date of this Agreement any notification that the SEC or The New York Stock Exchange is contemplating terminating such registration or listing.

Section 3.19 Status of Securities. As of each Closing, the Securities acquired pursuant to this Agreement will be duly classified pursuant to applicable provisions of the Company Charter Documents and the DGCL and such Securities and the shares of Common Stock issuable upon exercise of the Warrants or Additional Warrants will be duly authorized by all necessary corporate action on the part of the Company and will be, when issued, validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities Laws and will not be subject to preemptive rights of any other Person, and will be free and clear of all Liens, except restrictions imposed by Section 5.06 and any applicable securities Laws.

Section 3.20 Indebtedness. The Company is not party to any material Contract, other than the New Credit Agreement, and is not subject to any provision in the Company Charter Documents or resolutions of the Board that, in each case, by its terms prohibits or prevents the Company from paying dividends in form and the amounts contemplated by the Certificate of Designations or the Series A-2 Certificate of Designations or from redeeming the Company’s Series A-1 Preferred Stock or Series A-2 Preferred Stock in the manner and at the times contemplated by the Certificate of Designations or the Series A-2 Certificate of Designations, as applicable. The New Credit Agreement, assuming due authorization, execution and delivery thereof by the other parties thereto, will, when executed by the Company and its Subsidiaries that are parties thereto, (x) be duly authorized, executed and delivered by the Company and its

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Subsidiaries that are parties thereto and (y) represent the legal and valid binding obligation of the Company and its Subsidiaries that are parties thereto, subject the Bankruptcy and Equity Exception. Neither the Company nor any of its Subsidiaries is, immediately prior to this Agreement, or will be, at the time of the Initial Closing or the Second Closing, after giving effect to the Initial Closing or the Second Closing, as applicable, in default in the payment of any Indebtedness or in default under any material Contract relating to its material Indebtedness. Other than the Backstop Notes, neither the Company nor any of its Subsidiaries has issued or incurred any debt security or other Indebtedness that by its terms is convertible into or exchangeable for, or accompanied by warrants for or options to purchase, any capital stock of the Company.

Section 3.21 No Other Company Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Securities, the Common Stock, the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Purchaser or any of their Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Purchaser acknowledge the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes or has made any express or implied representation or warranty to the Purchaser or any of its Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) any oral or written information presented to the Purchaser or any of its Representatives in the course of its due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions or any other transactions or potential transactions involving the Company and the Purchaser.

Section 3.22 No Other Purchaser Representations or Warranties. Except for the representations and warranties expressly set forth in Article IV, the Company hereby acknowledges that neither the Purchaser nor any other Person (a) has made or is making any other express or implied representation or warranty with respect to the Purchaser or any of its Affiliates or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Company or any of its Representatives or any information developed by the Company or any of its Representatives or (b) except in the case of Fraud in connection with the representations and warranties expressly set forth in Article IV, will have or be subject to any liability or indemnification obligation to the Company resulting from the delivery, dissemination or any other distribution to the Company or any of its Representatives, or the use by the Company or any of its Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to the Company or any of its Representatives, including in due diligence materials, in anticipation or contemplation of any of the Transactions or any other transactions or potential transactions involving the Company and the Purchaser.

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ARTICLE IV

Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Company, as of the date hereof and as of each Closing Date (except to the extent made only as of a specified date or period, in which case such representation and warranty is made as of such date or period):

Section 4.01 Organization; Standing. The Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, as applicable, and the Purchaser has all requisite power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.02 Authority; Noncontravention. (a) The Purchaser has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents and the consummation by the Purchaser of the Transactions have been duly authorized and approved by all necessary action on the part of the Purchaser, and no further action, approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, is necessary to authorize the execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents and the consummation by the Purchaser of the Transactions. This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. Neither the execution and delivery of this Agreement or the other Transaction Documents by the Purchaser, nor the consummation of the Transactions by the Purchaser, nor performance or compliance by the Purchaser with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the certificate or articles of incorporation, bylaws or other comparable charter or organizational documents of the Purchaser, (ii) violate any Law or Judgment applicable to the Purchaser or (iii) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any Contract to which the Purchaser is a party or accelerate the Purchaser’s, if applicable, obligations under any such Contract, except, (x) in the case of clause (ii), any required filings or approvals under applicable Competition Laws prior to the issuance of shares of Common Stock upon the exercise of Warrants or Additional Warrants and (y) in the case of clause (iii), as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

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Section 4.03 Governmental Approvals. Except for (a) the filing by the Company of the Certificate of Designations with the DSS and the acceptance for record by the DSS of the Certificate of Designations pursuant to the DGCL and (b) filings required under, and compliance with other applicable requirements of, the HSR Act or any foreign or other antitrust or competition Laws, requirements or regulations prior to the issuance of shares of Common Stock upon the exercise of Warrants or Additional Warrants, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Transaction Documents by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the Transactions, other than such other consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.04 Financing. On each Closing Date the Purchaser will have at each Closing all immediately available funds necessary to consummate the Purchase and pay the Purchase Price in full, or consummate the Additional Investment and pay the Additional Investment Amount in full, as applicable, for the Securities to be acquired hereunder on the terms and conditions contemplated by this Agreement, and to pay any fees and expenses of or payable by the Purchaser, as and when expressly contemplated by this Agreement, and to pay or otherwise perform all obligations of Purchaser under this Agreement.

Section 4.05 Ownership of Company Stock. None of the Purchaser nor any of its Affiliates owns any capital stock or other equity or equity-linked securities of the Company, except that certain individuals who are Affiliates of the Purchaser may beneficially own a de minimis number of shares of Common Stock.

Section 4.06 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser or any of its Affiliates, except for Persons, if any, whose fees and expenses will be paid by the Purchaser.

Section 4.07 Purchase for Investment. The Purchaser acknowledges that the Securities and the Common Stock issuable upon the exercise of the Warrants or Additional Warrants have not been registered under the Securities Act or under any state or other applicable securities Laws. The Purchaser (a) acknowledges that it is acquiring the Securities and the Common Stock issuable upon the exercise of the Warrants or Additional Warrants pursuant to an exemption from registration under the Securities Act solely for investment with no intention to distribute any of the foregoing to any Person, (b) will not sell, transfer, or otherwise dispose of any of the Securities or the Common Stock issuable upon the exercise of the Warrants or Additional Warrants, except in compliance with this Agreement and the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (c) is a sophisticated institutional investor with extensive knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Securities and the Common Stock issuable upon the exercise of the Warrants or Additional Warrants and of making an informed investment decision, (d) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), and (e) without limiting the Company’s representations and warranties set forth in Article III, (1) has been

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furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Securities and the Common Stock issuable upon the exercise of the Warrants or Additional Warrants, (2) has had an opportunity to discuss with the Company and its Representatives the intended business and financial affairs of the Company and to obtain information necessary to verify any information furnished to it or to which it had access and (3) can bear the economic risk of (i) an investment in the Securities and the Common Stock issuable upon the exercise of the Warrants or Additional Warrants indefinitely and (ii) a total loss in respect of such investment.

Section 4.08 No Other Company Representations or Warranties. Except for the representations and warranties expressly set forth in Article III, the Purchaser hereby acknowledges that neither the Company nor any of its Subsidiaries, nor any other Person, (a) has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Purchaser or any of its Representatives or any information developed by the Purchaser or any of its Representatives or (b) except in the case of Fraud in connection with the representations and warranties expressly set forth in Article III, will have or be subject to any liability or indemnification obligation to the Purchaser resulting from the delivery, dissemination or any other distribution to the Purchaser or any of its Representatives, or the use by the Purchaser or any of its Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to the Purchaser or any of its Representatives, including in due diligence materials, in anticipation or contemplation of any of the Transactions or any other transactions or potential transactions involving the Company and the Purchaser.

Section 4.09 No Other Purchaser Representations or Warranties. Except for the representations and warranties made by the Purchaser in this Article IV, neither the Purchaser nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Purchaser or any of its Affiliates or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledge the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Purchaser in this Article IV, neither the Purchaser nor any other Person makes or has made any express or implied representation or warranty to the Company or any of its Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Purchaser, any of its Affiliates or their respective businesses or (b) any oral or written information presented to the Company or any of its Representatives in the course of its due diligence investigation of the Purchaser, the negotiation of this Agreement or the course of the Transactions or any other transactions or potential transactions involving the Company and the Purchaser.

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ARTICLE V

Additional Agreements

Section 5.01 Corporate Actions.

(a) At any time that Warrants or Additional Warrants remain outstanding, the Company shall from time to time take all reasonable and lawful action within its control to cause the authorized capital stock of the Company to include a sufficient number of authorized but unissued shares of Common Stock to satisfy the exercise requirements of the Warrants or Additional Warrants then outstanding.

(b) Prior to the Initial Closing, the Company shall file with the DSS the Certificate of Designations.

(c) Between the date hereof and the Initial Closing, the Company shall, and shall cause its Subsidiaries to, operate in the ordinary course of business in all material respects consistent with past practice, except as otherwise required by applicable Law, expressly contemplated by this Agreement, set forth in the Company Disclosure Letter or with the prior written consent of the Purchaser (which shall not be unreasonably withheld, conditioned or delayed).

Section 5.02 Public Disclosure. The Purchaser and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transaction Documents or the Transactions, and shall not issue any such press release or make any such public statement without the prior approval of the other party, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system. The Purchaser and the Company agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form mutually agreed by the parties (the “Announcement”). Notwithstanding the foregoing, this Section 5.02 shall not apply to any press release or other public statement made by the Company or the Purchaser (a) that is consistent with the Announcement and does not contain any information relating to the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate specifically to the signing of the Transaction Documents or the Transactions. Notwithstanding anything to the contrary set forth herein, and except for legally required disclosures, the Company, its Subsidiaries and their respective officers and directors shall not, and the Company will cause its and its Subsidiaries’ employees not to, without the prior approval of the Purchaser, use the corporate name, trade name or logo of the Purchaser or any of its Affiliates, any of their investment funds or any portfolio companies of such investment funds in a public manner or format (including reference on or links to websites and press releases).

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Section 5.03 Confidentiality. The Purchaser will, and will cause its Affiliates and their respective Representatives to, keep confidential any information (including oral, written and electronic information) concerning the Company, its Subsidiaries or its Affiliates that may be furnished to the Purchaser, its Affiliates or its or their respective Representatives by or on behalf of the Company or any of its Representatives pursuant to (x) this Agreement, including any such information provided pursuant to Section 5.11, or (y) pursuant to the Confidentiality and Nondisclosure Agreement, dated May 26, 2023, by and between Purchaser and the Company (the “Confidentiality Agreement”) (the information referred to in clauses (x) and (y), collectively referred to as the “Confidential Information”); provided that the Confidential Information shall not include information that (i) was or becomes available to the public other than as a result of a disclosure by the Purchaser, any of its Affiliates or any of their respective Representatives in violation of the Confidentiality Agreement and/or this Section 5.03, (ii) was or becomes available to the Purchaser, any of its Affiliates or any of their respective Representatives on a non-confidential basis from a source other than the Company, its Subsidiaries or their respective Representatives; provided that such source was not, to the Purchaser’s, its Affiliates’ or their respective Representatives’ knowledge, subject to any obligation (whether by agreement or otherwise) to keep such information confidential, (iii) at the time of disclosure is already in the possession of the Purchaser, any of its Affiliates or any of their respective Representatives; provided that such information is not, to the Purchaser’s knowledge, subject to any obligation (whether by agreement or otherwise) to keep such information confidential, or (iv) is independently developed by the Purchaser, any of its Affiliates or any of their respective Representatives without breach hereof and/or reference to or use of any Confidential Information. Purchaser agrees, on behalf of itself and its Affiliates and its and their respective Representatives, that Confidential Information may be disclosed solely (i) to Purchaser’s Affiliates and Permitted Transferees and its and their respective Representatives, (ii) to its stockholders, limited partners, members or other owners, as the case may be (but only summary information regarding the general status of its investment in the Company and the Company’s financial information), (iii) without limiting Section 5.07, to any prospective purchaser of any Securities from the Purchaser Parties as long as such prospective purchaser agrees to be bound by a customary confidentiality or non-disclosure agreement, (iv) to any prospective financing source in connection with effecting a Permitted Loan (including any syndication and marketing thereof), as long as such prospective lender agrees to be bound by a customary confidentiality or non-disclosure agreement without any requirement to cleanse information shared pursuant to such confidentiality or non-disclosure agreement, and (v) in the event that Purchaser, any of its Affiliates or any of its or their respective Representatives are requested or required by applicable Law, Judgment, stock exchange rule or other applicable judicial or governmental process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, in each of which instances described in this clause (v) Purchaser, its Affiliates and its and their respective Representatives, as the case may be, shall, to the extent legally permitted, provide notice to the Company promptly so that the Company will have a reasonable opportunity to timely seek to limit, condition or quash such disclosure (in which case Purchaser shall use reasonable efforts to assist the Company in this respect), all at the Company’s sole cost and expense. The obligations of this Section 5.03 shall remain in full force and effect until the later of (i) three (3) years from the Initial Closing Date and (ii) the date of a Fall-Away of Purchaser Board Rights.

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Section 5.04 NYSE Listing of Shares.

(a) The Company shall promptly apply to cause the aggregate number of Warrant Shares to be approved for listing on The New York Stock Exchange, subject to official notice of issuance. From time to time following the Initial Closing Date, the Company shall cause the number of Warrant Shares then issuable upon exercise of the then outstanding Warrants to be approved for listing on The New York Stock Exchange, subject to official notice of issuance, or such other primary exchange as to which the Common Stock is then admitted for trading. From time to time following the Second Closing Date, the Company shall cause the number of Warrant Shares then issuable upon exercise of the then outstanding Additional Warrants to be approved for listing on The New York Stock Exchange, subject to official notice of issuance, or such other primary exchange as to which the Common Stock is then admitted for trading.

(b) If the Company is not in compliance with The New York Stock Exchange continued listing standards with respect to its Common Stock by June 1, 2024, the Company shall use reasonable best efforts to effect a reverse stock split of its Common Stock sufficient to cause the Common Stock to satisfy the continued listing standards of The New York Stock Exchange on or before August 15, 2024.

Section 5.05 Standstill. Purchaser agrees that during the Standstill Period, without the prior written approval of the Board, the Purchaser will not, directly or indirectly, and will cause its Affiliates acting at its direction not to:

(a) acquire or agree to acquire, by purchase or otherwise, any equity securities of the Company (excluding (A) issuances by the Company of equity securities or options, warrants or other rights to acquire equity securities (or the exercise thereof) to the Purchaser Director as compensation for his or her membership on the Board and its committees, (B) issuances by the Company of Warrant Shares pursuant to any exercise of the Warrants or the Additional Warrants in accordance with their terms and (C) the Additional Investment);

(b) make or participate in any “solicitation” of “proxies” (whether or not relating to the election or removal of directors), as such terms are used in the rules of the SEC, with respect to, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company;

(c) call or seek to call a meeting of the Company’s stockholders, or, other than with respect to the Purchaser Director or as otherwise contemplated by the Investor Rights Agreement, seek the removal of any director from the Board;

(d) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company except for any group constituting solely of the Purchaser Parties and any Permitted Transferees or a group with beneficial ownership under 20% of the outstanding shares of Common Stock (taking into account, on a fully as exercised basis, any shares of Common Stock underlying unexercised Warrants or Additional Warrants); or

(e) take any action that would or would reasonably be expected to require the Company to make a public announcement regarding the possibility of any transaction or events described in this Section 5.05;

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provided, however, that notwithstanding anything to the contrary herein, (A) nothing in this Section 5.05 will (1) limit any actions taken by the Purchaser Director, or the ability of the Purchaser Director to vote or otherwise exercise his or her legal duties, in each case in his or her capacity as a member of the Board or its committees, (2) limit the ability of the Purchaser or any of its Affiliates to comply with applicable Law, including making any disclosure required by applicable Law, or (3) prevent or impair the ability of the Purchaser or any of its Affiliates to (x) vote its securities of the Company (subject to compliance with Section 5.09) or exercise any of its rights pursuant to the Transaction Documents, the terms of the Series A Preferred Stock, the Warrants or the Additional Warrants, (y) acquire, or agree to acquire, equity securities of the Company that would result in the Purchaser, together with its Affiliates, beneficially owning shares of Common Stock representing up to 20% of the outstanding shares of Common Stock (taking into account, on a fully as exercised basis, any shares of Common Stock underlying unexercised Warrants or Additional Warrants) or (z) acquire or agree to acquire, by purchase or otherwise, debt securities of the Company or its Subsidiaries; and (B) if the Company or any of its Subsidiaries commences a process to explore a potential transaction that would reasonably be expected to result in a Change of Control of the Company, the Purchaser shall be given reasonable advance notice and an opportunity to participate in such process on a confidential basis and the provisions of this Section 5.05 will not apply with respect thereto.

Section 5.06 Transfer Restriction. (a) Except as otherwise permitted in Section 5.06(b), the Purchaser Parties will not (i) until the third anniversary of the Initial Closing Date, Transfer any shares of Series A-1 Preferred Stock purchased hereunder, or (ii) until the earlier of (x) the second anniversary of the Initial Closing Date or (y) the date the Company redeems or repurchases all of the shares of the Series A Preferred Stock held by the Purchaser Parties, Transfer any Warrants, Additional Warrants or Warrant Shares.

(b) Notwithstanding Section 5.06(a), the Purchaser Parties shall be permitted to Transfer any portion or all of their shares of Series A-1 Preferred Stock, Warrants, Additional Warrants or Warrant Shares, at any time (unless otherwise indicated herein), under the following circumstances:

(i) Transfers to any Permitted Transferees of the Purchaser or a Purchaser Party;

(ii) Transfers pursuant to a merger, consolidation or other business combination involving the Company;

(iii) Transfers pursuant to a tender offer or exchange offer for equity securities of the Company;

(iv) Transfers in connection with any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such Securities or Warrant Shares, as applicable, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise;

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(v) Transfers (x) in the form of a sale to a third party for cash solely to the extent that the net proceeds of such sale are solely used to satisfy a margin call (i.e., posted as collateral) or repay a Permitted Loan to the extent necessary to satisfy a bona fide margin call on such Permitted Loan or mandatory prepayment (or substantially similar) event of default on such Permitted Loan or avoid a bona fide margin call on such Permitted Loan that is reasonably likely to occur or (y) in connection with any Permitted Loan or any foreclosure, disposition, sale or the exercise of any rights or remedies in connection therewith;

(vi) Transfers in connection with distributions to holders of equity or profits interests in the Purchaser or the applicable Purchaser Party;

(vii) Transfers to the Company or any of its Subsidiaries, including Transfers of shares of Series A-1 Preferred Stock in connection with a redemption pursuant to the terms of the Certificate of Designations;

(viii) Transfers of Warrant Shares pursuant to a “net exercise” of any Warrants or Additional Warrants; and

(ix) Transfers in connection with any transaction in which all holders of Common Stock (x) are offered terms substantially similar to those given to the Purchaser Parties (as described in clause (y) below), or otherwise are offered the opportunity to, or will, participate in such transaction on a pro rata basis, and (y) are entitled to receive consideration of equal market value (on a per share or as-converted basis).

(c) The Company shall reasonably cooperate with the Purchaser Parties to facilitate Transfers of any Securities and Warrant Shares not prohibited by this Agreement, including providing reasonable diligence materials and access to management of the Company to potential transferees during normal business hours, subject to reasonable confidentiality agreements without any requirement to cleanse information shared pursuant to such confidentiality agreements.

(d) Notwithstanding anything to the contrary in this Section 5.06, the Purchaser Parties shall be permitted to mortgage, hypothecate, and/or pledge the Securities and/or Warrant Shares in respect of one or more bona fide loans or lending transactions (each, a “Permitted Loan”). Nothing contained in this Agreement (other than the restrictions set forth in the immediately following sentence) shall prohibit or otherwise restrict the ability of any lender (or its securities’ affiliate) or collateral agent or trustee to foreclose upon and sell, dispose of or otherwise transfer the Securities and/or Warrant Shares mortgaged, hypothecated and/or pledged to secure the obligations of the borrower following an event of default under a Permitted Loan. In the event that any lender or other creditor under a Permitted Loan transaction (including any agent or trustee on their behalf) or any affiliate of the foregoing exercises any rights or remedies in respect of the Securities or Warrant Shares or any other collateral for any Permitted Loan, no lender, creditor, agent or trustee on their behalf or affiliate of any of the foregoing (other than, for the avoidance of doubt, Purchaser or any of its Affiliates) shall be entitled to any rights hereunder (other than, for the avoidance of doubt, any rights or benefits provided for upon assignment pursuant to the terms hereof and of the Investor Rights Agreement) or have any obligations or be subject to any transfer restrictions or limitations hereunder.

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(e) Any attempted Transfer in violation of this Section 5.06 shall be null and void ab initio.

Section 5.07 Legend. (a) All certificates or other instruments, or, in the case of book-entry shares, the records of the Company’s transfer agent and registrar, representing the Series A Preferred Stock, Warrants, Additional Warrants or Warrant Shares will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF NOVEMBER 9, 2023, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

(b) Upon request of the applicable Purchaser Party and, if requested by the Company, receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state securities Laws (which opinion shall not be required in connection with any Transfers pursuant to Rule 144 promulgated under the Securities Act), the Company shall promptly cause the first paragraph of such legend to be removed from any certificate or other instrument, or, in the case of book-entry shares, the records of the Company’s transfer agent and registrar, for any Series A Preferred Stock, Warrants, Additional Warrants or Warrant Shares to be Transferred in accordance with the terms of this Agreement. The second paragraph of such legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement.

Section 5.08 Voting. For so long as the Purchaser exercises its right to nominate any Purchaser Director to the Board pursuant to the Investor Rights Agreement:

(a) at each meeting of the stockholders of the Company at which directors are elected following the execution of this Agreement and at any postponement or adjournment thereof, the Purchaser shall, and shall cause its controlled Affiliates to, take such action as may be required so that all of the shares of Common Stock beneficially owned, directly or indirectly, by the Purchaser and its controlled Affiliates and entitled to vote at such meeting of stockholders are voted in favor of each director nominated or recommended by the Board for election; and

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(b) the Purchaser shall, and shall (to the extent necessary to comply with this Section 5.08) cause its controlled Affiliates to, be present, in person or by proxy, at all meetings of the stockholders of the Company at which directors are elected following the execution of this Agreement, so that all shares of Common Stock beneficially owned by the Purchaser and its controlled Affiliates may be counted for the purposes of determining the presence of a quorum and voted in accordance with Section 5.08(a) at such meetings (including at any adjournments or postponements thereof).

(c) The provisions of this Section 5.08 shall not apply to the consent rights of the holders of Series A-1 Preferred Stock set forth in Section 11 of the Certificate of Designations.

Section 5.09 Tax Matters.

(a) The Company shall be entitled to deduct and withhold from any amounts payable with respect to the Series A-1 Preferred Stock or the Warrants any Taxes required to be so deducted and withheld under applicable Law. To the extent that any amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes as having been paid to the Person in respect of which such deduction or withholding was made. The Company shall cooperate in good faith with the Purchaser to minimize or eliminate any such withholding or deduction, including by giving the Purchaser an opportunity to provide additional information or to apply for an exemption from, or a reduced rate of, withholding.

(b) The Company and the Purchaser agree that (i) it is intended that, for U.S. federal income Tax purposes, (A) the mere accrual of dividends with respect to any Series A-1 Preferred Stock shall not be treated as a dividend, unless and until such dividends are declared and paid in cash, (B) any Series A-1 Preferred Stock shall be treated as stock that is “preferred stock” within the meaning of Section 305 of the Code and the U.S. Treasury Regulations promulgated thereunder, (C) the Series A-1 Preferred Stock and the Warrants purchased in the Initial Closing shall be treated as an “investment unit” within the meaning of Treasury Regulations Section 1.1273-2(h), (D) the Additional Shares and the Additional Warrants, if any, shall be treated as an “investment unit” within the meaning of Treasury Regulations Section 1.1273-2(h), (E) the Purchase Price will be allocated between the Series A-1 Preferred Stock and the Warrants purchased in the Initial Closing based on the Initial Closing Valuation, (F) the Additional Investment Amount will be allocated between the Additional Shares and the Additional Warrants based on the Second Closing Valuation, (G) the Purchaser will be treated as receiving constructive distributions from the Company with respect to the Series A-1 Preferred Stock purchased in the Initial Closing over the ten-year period beginning on the Initial Closing Date and ending on the Mandatory Redemption Date (as defined in the Certificate of Designations) under Section 305(c) of the Code in the aggregate amount equal to the excess, if any, of (x) the Liquidation Preference (as defined in the Certificate of Designations) on the Initial Closing Date over (y) the portion of the Purchase Price allocated to the Series A-1 Preferred Stock purchased in the Initial Closing in accordance with this Agreement (which amount shall be taken into account over such ten-year period in accordance with the principles described in Section 305(c)(3) of the Code), (H) the Purchaser will be treated as receiving constructive distributions from the Company with respect to the Additional Shares over the time period

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beginning on the Second Closing Date and ending on the Mandatory Redemption Date (as defined in the Certificate of Designations) under Section 305(c) of the Code in the aggregate amount equal to the excess, if any, of (x) the Liquidation Preference (as defined in the Certificate of Designations) on the Second Closing Date over (y) the portion of the Additional Investment Amount allocated to the Additional Shares in accordance with this Agreement (which amount shall be taken into account over such time period in accordance with the principles described in Section 305(c)(3) of the Code), (I) the existence of the Warrants and the Additional Warrants will be ignored and the Purchaser will be treated as owning the Common Stock underlying the Warrants and the Additional Warrants, respectively, and (J) any Incremental Amount (as defined in the Certificate of Designations) received by the Purchaser will be treated as an additional amount received by the Purchaser in exchange for the shares of Series A-1 Preferred Stock redeemed in the relevant redemption, and (ii) except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. Law), neither the Company nor the Purchaser shall take any position inconsistent with such treatment on any Tax Return, in any Tax proceeding or otherwise.

(c) The Company and the Purchaser agree that (i) they will cooperate in good faith to determine the valuation for U.S. federal income tax purposes of (y) the Warrants as of the Initial Closing Date (the “Initial Closing Valuation”) and (z) the Additional Warrants (if any) as of the Second Closing Date (the “Second Closing Valuation”) and (ii) except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) the Code (or any similar provision of state, local or non-U.S. Law), neither the Company nor the Purchaser shall take any position inconsistent with the Initial Closing Valuation or the Second Closing Valuation (if any) on any Tax Return, in any Tax proceeding or otherwise.

(d) The Company shall pay any and all documentary, stamp and similar issue or transfer Tax (“Transfer Tax”) due on (x) the issue of the Series A-1 Preferred Stock, the Warrants and the Additional Warrants and (y) the issue of Warrant Shares pursuant to the exercise of a Warrant or an Additional Warrant. However, the Company shall not be required to pay any Transfer Tax that may be payable in respect of the issue or delivery (or any transfer involved in the issue or delivery) of any Series A-1 Preferred Stock, Warrants, Additional Warrants or Warrant Shares to a beneficial owner other than the beneficial owner of the applicable Series A-1 Preferred Stock, Warrants or Additional Warrants immediately prior to the event pursuant to which such issue or delivery is required, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Company the amount of any such Transfer Tax or has established to the satisfaction of the Company that such Transfer Tax has been paid or is not payable.

Section 5.10 Financing Cooperation. If requested by Purchaser in writing, the Company will provide the following cooperation in connection with the Purchaser obtaining any Permitted Loan: (a) subject to applicable Law, using reasonable best efforts to (i) deposit certificates representing such pledged Securities and/or Warrant Shares in book entry form on the books of The Depository Trust Company at Closing and, when eligible to do so, remove any restrictive legends or (ii) without limiting the generality of sub-clause (i), if such Securities and/or Warrant Shares are eligible for resale under Rule 144A, depositing such pledged Securities and/or Warrant Shares in book entry form on the books of The Depository Trust Company or other depository with customary restrictive legends, (b) if so requested by such

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lender or counterparty in writing, as applicable, using reasonable best efforts to re-register the pledged Securities and/or Warrant Shares in the name of the relevant lender, counterparty, custodian or similar party to a Permitted Loan, solely as securities intermediary and only to the extent the Purchaser or its Affiliates continues to beneficially own such pledged Securities and/or Warrant Shares, (c) negotiating in good faith to enter into, and entering into, one or more issuer agreements (each, an “Issuer Agreement”) with each lender in connection with such transactions in customary form for similar financings and not inconsistent with this Agreement or the Company’s obligations under the Certificate of Designations and applicable Law (which agreement shall include agreements and obligations of the Company relating to procedures and specified time periods for effecting transfers and/or conversions upon foreclosure, agreements to not hinder or delay exercises of remedies on foreclosure and certain acknowledgments regarding securities Law status of the pledge arrangements), (d) entering into customary triparty agreements with each lender and any applicable Purchaser relating to the delivery of the Securities and/or Warrant Shares, as applicable, to the relevant lender for crediting to the relevant collateral accounts upon funding of the loan and, if applicable payment of the Purchase Price or the Additional Investment Amount in accordance with the terms of this Agreement, including a right for such lender as a third party beneficiary of the Company’s obligation under Article II to issue the Securities and/or Warrant Shares, as applicable, upon payment, if applicable, of the Purchase Price and/or the Additional Investment Amount therefor in accordance with the terms of this Agreement and (e) such other cooperation and assistance as the Purchaser may reasonably request that will not unreasonably disrupt the operation of the Company’s business. Notwithstanding anything to the contrary in the preceding sentence, the Company’s obligation to deliver an Issuer Agreement is conditioned on (x) the Purchaser delivering to the Company a copy of the loan agreement for the Permitted Loan to which the Issuer Agreement relates (provided, that such loan agreement may be so delivered on a redacted basis to remove sensitive and/or identifying information) and (y) the Purchaser certifying to the Company in writing that (A) the loan agreement with respect to which the Issuer Agreement is being delivered constitutes a Permitted Loan being entered into in accordance with this Agreement, the Purchaser has pledged the Securities and/or Warrant Shares, as applicable, as collateral to the lenders under such Permitted Loan and that the execution of such Permitted Loan and the terms thereof do not violate the terms of this Agreement or applicable Law, (B) to the extent applicable, whether the registration rights under the Investor Rights Agreement are being assigned to the lenders under that Permitted Loan, (C) an event of default (as defined in the Issuer Agreement) constitutes the circumstances under which the lenders under the Permitted Loan may foreclose on the Securities and/or Warrant Shares and (D) such Purchaser acknowledges and agrees that the Company will be relying on such certifications when entering into the Issuer Agreement. The Purchaser Parties acknowledge and agree that the statements and agreements of the Company in any Issuer Agreement are solely for the benefit of the applicable lenders party thereto and that in any dispute between the Company and any Purchaser Party under this Agreement the applicable Purchaser Party shall not be entitled to use the statements and agreements of the Company in an Issuer Agreement against the Company.

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Section 5.11 Information Rights.

(a) For so long as the Purchaser Parties have the right to appoint the Purchaser Director pursuant to the Investor Rights Agreement:

(i) the Company shall permit the Purchaser and its designated representatives, at reasonable times and upon reasonable prior notice to the Company, to examine, and make copies of and abstracts from, the records and books of account of the Company and its Subsidiaries, and to discuss the business, affairs, finances and condition of the Company or any of its Subsidiaries with the officers of the Company or any such Subsidiary and the Company’s independent accountants;

(ii) upon written request of the Purchaser, the Company shall provide to the Purchaser such financial and other information concerning the Company and its Subsidiaries as may from time to time be reasonably requested by such Purchaser; and

(iii) without limiting the foregoing, upon the request of the Purchaser, the Company shall provide the Purchaser with copies of all notices, reports, documents or other information (including bank books, notices of defaults, compliance certificates, budgets and financial statements) provided to the administrative agent or any lender under Section 6.01, Section 6.02 and Section 6.03 of the New Credit Agreement, as it may be amended, modified or refinanced from time to time, and including any successor or replacement primary credit facility of the Company (other than notices of borrowings, interest period elections and notices related to other loan administrative matters pursuant to Article II of the New Credit Agreement) (“Bank Reports”) substantially simultaneously with providing such Bank Reports to such administrative agent or lender. The Purchaser hereby requests all information available to it pursuant to this Section 5.11(a)(iii), and the Company hereby acknowledges such request.

(b) From and after the date of the Fall-Away of Purchaser Board Rights, the Company shall provide to the Purchaser reasonable advance notice of any determination by the Board to liquidate, dissolve or wind-up the affairs of the Company or to commence any bankruptcy proceeding or debt restructuring and, if the Purchaser so elects, engage in good-faith discussions with the Purchaser regarding the same.

Section 5.12 Section 16b-3. The Company agrees that it will cause the Board to take any additional reasonable action as is requested by the Purchaser to cause the exemption of the Transactions from the liability provisions of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 so long as the Purchaser has the right to appoint a Purchaser Director under the Investor Rights Agreement or any such Purchaser Director serves on the Board or is subject to Section 16 of the Exchange Act.

Section 5.13 Warrant Adjustments. If between the date hereof and any Closing any event occurred which would have resulted in an adjustment under Section 6 of the Warrants or the Additional Warrants, then as promptly as practicable after the applicable Closing, the Warrant or Additional Warrant, as applicable, shall be adjusted as provided in such Section 6 as if such event had occurred after the Purchaser had acquired such Warrants or Additional Warrants.

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Section 5.14 Reporting and Affirmative Covenants. The Company shall, and shall (except in the cases of clauses (a), (b) and (c)) cause each of its Subsidiaries (other than any Unrestricted Subsidiary (as defined in the New Credit Agreement)) to:

(a) Deliver to the Purchaser:

(i) as soon as available, but in any even within one-hundred twenty (120) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year and including a customary management summary of operating results, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing (or otherwise reasonably acceptable to the Purchaser), which report and opinion shall be prepared in accordance with generally accepted auditing standards; and

(ii) within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, commencing with the fiscal quarter ended September 30, 2023, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures, for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year and including a customary management summary of operating results, all in reasonable detail and certified by a Responsible Officer (as defined in the New Credit Agreement) of the Company as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes).

Notwithstanding the foregoing, the obligations in paragraphs (i) and (ii) of this Section 5.14(a) may be satisfied with respect to financial information of the Company and its Subsidiaries by furnishing (A) the applicable consolidated financial statements of any direct or indirect Parent Entity (as defined in the New Credit Agreement) of the Company that, directly or indirectly, holds all of the Equity Interests (as defined in the New Credit Agreement) of the Company or (B) the Company’s (or any direct or indirect Parent Entity (as defined in the New Credit Agreement) thereof, as applicable) Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, to the extent such information is in lieu of information required to be provided under Section 5.14(a)(i), such materials are accompanied by a report and opinion an independent registered public accounting firm of nationally recognized standing, which report and opinion, subject to the same exceptions set forth above, shall be prepared in accordance with generally accepted auditing standards. Documents required to be delivered pursuant to Section 5.14(a)(i) and (ii) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Company or a Subsidiary thereof posts such documents or provides a link thereto on the Company’s website on the Internet.

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(b) Deliver to the Purchaser:

(i) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Company files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Purchaser pursuant hereto;

(ii) no later than ninety (90) days following the first day of each fiscal year of the Company (commencing with the first day of the first fiscal year of the Company ended after the Closing Date), an annual budget (on a quarterly basis) for such fiscal year in form customarily prepared by the Company; and

(iii) promptly, such additional information regarding the business, legal, financial or corporate affairs of the Company or any of its Restricted Subsidiaries (as defined in the New Credit Agreement), or compliance with the terms of the Loan Documents (as defined in the New Credit Agreement), as the Purchaser may from time to time reasonably request; provided that, notwithstanding anything to the contrary in this paragraph (but without limiting any other obligation to the Purchaser under this Agreement or any other Transaction Document), none of the Company or any Restricted Subsidiary (as defined in the New Credit Agreement) thereof will be required to disclose or permit the inspection or discussion of, any document, information or other matter (x) that constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Purchaser (or their respective representatives or contractors) would be in breach of any confidentiality obligations, fiduciary duty or Law or (z) that is subject to attorney client or similar privilege or constitutes attorney work product; provided further that, in the event that the Company does not provide information in reliance on the exclusions in this sentence, it shall use its commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions.

Documents required to be delivered pursuant to Section 5.14(b)(i) and (ii) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Company or a Subsidiary thereof posts such documents or provides a link thereto on the Company’s website on the Internet.

(c) (i) Preserve, renew and maintain in full force and effect its legal existence under the Laws (as defined in the New Credit Agreement) of the jurisdiction of its organization or incorporation and (ii) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in the case of clauses (i) (other than with respect to the Company, the Borrower (as defined in the New Credit Agreement) and Holdings (as defined in the New Credit Agreement)) and (ii), (A) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect (as defined in the New Credit Agreement) or (ii) pursuant to a transaction permitted by Section 7.04 or Section 7.05 of the New Credit Agreement.

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(d) Except if the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in the New Credit Agreement), (a) maintain, preserve and protect all of its material tangible properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

(e) Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons (as defined in the New Credit Agreement) engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons (as defined in the New Credit Agreement) engaged in the same or similar businesses as the Company and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons (as defined in the New Credit Agreement).

(f) Comply in all respects with the requirements of all Laws (as defined in the New Credit Agreement) and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or property (including Environmental Laws (as defined in the New Credit Agreement), ERISA (as defined in the New Credit Agreement), the USA PATRIOT Act (as defined in the New Credit Agreement) and the FCPA (as defined in the New Credit Agreement)), except if the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in the New Credit Agreement). Comply in all material respects with any U.S. sanctions administered by the Office of Foreign Assets Control or the U.S. Department of State.

(g) Maintain proper books of record and account, in which entries that are full, true and correct in all material respects in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be.

(h) Pay and discharge, or otherwise satisfy all Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, may reasonably be expected to become a lien or charge upon any properties of the Company or any of its Subsidiaries not otherwise permitted under the New Credit Agreement; provided that neither the Company, nor any of its Subsidiaries, shall be required to pay any such Tax or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or which would not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect (as defined in the New Credit Agreement).

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(i) Engage only in material lines of business substantially similar to those lines of business conducted by the Company and its Subsidiaries on the Closing Date or any business reasonably related, complementary or ancillary thereto.

ARTICLE VI

Survival; Indemnification; Termination

Section 6.01 Survival.

(a) All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance. The representations and warranties made herein shall survive for a period of twelve (12) months following the Initial Closing Date, other than the representations and warranties set forth in Section 3.01(a), Section 3.02(a), Section 3.02(b), Section 3.03(a), Section 4.01, Section 4.02 and Section 4.04 (such representations and warranties contained therein, the “Fundamental Representations”), which shall survive for three (3) years following the Initial Closing Date; provided that nothing herein shall relieve any party of liability for any inaccuracy in or breach of such representation or warranty to the extent that a claim of such inaccuracy or breach is made in writing prior to such expiration by a Person entitled to make such claim pursuant to the terms and conditions of this Agreement. For the avoidance of doubt, claims may be made with respect to the breach of any representation, warranty or covenant until the applicable survival period therefor as described above expires.

Section 6.02 Indemnification.

(a) From and after the Initial Closing, the Company agrees to indemnify and hold harmless the Purchaser, its Affiliates and its and their respective Representatives (collectively, the “Purchaser Indemnified Parties”) from, and hold each of them harmless against, any and all losses, damages, actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action (“Losses”), incurred by any Purchaser Indemnified Party as a result of (i) any breach of any representations and warranties made by the Company in Article III or (ii) any breach of any of the covenants of the Company contained in this Agreement.

(b) From and after the Initial Closing, the Purchaser agrees to indemnify the Company, its Affiliates, its and their respective Representatives (collectively, “Company Indemnified Parties”) from, and hold each of them harmless against, any and all Losses incurred by any Company Indemnified Party as a result of (i) any breach of any representations and warranties made by the Purchaser in Article IV, or (ii) any breach of any of the covenants of the Purchaser contained in this Agreement.

(c) Except in the case of Fraud and any breach of any Fundamental Representation of the Company or its Subsidiaries, (i) the Company shall not be liable to the Purchaser Indemnified Parties for indemnification under Section 6.02(a)(i) unless and until the aggregate amount of all Losses in respect of indemnification under Section 6.02(a)(i) exceeds an

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amount equal to eight hundred and fifty thousand dollars ($850,000) (the “Threshold Amount”), in which event, the Company shall be responsible for only the amount of such Losses in excess of the Threshold Amount, and (ii) the cumulative indemnification obligation of the Company under Section 6.02(a)(i) shall not exceed fifteen million dollars ($15,000,000) (the “Cap Amount”). Without in any way limiting the foregoing, except in the case of Fraud, in no event shall the cumulative indemnification obligation of the Company under Section 6.02(a)(i) exceed an amount equal to the Purchase Price.

(d) Except in the case of Fraud and any breach of any Fundamental Representation of the Purchaser, (i) the Purchaser shall not be liable to the Company Indemnified Parties for indemnification under Section 6.02(b)(i) unless and until the aggregate amount of all Losses in respect of indemnification under Section 6.02(b)(i) exceeds the Threshold Amount, in which event, the Purchaser shall be responsible for only the amount of such Losses in excess of the Threshold Amount, and (ii) the cumulative indemnification obligation of the Purchaser under Section 6.02(b)(i) shall not exceed the Cap Amount. Without in any way limiting the foregoing, except in the case of Fraud, in no event shall the cumulative indemnification obligation of the Purchaser under Section 6.02(b)(i) exceed an amount equal to the Purchase Price.

(e) For purposes of this Section 6.02, any breach or inaccuracy of any representation or warranty, or Loss calculated in respect thereto, shall be determined without regard to any materiality, Material Adverse Effect or Purchaser Material Adverse Effect, as applicable, or other similar qualification contained in or otherwise applicable to such representation or warranty.

(f) Promptly after any Company Indemnified Party or Purchaser Indemnified Party (hereinafter, the “Indemnified Party”) has become aware of any action, suit, claim, arbitration, enforcement proceeding, investigation or other proceeding by any Governmental Authority or other third Person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each, a “Third Party Claim”), the Indemnified Party shall give the indemnifying party hereunder (the “Indemnifying Party”) written notice of such Third Party Claim, but failure or delay to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure or delay. Such notice shall state the nature and the basis of such Third Party Claim to the extent then known. The Indemnifying Party shall have the right to assume and control the defense of, at its own expense and by its own counsel, any such matter. If the Indemnifying Party undertakes to assume and control the defense of such Third Party Claim, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all reasonable respects in the defense thereof. Such cooperation shall include furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend any such Third Party Claim, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense of such Third Party Claim; provided that the Indemnified Party shall be entitled (i) at its own

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expense, to participate in the defense of such Third Party Claim and any negotiations of the settlement thereof and (ii) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and otherwise to participate in the defense of such Third Party Claim, with the expenses and fees of one firm of separate counsel (and any local counsel) to be reimbursed by the Indemnifying Party. The Indemnifying Party shall not settle any Third Party Claim without the prior written consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not contain any admission of wrongdoing by, all Indemnified Parties. In no event shall any Indemnified Party settle any Third Party Claim without the prior written consent of the Indemnifying Party.

(g) Except in the case of Fraud in connection with the representations and warranties expressly set forth in Article III or Article IV, as applicable, or as otherwise provided in Section 5.09 or Section 7.07, each of the parties hereto acknowledge and agree that, following the Initial Closing, the indemnification provisions of this Article VI shall be the sole and exclusive remedies of the parties hereto (including any Purchaser Indemnified Party or Company Indemnified Party) for any Loss under this Agreement, including any breach of any representation or warranty by any party, or any failure by any party to perform or comply with any covenant or agreement, in each case set forth in this Agreement.

(h) Notwithstanding anything to the contrary set forth herein, in no event shall any Indemnifying Party have liability to any Indemnified Party under this Agreement for any consequential, special, incidental, exemplary, indirect or punitive or similar damages, or for any loss of future revenue, profits or income, except for any such damages to the extent actually paid to a third party, including a Governmental Authority.

Section 6.03 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Initial Closing:

(a) by mutual written consent of the Purchaser and the Company;

(b) by either the Purchaser or the Company, if any Governmental Authority of competent jurisdiction shall have issued any order, decree, ruling or injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such order, decree, ruling or injunction shall have become final and nonappealable; or

(c) by either the Purchaser or the Company if the Initial Closing shall not have occurred prior to 5:00 p.m., New York city time, on the 20th Business Day after the date hereof; provided that the right to terminate this Agreement under this clause (c) shall not be available to any party whose failure to fulfill any of its covenants or agreements under this Agreement has been the principal cause of the failure of the Initial Closing to occur prior to such time.

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Section 6.04 Effects of Termination. In the event of termination of this Agreement by any party as provided in Section 6.03, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party, except that Section 5.03, this Section 6.04 and Article VII shall survive such termination; provided that notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for any damages resulting from or arising out of Fraud or willful and intentional breach of this Agreement prior to such termination; provided, further, that, notwithstanding any other provision set forth in this Agreement, except in the case of Fraud, neither party shall have any such liability in excess of the Purchase Price.

ARTICLE VII

Miscellaneous

Section 7.01 Amendments. This Agreement may be amended only by written agreement of the parties hereto.

Section 7.02 Extension of Time, Waiver, Etc. The Company and the Purchaser may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company or the Purchaser in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 7.03 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any party hereto without the prior written consent of the other party hereto; provided that (a) the Purchaser may assign its rights or obligations under this Agreement, in whole or in part (including solely the right to purchase the applicable Securities at each Closing) (1) to one or more Permitted Transferees or (2) in connection with an exercise of remedies by a lender (or its securities’ affiliate) or collateral agent or trustee pursuant to a Permitted Loan, and (b) in the event of an assignment pursuant to clause (a)(1), the assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights and obligations so assigned; provided, further, that, notwithstanding the foregoing, no such assignment effected prior to a Closing will relieve the Purchaser of its obligations hereunder to be performed at or prior to such Closing (but following such Closing, such assignee shall be solely responsible for the assigned obligations, and the Purchaser shall have no further responsibilities or liability with respect to such assigned obligations). Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns. Notwithstanding anything to the contrary set forth herein, Purchaser may, without the consent of any other party, grant powers of attorney, operative only upon a breach by the Company of its obligations under Article II to issue the Securities upon payment of the purchase price therefor in accordance with the terms of this Agreement, and to any lender under any Permitted Loan to act on behalf of such Purchaser to enforce such obligation.

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Section 7.04 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 7.05 Entire Agreement; No Third-Party Beneficiaries; No Recourse. (a) This Agreement, including the Company Disclosure Letter, together with the Confidentiality Agreement and the other Transaction Documents, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof.

(b) Except as expressly provided for in Article VI and Section 5.15, no provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as parties hereto, and no former, current or future equityholders, controlling Persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling Person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from any Non-Recourse Party.

Section 7.06 Governing Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the Laws that might otherwise govern under any applicable conflict of Laws principles.

(b) All Actions arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any such Action, any state or federal court within the State of Delaware), and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 7.06(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 7.06(b) and shall not be deemed to confer rights on any Person other

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than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 7.09. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 7.07 Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly the parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts set forth in Section 7.06(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and this right of specific enforcement is an integral part of the Transactions and without that right, the parties would not have entered into this Agreement. The parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at Law. The parties acknowledge and agree that any party shall not be required to provide any bond or other security in connection with its pursuit of an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

Section 7.08 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (c) IT MAKES SUCH WAIVER VOLUNTARILY AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.08.

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Section 7.09 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

(a)	If to the Purchaser, to it at:

Searchlight IV KOR, L.P.

c/o Searchlight Capital Partners, L.P.

745 Fifth Avenue, 27th Floor

New York, NY 10151

Attn: Andrew Frey

Nadir Nurmohamed

Email: afrey@searchlightcap.com

nnurmohamed@searchlightcap.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attn: Steven A. Cohen

Raaj S. Narayan

Phone: (212) 403-1000

Email: SACohen@WLRK.com

RSNarayan@wlrk.com

(b)	If to the Company at:

KORE Group Holdings, Inc.

3 Ravinia Dr., Suite 500

Atlanta, GA 30346

Attn: Chief Legal Officer

Email: JKennedy@korewireless.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Joshua Kogan, P.C.; Jennifer L. Lee; Daniel Vaczy

Email: JKogan@kirkland.com; Jennifer.lee@kirkland.com;

dan.vaczy@kirkland.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

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Section 7.10 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 7.11 Expenses. If the Initial Closing occurs, the Purchaser shall be entitled to receive reimbursement for all documented and out-of-pocket fees and expenses incurred in connection with the Transactions (including fees, charges and disbursements of the Purchaser’s outside accountants, consultants, attorneys, investment banks, brokers or other financial advisors), up to a maximum amount of $1,500,000 (the “Expenses Cap”); provided that, in the event the Second Closing occurs, the Expenses Cap shall be increased by an amount equal to one percent (1%) of the Additional Investment Amount. The Company shall pay such reimbursement to the Purchaser at the applicable Closing or reduce the Purchase Price or Additional Investment Amount, as applicable, by such amount. Subject to the foregoing, and except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses.

Section 7.12 Interpretation. (a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context requires otherwise. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or,” “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “made available to the Purchaser” and words of similar import refer to documents (A) posted to a diligence website by or on behalf of the Company and made available to the Purchaser or its Representatives or (B) delivered in Person or electronically to the Purchaser or its Representatives. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes; provided, that, for the avoidance of doubt, references to the New

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Credit Agreement shall not include any amendments, modifications or supplements after the date hereof unless otherwise explicitly stated herein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (unless otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

KORE GROUP HOLDINGS, INC.

By:	/s/ Romil Bahl
Name: Romil Bahl
Title: Chief Executive Officer

SEARCHLIGHT IV KOR, L.P.

By: Searchlight Capital Partners IV GP AGG,
LLC, its general partner

By:	/s/ Andrew Frey
Name: Andrew Frey
Title: Authorized Person

Annex I-1

FORM OF CERTIFICATE OF DESIGNATIONS OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A-1 PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

KORE Group Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Company”), hereby certifies that the following resolution was adopted by the Board of Directors of the Company or a duly authorized committee thereof (the “Board” or the “Board of Directors”) as required by Section 151 of the General Corporation Law pursuant to a unanimous written consent dated as of November 9, 2023:

WHEREAS, the amended and restated certificate of incorporation of the Company (as amended and as may be amended from time to time, the “Certificate”) provides for a class of its authorized stock known as preferred stock, consisting of 35,000,000 shares, $0.0001 par value per share (“Preferred Stock”), issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized, without further stockholder approval, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the Preferred Stock, which shall consist of 170,000 shares of the Preferred Stock that the Company has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of Preferred Stock, $0.0001 par value per share, of the Company and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

SECTION 1. Classification and Number of Shares. The shares of such series of Preferred Stock shall be classified as “Series A-1 Preferred Stock” (the “Series A-1 Preferred Stock”). The number of authorized shares constituting the Series A-1 Preferred Stock shall be 170,000. That number from time to time may be increased or decreased (but not below the number of shares of the Series A-1 Preferred Stock then outstanding), subject to the approvals required pursuant to Section 11(a)(i), (ii) and (vi) (to the extent related to (i) or (ii)) and Section 11(b), by (a) further resolution duly adopted by the Board, or any duly authorized committee thereof, and (b) the filing of an amendment to this Certificate of Designations pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized.

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SECTION 2. Ranking. The Series A-1 Preferred Stock will rank, with respect to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and redemption rights:

(a) on a parity basis with each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks on a parity basis with the Series A-1 Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and redemption rights, including the Series A-2 Preferred Stock (such Capital Stock, “Parity Stock”);

(b) junior to each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks senior to the Series A-1 Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and redemption rights (such Capital Stock, “Senior Stock”); and

(c) senior to the Common Stock and each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series A-1 Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and redemption rights (such Capital Stock, “Junior Stock”).

The Company’s ability to issue Capital Stock that ranks on a parity basis with or senior to the Series A-1 Preferred Stock shall be subject to the provisions of Section 11(a)(i), (ii) and (vi) (to the extent related to (i) or (ii)) and Section 11(b). The respective definitions of Parity Stock, Senior Stock and Junior Stock shall also include any securities, rights or options exercisable or exchangeable for or convertible into any Parity Stock, Senior Stock or Junior Stock, as the case may be.

SECTION 3. Definitions. As used herein with respect to Series A-1 Preferred Stock:

“Accrued Dividends” means, as of any date, with respect to any share of Series A-1 Preferred Stock, all Dividends that have accrued on such share through the most recent Dividend Payment Date on or prior to such date pursuant to Section 4(b), and which have not, as of such date, been paid in cash.

“Applicable Redemption Date” has the meaning set forth in Section 12.

Any Person shall be deemed to “beneficially own” any securities that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter.

“Bankruptcy Triggering Event” means any of the Company, KORE Wireless Group Inc., Maple Intermediate Holdings Inc. or any Material Subsidiary (as defined in the Credit Agreement) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding.

“Board” has the meaning set forth in the preamble above.

“Board of Directors” has the meaning set forth in the preamble above.

“Business Day” has the meaning set forth in the Investment Agreement.

“Bylaws” means the Amended and Restated Bylaws of the Company, as may be amended from time to time in accordance with the terms of the Certificate.

“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of (however designated) stock issued by such Person.

“Certificate” has the meaning set forth in the recitals above.

“Certificate of Designations” means this Certificate of Designations of Preferences, Rights and Limitations of Series A-1 Preferred Stock.

“Change of Control” means the occurrence of any one of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Searchlight Capital Partners, LP or any of its affiliates (“Searchlight”), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the aggregate voting power represented by the issued and outstanding Capital Stock of the Company (voting together as a single class, the “Total Voting Power”); or (b) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale, transfer, conveyance or other disposition of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person (other than Searchlight), other than, in the case of a merger or consolidation transaction, (i) a transaction in which the survivor or transferee is a Person that is controlled by Searchlight or (ii) a transaction following which holders of securities that represented 100% of the Total Voting Power of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own, directly or indirectly, at least a majority of the Total Voting Power of the surviving Person in such merger or consolidation transaction immediately after such transaction.

“Change of Control Notice” has the meaning set forth in Section 6(b).

“close of business” means 5:00 p.m. (New York City time).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” has the meaning set forth in the preamble above.

“Credit Agreement” means that certain Credit Agreement, dated as of November 9, 2023, by and among KORE Wireless Group, Inc., as borrower, Maple Intermediate Holdings Inc., Whitehorse Capital Management, LLC, as administrative agent (the “Administrative Agent”) and collateral agent, UBS Securities LLC, as joint lead arranger and bookrunner, and each lender from time to time party thereto.

“Debtor Relief Laws” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 2023; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, then the applicable Dividend shall be payable on the next Business Day immediately following such Dividend Payment Date, without any interest.

“Dividend Payment Period” means, the period from and including the applicable Issuance Date to, but excluding, the next Dividend Payment Date and, thereafter, the period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date.

“Dividend Rate” means, initially, 13% per annum; provided that such rate shall be 15% per annum from and after a Mandatory Redemption Default Event.

“Dividends” has the meaning set forth in Section 4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indenture” means the Amended and Restated Indenture, dated as of November 15, 2021, among the Company, as guarantor, KORE Wireless Group, Inc., as issuer and Wilmington Trust, National Association, as trustee.

“Governmental Entity” means any local, federal or foreign governmental entity.

“Holder” means a Person in whose name the shares of Series A-1 Preferred Stock are registered, which Person shall be treated by the Company and the Transfer Agent as the absolute owner of the shares of Series A-1 Preferred Stock for the purpose of making payment and for all other purposes; provided that, any transferee of the foregoing Person shall be deemed a “Holder” hereunder; provided, further, that, notwithstanding the foregoing, to the fullest extent permitted by Law, no Person that has received shares of Series A-1 Preferred Stock in violation of the Investment Agreement or this Certificate of Designations shall be a Holder and the Transfer Agent shall not, unless directed otherwise by the Company, recognize any such Person as a Holder and the Person in whose name the shares of Series A-1 Preferred Stock were registered immediately prior to such Transfer shall remain the Holder of such shares.

“Incremental Amount” means the greater of (a) zero (0) and (b) the result of the following formula:

where,

M = (i) 1.80, if the Applicable Redemption Date is after the second anniversary of the Initial Closing Date and on or prior to the date that is six (6) months after the second anniversary of the Initial Closing Date; (ii) 1.90, if the Applicable Redemption Date is after the date that is six (6) months after the second anniversary of the Initial Closing Date and on or prior to the third anniversary of the Initial Closing Date; and (iii) 2.00, if the Applicable Redemption Date is after the third anniversary of the Initial Closing Date;

C = $1,000;

P = the amount in cash received by the Holder upon redemption of one share of Series A-1 Preferred Stock on the Applicable Redemption Date (including any cash dividends paid to such Holder on such share of Series A-1 Preferred Stock prior to the Applicable Redemption Date);

NW = the total number of Warrant Shares underlying the Warrant as of the Applicable Redemption Date, as such number may be adjusted pursuant to the Warrant (including all Warrant Shares received upon exercise, in whole or in part, of the Warrant on or prior to the Applicable Redemption Date and all Warrant Shares that remain underlying the Warrant after the Applicable Redemption Date);

S = (i) in the event of a redemption of any Series A-1 Preferred Shares pursuant to Section 6(a)(i) or Section 6(a)(ii), the value that the holder of one Warrant Share would be entitled to receive in the applicable Change of Control giving rise to such redemption and (ii) in the event of an Optional Redemption, the Market Price (as defined in the Warrant, mutatis mutandis) of one Warrant Share as of the Applicable Redemption Date; and

NP = the total number of shares of Series A-1 Preferred Stock initially issued on the Initial Closing Date and the Second Closing Date.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments to the extent the same would appear as a liability on a balance sheet (excluding footnotes thereto) of such Person in accordance with GAAP;

(b) the maximum amount (after giving effect to any prior drawings or reductions which have been reimbursed) of all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract (as defined in the Credit Agreement as in effect as of the date hereof) (with the amount of such net obligations being deemed to be the aggregate Swap Termination Value (as defined in the Credit Agreement as in effect as of the date hereof) thereof as of such date);

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within thirty (30) days after becoming due and payable), (iii) any other obligation that appears in the liabilities section of the balance sheet of such Person, to the extent (A) such Person is indemnified for the payment thereof by a solvent Person reasonably acceptable to the Administrative Agent or (B) amounts to be applied to the payment therefor are in escrow, (iv) liabilities associated with customer prepayments and deposits, and (v) any lease, concession or license or property (or guarantee thereof) which would be considered an operating lease under GAAP as in effect on December 31, 2018, Non-Financing Lease Obligations (as defined in the Credit Agreement as in effect as of the date hereof), sale and lease back transactions or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness (as defined in the Credit Agreement as in effect as of the date hereof);

(g) all obligations of such Person in respect of Disqualified Equity Interests (as defined in the Credit Agreement as in effect as of the date hereof); and

(h) all Guarantee Obligations (as defined in the Credit Agreement as in effect as of the date hereof) of such Person in respect of any of the foregoing.

provided that (i) amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith, (ii) the Indebtedness of any Person shall exclude Indebtedness incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction solely to the extent the proceeds thereof are and continue to be held in an Escrow (as defined in the Credit Agreement as in effect as of the date hereof) and are not otherwise made available to such person and (iii) the amount of any Permitted Convertible Indebtedness (as defined in the Credit Agreement as in effect as of the date hereof) shall be the aggregate stated principal amount thereof without giving effect to any obligation to pay cash or deliver shares with value in excess of such principal amount, and without giving effect to any integration thereof with any Permitted Bond Hedge Transaction (as defined in the Credit Agreement as in effect as of the date hereof) pursuant to U.S. Treasury Regulation § 1.1275-6.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, company, or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt (as defined in the Credit Agreement as in effect as of the date hereof), (B) in the case of the Borrower (as defined in the Credit Agreement as in effect as of the date hereof) and its Restricted Subsidiaries (as defined in the Credit Agreement as in effect as of the date hereof), exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business, (C) exclude (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller and (iii) Indebtedness of any Parent Entity (as defined in the Credit Agreement as in effect as of the date hereof) appearing on the balance sheet of the Borrower (as defined in the Credit Agreement as in effect as of the date hereof) solely by reason of push down accounting under GAAP and (D) exclude obligations under or in respect of Permitted Non-Recourse Factoring (as defined in the Credit Agreement as in effect as of the date hereof). The amount of any Indebtedness that is issued at a discount to its principal amount shall be calculated based on the initial stated principal amount thereof without giving effect to such discounts.

“Initial Closing Date” has the meaning set forth in the Investment Agreement.

“Investment Agreement” means that certain Investment Agreement dated as of November 9, 2023, by and between the Company and Searchlight IV KOR, L.P.

“Issuance Date” means, with respect to any share of Series A-1 Preferred Stock, the date of issuance of such share.

“Junior Stock” has the meaning set forth in Section 2(c).

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the legally binding interpretation or administration thereof by any Governmental Entity charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Entity.

“Lien” has the meaning set forth in the Credit Agreement.

“Liquidation Preference” means, with respect to any share of Series A-1 Preferred Stock, as of any date, $1,000 per share.

“Mandatory Redemption” has the meaning set forth in Section 8(a).

“Mandatory Redemption Date” means [insert 10th anniversary of Initial Closing Date], 2033.

“Mandatory Redemption Default Event” has the meaning set forth in Section 8(d).

“Mandatory Redemption Price” means, with respect to any share of Series A-1 Preferred Stock, an amount equal to the sum of (a) the Liquidation Preference plus (b) any Accrued Dividends with respect to such share of Series A-1 Preferred Stock plus (c) any accrued and unpaid dividends since the most recent Dividend Payment Date with respect to such share of Series A-1 Preferred Stock as of the Mandatory Redemption Date.

“Notice of Mandatory Redemption” has the meaning set forth in Section 8(a).

“Notice of Optional Redemption” has the meaning set forth in Section 7(b).

“Optional Redemption” has the meaning set forth in Section 7(a).

“Parity Stock” has the meaning set forth in Section 2(a).

“Permitted Transferee” has the meaning set forth in the Investment Agreement.

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

“Redemption Date” means with respect to any redemption of shares of Series A-1 Preferred Stock pursuant to this Certificate of Designations, the date on which the applicable redemption consideration for the shares of Series A-1 Preferred Stock redeemed is paid or delivered to the Holder thereof.

“Redemption Price” has the meaning set forth in Section 7(a).

“Second Closing Date” has the meaning set forth in the Investment Agreement.

“Senior Stock” has the meaning set forth in Section 2(b).

“Series A-1 Preferred Stock” has the meaning set forth in Section 1.

“Series A-2 Preferred Stock” means the series of Preferred Stock classified as “Series A-2 Preferred Stock” of the Company.

“Subsidiary” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing 50% or more of the ordinary voting power (or, in the case of a partnership, 50% or more of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Transfer Agent” means the Person acting as Transfer Agent, Registrar and paying agent for the Series A-1 Preferred Stock, and its successors and assigns. The Transfer Agent initially shall be the Company.

“Transfer” has the meaning set forth in the Investment Agreement.

“Unredeemed Shares” has the meaning set forth in Section 10.

“Warrant” has the meaning set forth in the Investment Agreement.

“Warrant Shares” has the meaning set forth in the Investment Agreement.

SECTION 4. Dividends.

(a) Dividends. Holders shall be entitled to receive dividends of the type and in the amount determined as set forth in this Section 4 (such dividends, “Dividends”).

(b) Accrual of Dividends. Dividends on each share of Series A-1 Preferred Stock shall (i) accrue on the Liquidation Preference of such share and on any Accrued Dividends on such share, on a daily basis from and including the Issuance Date of such share, whether or not declared, whether or not the Company has earnings and whether or not the Company has assets legally available to make payment thereof, at a rate equal to the Dividend Rate, (ii) compound quarterly and (iii) be payable quarterly in arrears, in accordance with Section 4(c), on each Dividend Payment Date, commencing on the first Dividend Payment Date following the Issuance Date of such share. Dividends on the Series A-1 Preferred Stock shall accrue on the basis of a 365-day year based on actual days elapsed. The amount of Dividends payable with respect to any share of Series A-1 Preferred Stock for any Dividend Payment Period shall equal the sum of the daily Dividend amounts accrued in accordance with the prior sentence of this Section 4(b) with respect to such share during such Dividend Payment Period.

(c) Payment of Dividends. Dividends shall be payable in cash only if, as and when declared by the Board, and, if not declared by the Board, the amount of Accrued Dividends shall be automatically increased, without any action on the part of the Company or any other Person, in an amount equal to the amount of the Dividend to be paid. For further clarity, if the Board does not declare and pay in cash, or the Company otherwise for any reason fails to pay in cash, on any Dividend Payment Date pursuant to this Section 4(c) the full amount of any accrued and unpaid Dividend on the Series A-1 Preferred Stock since the most recent Dividend Payment Date, then the amount of such unpaid Dividend shall automatically be added to the amount of Accrued Dividends on such share on the applicable Dividend Payment Date without any action on the part of the Company or any other Person.

(d) Record Date. The record date for payment of Dividends on any relevant Dividend Payment Date will be the close of business on the fifteenth (15th) day of the calendar month that contains the relevant Dividend Payment Date whether or not such day is a Business Day.

SECTION 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, the Holders shall be entitled, out of the assets of the Company legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock, to receive in full a liquidating distribution in cash and in the amount per share of Series A-1 Preferred Stock equal to the sum of (i) the Liquidation Preference plus (ii) any Accrued Dividends with respect to such share of Series A-1 Preferred Stock plus (iii) any accrued and unpaid dividends since the most recent Dividend Payment Date with respect to such share of Series A-1 Preferred Stock as of the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company after receiving in full what is expressly provided for in this Section 5(a), and after such receipt will have no right or claim to any of the Company’s remaining assets.

(b) Partial Payment. If, in connection with any distribution described in Section 5(a), the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) to all Holders and the liquidating distributions payable to all holders of any Parity Stock, then the amounts distributed to the Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. Except as otherwise provided in Section 6, upon the consummation of a merger or consolidation of the Company with another Person in which the Company is not the surviving entity, any Series A-1 Preferred Stock that is outstanding at such time (including any Unredeemed Shares) shall be converted into or exchanged for preference securities of the surviving or resulting entity having substantially the same rights, powers, limitations and restrictions of the Series A-1 Preferred Stock immediately prior to such consummation.

SECTION 6. Redemption upon a Change of Control.

(a) Change of Control Redemption. Subject to Section 6(d), upon the occurrence of a Change of Control, (i) the Company (or its successor or the acquiring or surviving Person in a Change of Control) shall have the right, but not the obligation, to redeem in cash any or all of the outstanding shares of Series A-1 Preferred Stock at the then-applicable Redemption Price (which for purposes of this Section 6 shall be calculated by replacing references to “Redemption Date” with “date of consummation of the Change of Control” in the definition of “Redemption Price”); provided, that any such optional redemption by the Company of any or all of the outstanding shares of Series A-1 Preferred Stock must occur on a pro rata basis with an optional redemption by the Company of outstanding shares of Series A-2 Preferred Stock pursuant to Section 6 of the Certificate of Designations for the Series A-2 Preferred Stock, and (ii) each Holder will have the right, but not the obligation, to require the Company (or its successor or the acquiring or surviving

Person in a Change of Control) to redeem in cash any or all of the outstanding shares of Series A-1 Preferred Stock owned by such Holder at the then-applicable Redemption Price (which for purposes of this Section 6 shall be calculated by replacing references to “Redemption Date” with “date of consummation of the Change of Control” in the definition of “Redemption Price”).

(b) Change of Control Notice. On or before the twentieth (20th) Business Day prior to the date on which the Company anticipates consummating a Change of Control (or, if later, promptly after the Company discovers that a Change of Control may occur), a written notice (a “Change of Control Notice”) shall be sent by or on behalf of the Company to each Holder at its address as it appears in the records of the Company. The Change of Control Notice shall include: (i) a description of the material terms and conditions of the Change of Control; (ii) the date on which the Change of Control is anticipated to be consummated; (iii) whether the Company is exercising its right under Section 6(a)(i) to redeem any or all of the outstanding shares of Series A-1 Preferred Stock and, if so, the number of shares of Series A-1 Preferred Stock to be redeemed from such Holder; (iii) the place at which shares of Series A-1 Preferred Stock shall be redeemed; and (iv) the applicable Redemption Price. If, or to the extent that, the Company (or its successor or the acquiring or surviving Person in a Change of Control) is not exercising its rights pursuant to Section 6(a)(i) to redeem the outstanding shares of Series A-1 Preferred Stock, the Holder may exercise its right pursuant to Section 6(a)(ii) to require the Company (or its successor or the acquiring or surviving Person in a Change of Control) to redeem any or all of the outstanding shares of Series A-1 Preferred Stock owned by such Holder by delivering a written notice to the Company (or its successor or the acquiring or surviving Person in a Change of Control) (the “Election Notice”) stating that the Holder is exercising its right to require the Company (or its successor or the acquiring or surviving Person in a Change of Control) to redeem any or all of its outstanding shares of Series A-1 Preferred Stock and including wire transfer instructions for the payment of the Redemption Price, which Election Notice shall be irrevocable so long as the economic terms and material other terms and conditions of the Change of Control remain unchanged from those set forth in the applicable Change of Control Notice. Such Election Notice must be delivered on or prior to the later of (x) five (5) Business Days prior to the date on which the Company anticipates consummating a Change of Control (as specified in the Change of Control Notice) and (y) five (5) Business Days after the Holder’s receipt of the Change of Control Notice (such period, the “Election Period”). In the event a Holder timely receives a Change of Control Notice in accordance with this Section 6(b) and fails to deliver the Election Notice within the applicable Election Period, such Holder shall be deemed to have irrevocably waived its right to require the Company (or its successor or the acquiring or surviving Person in a Change of Control) to redeem any or all of its outstanding shares of Series A-1 Preferred Stock under this Section 6; provided, that if there is any change to the economic terms or material other terms and conditions of the Change of Control as compared to those set forth in the applicable Change of Control Notice, the Company shall deliver another Change of Control Notice and commence a new Election Period with respect thereto in accordance with this Section 6 (which shall apply mutatis mutandis).

(c) Delivery of Redemption Price. If either the Company (or its successor or the acquiring or surviving Person in a Change of Control) or a Holder has exercised its right to redeem, or require redemption of, any outstanding shares of Series A-1 Preferred Stock pursuant to Section 6(a), then following the consummation of a Change of Control and on or about the same date thereof, subject to Section 6(d), the Company (or its successor or the acquiring or surviving Person in a Change of Control) shall deliver or cause to be delivered to each Holder by wire transfer of immediately available funds in cash the applicable Redemption

Price with respect to each of such Holder’s shares of Series A-1 Preferred Stock so redeemed. In case of any redemption at the option of the Company (or its successor or the acquiring or surviving Person in a Change of Control) of part but not all of the shares of Series A-1 Preferred Stock at the time outstanding, the shares of Series A-1 Preferred Stock to be redeemed shall be redeemed by the Company (or its successor or the acquiring or surviving Person in a Change of Control) from the Holders pro rata based on the number of shares of Series A-1 Preferred Stock held by each Holder. If the shares of Series A-1 Preferred Stock are certificated, and fewer than all the shares represented by any single certificate are redeemed, then a new certificate shall be issued representing the Unredeemed Shares without charge to the Holder thereof. No action on the part of the Holder shall be required to receive the applicable Redemption Price, other than to surrender to the Transfer Agent in accordance with the instructions delivered pursuant to the Change of Control Notice the certificates representing the shares of Series A-1 Preferred Stock to be redeemed by the Company or lost stock affidavits therefor (together with any customary indemnity that may be required by the Transfer Agent and the Company), to the extent applicable, or book entry statements evidencing such shares, if uncertificated, as a condition to receiving the applicable Redemption Price; provided that in no event shall any Holder, in connection with any such redemption, be required to agree to any restrictive covenants.

(d) Partial Redemption. If Delaware law (or other applicable law) prohibits the Company from redeeming any or all of the shares of Series A-1 Preferred Stock required or sought to be redeemed pursuant to this Section 6, the Company shall not be entitled to elect to redeem any such shares of Series A-1 Preferred Stock pursuant to Section 6(a)(i) and, with respect to any shares of Series A-1 Preferred Stock with respect to which Holders have exercised their redemption rights pursuant to Section 6(a)(ii), the Company shall ratably redeem the maximum number of such shares that it may redeem consistent with such law, and the Company shall redeem the remaining shares of Series A-1 Preferred Stock submitted for redemption as soon as it may lawfully do so under such law. The inability of the Company (or its successor or the acquiring or surviving Person in a Change of Control) to pay the Redemption Price due to not having sufficient funds legally available therefor shall not relieve the Company (or its successor or the acquiring or surviving Person in a Change of Control) from its obligation to effect the redemption in full when, as and if permitted by applicable law.

(e) Effect of Redemption. Effective immediately prior to the close of business on the Redemption Date for any shares of Series A-1 Preferred Stock redeemed pursuant to this Section 6, Dividends shall no longer accrue or be declared on any such shares of Series A-1 Preferred Stock, such shares of Series A-1 Preferred Stock shall cease to be outstanding, and all rights (except to receive the applicable Redemption Price as described herein) with respect to such shares shall cease and terminate, notwithstanding that any certificate of any share called for redemption has not been surrendered for cancellation.

(f) Status of Redeemed Shares. Shares of Series A-1 Preferred Stock redeemed in accordance with this Section 6 shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board pursuant to the provisions of the Certificate.

(g) Change of Control Agreement. The Company shall not enter into any agreement for a transaction constituting a Change of Control unless (i) such agreement provides for or does not prevent (as applicable) the exercise by the Holders of their rights to require the Company (or its successor or the acquiring or surviving Person in a Change of Control) to redeem their shares of Series A-1 Preferred Stock in a manner that is consistent with and gives effect to this Section 6, and (ii) the acquiring or surviving Person in such Change of Control represents or covenants, in form and substance reasonably satisfactory to the Board acting in good faith, that at the closing of such Change of Control such Person shall have sufficient funds (which may include, without limitation, cash and cash equivalents on the Company’s balance sheet, the proceeds of any debt or equity financing, available lines of credit or uncalled capital commitments) to consummate such Change of Control and the payment of the applicable Redemption Price in respect of all outstanding shares of Series A-1 Preferred Stock.

SECTION 7. Redemption at the Option of the Company.

(a) Optional Redemption. The Company may, at its option, redeem for cash all (but not less than all) of the outstanding shares of Series A-1 Preferred Stock (an “Optional Redemption”) (provided, that any such optional redemption by the Company of all (but not less than all) of the outstanding shares of Series A-1 Preferred Stock must occur with the Company also exercising its optional redemption of all (but not less than all) outstanding shares of Series A-2 Preferred Stock pursuant to Section 7 of the Certificate of Designations for the Series A-2 Preferred Stock), at a price per share of Series A-1 Preferred Stock (the “Redemption Price”) equal to:

(i) if the Redemption Date is on or prior to the first (1st) anniversary of the Initial Closing Date, (A) 104.0% multiplied by (B) the sum of (x) the Liquidation Preference plus (y) any Accrued Dividends with respect to such share of Series A-1 Preferred Stock plus (z) any accrued and unpaid dividends since the most recent Dividend Payment Date with respect to such share of Series A-1 Preferred Stock as of the Redemption Date;

(ii) if the Redemption Date is after the first (1st) anniversary but on or prior to the second (2nd) anniversary of the Initial Closing Date, (A) 102.0% multiplied by (B) the sum of (x) the Liquidation Preference plus (y) any Accrued Dividends with respect to such share of Series A-1 Preferred Stock plus (z) any accrued and unpaid dividends since the most recent Dividend Payment Date with respect to such share of Series A-1 Preferred Stock as of the Redemption Date;

(iii) if the Redemption Date is after the second (2nd) anniversary but on or prior to the third (3rd) anniversary of the Initial Closing Date, (A) 101.0% multiplied by (B) the sum of (x) the Liquidation Preference plus (y) any Accrued Dividends with respect to such share of Series A-1 Preferred Stock plus (z) any accrued and unpaid dividends since the most recent Dividend Payment Date with respect to such share of Series A-1 Preferred Stock as of the Redemption Date; and

(iv) if the Redemption Date is after the third (3rd) anniversary of the Initial Closing Date, (A) 100.0% multiplied by (B) the sum of (x) the Liquidation Preference plus (y) any Accrued Dividends with respect to such share of Series A-1 Preferred Stock plus (z) any accrued and unpaid dividends since the most recent Dividend Payment Date with respect to such share of Series A-1 Preferred Stock as of the Redemption Date.

(b) Notice of Optional Redemption. If the Company elects to effect an Optional Redemption, then a written notice (a “Notice of Optional Redemption”) shall be sent by or on behalf of the Company to each Holder at its address as it appears in the records of the Company. The Notice of Optional Redemption shall (i) notify such Holders of the election of the Company to redeem all shares of Series A-1 Preferred Stock, the Redemption Price and the Redemption Date, (ii) state the place at which the shares of Series A-1 Preferred Stock called for redemption shall be redeemed and (iii) state where the Holder should deliver wire instructions for payment of the Redemption Price. The Redemption Date selected by the Company for an Optional Redemption shall be not less than ten (10) Business Days and not more than twenty (20) Business Days after the date on which the Company delivers the Notice of Optional Redemption to the Holders.

(c) Delivery of Redemption Price. On the Redemption Date for the Optional Redemption, the Company shall deliver or cause to be delivered to each Holder by wire transfer of immediately available funds in cash the applicable Redemption Price with respect to each of such Holder’s shares of Series A-1 Preferred Stock so redeemed. No action on the part of the Holder shall be required to receive the applicable Redemption Price, other than to surrender to the Transfer Agent in accordance with the instructions delivered pursuant to the Notice of Optional Redemption the certificates representing the shares of Series A-1 Preferred Stock to be redeemed by the Company or lost stock affidavits therefor (together with any customary indemnity that may be required by the Transfer Agent and the Company), to the extent applicable, or book entry statements evidencing such shares, if uncertificated, as a condition to receiving the applicable Redemption Price; provided that in no event shall any Holder, in connection with any such redemption, be required to agree to any restrictive covenants.

(d) Effect of Redemption. Effective immediately prior to the close of business on the Redemption Date for any shares of Series A-1 Preferred Stock redeemed pursuant to this Section 7, Dividends shall no longer accrue or be declared on any such shares of Series A-1 Preferred Stock, such shares of Series A-1 Preferred Stock shall cease to be outstanding, and all rights (except to receive the applicable Redemption Price as described herein) with respect to such shares shall cease and terminate, notwithstanding that any certificate of any share called for redemption has not been surrendered for cancellation.

(e) Status of Redeemed Shares. Shares of Series A-1 Preferred Stock redeemed in accordance with this Section 7 shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board pursuant to the provisions of the Certificate.

SECTION 8. Mandatory Redemption.

(a) Mandatory Redemption. On the Mandatory Redemption Date, the Company shall redeem for cash all (and not less than all) of the outstanding shares of Series A-1 Preferred Stock (the “Mandatory Redemption”), at a price per share of Series A-1 Preferred Stock equal to the Mandatory Redemption Price.

(b) Notice of Mandatory Redemption. Not less than thirty (30) or more than sixty (60) Business Days prior to the Mandatory Redemption Date, a written notice (the “Notice of Mandatory Redemption”) shall be sent by or on behalf of the Company to each Holder at its address as it appears in the records of the Company. The Notice of Mandatory Redemption shall (i) set forth the Mandatory Redemption Price for each share to be redeemed and the Mandatory Redemption Date, (ii) state the place at which the shares of Series A-1 Preferred Stock shall be redeemed and (iii) state where the Holder should deliver wire instructions for payment of the Mandatory Redemption Price. Any failure or defect in the delivery of the Notice of Mandatory Redemption shall not affect the Company’s obligation to redeem all of the outstanding shares of Series A-1 Preferred Stock pursuant to this Section 8.

(c) Delivery of Mandatory Redemption Price. On the Mandatory Redemption Date, the Company shall deliver or cause to be delivered to each Holder by wire transfer of immediately available funds in cash the applicable Mandatory Redemption Price with respect to each of such Holder’s shares of Series A-1 Preferred Stock. No action on the part of the Holder shall be required to receive the Mandatory Redemption Price, other than to surrender to the Transfer Agent in accordance with the instructions delivered pursuant to the Notice of Mandatory Redemption the certificates representing the shares of Series A-1 Preferred Stock to be redeemed by the Company or lost stock affidavits therefor (together with any customary indemnity that may be required by the Transfer Agent and the Company), to the extent applicable, or book entry statements evidencing such shares, if uncertificated, as a condition to receiving the applicable Mandatory Redemption Price; provided that in no event shall any Holder, in connection with any such redemption, be required to agree to any restrictive covenants.

(d) Partial Redemption. The Company shall apply all of its assets to paying the Mandatory Redemption Price for all outstanding shares of Series A-1 Preferred Stock and to no other corporate purpose, except to the extent prohibited by Delaware law (or other applicable law). If the Company shall fail to redeem all of the outstanding shares of Series A-1 Preferred Stock for any reason on the Mandatory Redemption Date (a “Mandatory Redemption Default Event”), in addition to the increase in the Dividend Rate and without limiting any other available remedies to the Holders, the Company shall take any and all reasonable actions to generate sufficient funds to redeem all of the outstanding shares of Series A-1 Preferred Stock, including by way of selling assets, raising equity or other financing or otherwise, and any such funds shall immediately be used to pay the Mandatory Redemption Price for the outstanding shares of Series A-1 Preferred Stock. If Delaware law (or other applicable law) prohibits the Company from redeeming any of the outstanding shares of Series A-1 Preferred Stock on the Mandatory Redemption Date, then the Company shall ratably redeem the maximum number of the outstanding shares of Series A-1 Preferred Stock that it may redeem consistent with such law, and the Company shall redeem the remaining outstanding shares of Series A-1 Preferred Stock as soon as it may lawfully do so under such law until it has completed the Mandatory Redemption in full. The inability of the Company (or its successor) to complete the Mandatory Redemption due to not having sufficient funds legally available therefor shall not relieve the Company (or its successor) from its obligation to effect the Mandatory Redemption in full when, as and if permitted by applicable law.

(e) Effect of Redemption. Effective immediately prior to the close of business on the date the Mandatory Redemption Price is paid with respect to a share of Series A-1 Preferred Stock pursuant to this Section 8, Dividends shall no longer accrue or be declared on such share of Series A-1 Preferred Stock, such share of Series A-1 Preferred Stock shall cease to be outstanding, and all rights (except to receive the applicable Mandatory Redemption Price as described herein) with respect to such shares shall cease and terminate, notwithstanding that any certificate of any share called for redemption has not been surrendered for cancellation.

(f) Status of Redeemed Shares. Shares of Series A-1 Preferred Stock redeemed in accordance with this Section 8 shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board pursuant to the provisions of the Certificate.

SECTION 9. Redemption upon a Bankruptcy Triggering Event.

(a) Bankruptcy Triggering Event. Notwithstanding anything to the contrary herein, upon any Bankruptcy Triggering Event at any time, the Company shall immediately redeem for cash, out of funds legally available therefor, each of the shares of Series A-1 Preferred Stock then outstanding at the applicable Redemption Price (which for purposes of this Section 9 shall be calculated by replacing references to “Redemption Date” with “date of the Bankruptcy Triggering Event” in the definition of “Redemption Price”), by wire transfer of immediately available funds in cash, without the requirement for any notice or demand or other action by any Holder or any other Person; provided that a Holder may, in its sole discretion, waive such right to receive payment upon a Bankruptcy Triggering Event, in whole or in part, and any such waiver shall not affect any other rights of such Holder or any other Holder hereunder, including any other rights in respect of such Bankruptcy Triggering Event, and any right to payment of such Redemption Price or any other amount, as applicable. No action on the part of the Holder shall be required to receive the applicable Redemption Price, other than to surrender to the Transfer Agent the certificates representing the shares of Series A-1 Preferred Stock to be redeemed by the Company or lost stock affidavits therefor (together with any customary indemnity that may be required by the Transfer Agent and the Company), to the extent applicable, or book entry statements evidencing such shares, if uncertificated, as a condition to receiving the applicable Redemption Price; provided that in no event shall any Holder, in connection with any such redemption, be required to agree to any restrictive covenants.

(b) Effect of Redemption. Effective immediately prior to the close of business on the Redemption Date for any shares of Series A-1 Preferred Stock redeemed pursuant to this Section 9, Dividends shall no longer accrue or be declared on any such shares of Series A-1 Preferred Stock, such shares of Series A-1 Preferred Stock shall cease to be outstanding, and all rights (except to receive the applicable Redemption Price as described herein) with respect to such shares shall cease and terminate, notwithstanding that any certificate of any share called for redemption has not been surrendered for cancellation.

(c) Status of Redeemed Shares. Shares of Series A-1 Preferred Stock redeemed in accordance with this Section 9 shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board pursuant to the provisions of the Certificate.

SECTION 10. Treatment of Unredeemed Shares. In the event (i) any shares of Series A-1 Preferred Stock are not called or submitted for redemption pursuant to Sections 6 or 7 herein, as applicable or (ii) the Company fails to pay the applicable Redemption Price or Mandatory Redemption Price, as applicable, in full when due in accordance with Sections 6, 7, 8 or 9 herein, as applicable, in respect of some or all of the shares of Series A-1 Preferred Stock called or submitted for redemption (any such shares being “Unredeemed Shares” until the Redemption Price or Mandatory Redemption Price, as applicable, in respect thereof is paid in full in accordance with this Certificate of Designations), then such shares will remain outstanding, shall continue to bear cumulative dividends (and the Redemption Price or Mandatory Redemption Price, as applicable, shall be increased to include such additional unpaid dividends) and shall retain their powers, designations, preferences and other rights under this Certificate of Designations until the Redemption Price or Mandatory Redemption Price, as applicable, in respect thereof is paid in full in accordance with this Certificate of Designations.

SECTION 11. Approval Rights.

(a) Series A-1 Approval Rights. Except as expressly set forth herein, the Series A-1 Preferred Stock shall be non-voting. The vote or consent of the Holders or holders, as applicable, of at least a majority of the shares of Series A-1 Preferred Stock and shares of Series A-2 Preferred Stock outstanding at such time, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for such purpose, will be required to effect any of the following actions by the Company or any of its Subsidiaries, whether by amendment, merger, consolidation, operation of Law or otherwise, and whether or not such approval is required pursuant to the DGCL:

(i) amending, altering, modifying, repealing or waiving any provision of (A) the Certificate (excluding this Certificate of Designations and the Certificate of Designations for the Series A-2 Preferred Stock) or Bylaws in a manner that materially and adversely affects the rights, preferences, privileges or powers of the Series A-1 Preferred Stock or the Series A-2 Preferred Stock or any Holder or holder, as applicable, thereof in its capacity as such or (B) this Certificate of Designations or the Certificate of Designations for the Series A-2 Preferred Stock;

(ii) authorizing or issuing additional shares of, or reclassifying existing securities into, any Parity Stock, any Senior Stock or any securities or rights convertible or exchangeable into, or exercisable for, Parity Stock or Senior Stock (including additional shares of Series A-1 Preferred Stock or shares of Series A-2 Preferred Stock, other than the issuance of shares of Series A-1 Preferred Stock pursuant to the Investment Agreement and Series A-2 Preferred Stock pursuant to Section 17 of this Certificate of Designations);

(iii) incurring, assuming or guaranteeing any Indebtedness after the Initial Closing Date; provided that such vote or consent shall not be required for the following: (A) any borrowings under the Credit Agreement that were available to the Company or any of its Subsidiaries as of the Initial Closing Date; (B) any incurrence, assumption or guarantee of Indebtedness to the extent permitted under (I) the Credit Agreement and/or the Existing Indenture, in each case, as in effect as of the Initial Closing Date, or (II) any replacement credit agreement thereof, other than any replacement credit agreement secured by Liens junior to the Liens securing the obligations under the Credit Agreement on the Initial Closing Date (a “Junior Credit Agreement”) (in each case of (I) and (II), other than any Indebtedness secured by a Lien junior to the Liens securing the Credit Agreement and/or such replacement credit agreement, as applicable; provided that in the case of Liens permitted under clauses (c) through (g) of Section 7.01 of the Credit Agreement or any similar provision in any replacement credit agreement thereof, no such consent or vote shall be required); (C) any intercompany Indebtedness among the Company and its wholly-owned Subsidiaries so long as such Indebtedness is held in its entirety by the Company or one or more of its wholly owned Subsidiaries; and (D) any refinancing of the Credit Agreement (other than a Junior Credit Agreement) or Indebtedness that is outstanding immediately prior to the Initial Closing Date (including, for the avoidance of doubt, any subsequent refinancings thereof), including the amount of customary fees, expenses and discounts related to such refinancing;

(iv) declaring, paying or setting aside any dividend on, or making any distribution with respect to, any Junior Stock or Parity Stock, other than (A) a dividend or distribution payable solely in Junior Stock, or (B) a dividend or distribution from a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company (in each case, other than, with respect to the Series A-2 Preferred Stock, on a pro rata basis with the Series A-1 Preferred Stock);

(v) redeeming, purchasing or making a liquidation payment relating to any Junior Stock or Parity Stock, other than (A) purchases of Junior Stock pursuant to any employment contract, benefit plan or other similar arrangement approved by the Board with or for the benefit of current or former employees, officers, directors or consultants, (B) as a result of a reclassification of existing Junior Stock for or into other Junior Stock, or existing Parity Stock for or into other Parity Stock, or (C) pursuant to a Permitted Repurchase Transaction (as defined in the Investment Agreement) (in each case, other than, with respect to the Series A-2 Preferred Stock, on a pro rata basis with the Series A-1 Preferred Stock); and

(vi) agreeing or committing to do or take any action described in this Section 11(a).

For purposes of Section 11(a)(i) and (vi) (to the extent related to (i)) and Section 11(b), the filing in accordance with applicable law of a certificate of designations or any similar document setting forth or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or other terms of any class or series of stock of the Company shall be deemed an amendment to the Certificate. Any of the actions prohibited by this Section 11(a) (if taken without the prior affirmative vote or consent of Holders or holders, as applicable, of at least a majority of the shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock outstanding at such time approving such action) or Section 11(b) (if taken without the prior affirmative vote or consent of Holders of at least a majority of the shares of Series A-1 Preferred Stock outstanding at such time approving such action) shall be ultra vires, null and void ab initio and of no force or effect. The Company shall not, and shall cause its Subsidiaries not to (either directly or indirectly, including by merger, consolidation, operation of law or otherwise), by amendment, modification, repeal, restatement, supplementation, termination or waiver of, or consent to any departure by the Company or any of its Subsidiaries from, any provision of this Certificate of Designations or through any Change of Control or any other reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Certificate of Designations.

(b) In addition to and without limiting the foregoing, the vote or consent of the Holders of at least a majority of the shares of Series A-1 Preferred Stock outstanding at such time, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for such purpose, will be required to, whether by amendment, merger, consolidation, operation of Law or otherwise, and whether or not such approval is required pursuant to the DGCL, (i) amend, alter, modify, repeal or waive any provision of the Certificate (including this Certificate of Designations and the Certificate of Designations for the Series A-2 Preferred Stock) or Bylaws in a manner that materially and adversely affects the rights, preferences, privileges or powers of the Series A-1 Preferred Stock or any Holder thereof in its capacity as such as compared to those of the Series A-2 Preferred Stock or any holder thereof in its capacity as such, (ii) amend, alter, modify, repeal or waive this Section 11(b) or Sections 12 or 17 of this Certificate of Designations, or (iii) agree or commit to do or take any action described in this Section 11(b).

(c) Class Voting. Each Holder will have one vote per share of Series A-1 Preferred Stock on any matter on which Holders of shares of Series A-1 Preferred Stock are entitled to vote, whether at a meeting or by written consent.

(d) Written Consents. The Holders of Series A-1 Preferred Stock may take action or consent to any action without a meeting by delivering a consent in writing or by electronic transmission of the Holders of the shares of Series A-1 Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of such stockholders. The Holders of Series A-1 Preferred Stock shall not have the right to vote such shares on matters other than those expressly set forth in this Certificate of Designations or as otherwise required by law.

SECTION 12. Minimum Return. Following the second anniversary of the Initial Closing Date, if (a) a redemption of any of the outstanding shares of Series A-1 Preferred Stock occurs pursuant to Section 6(a)(i) or Section 6(a)(ii) or (b) an Optional Redemption occurs (the Redemption Date applicable to either clause (a) or (b) referred to herein as an “Applicable Redemption Date”), then the Company shall pay to each Holder on the Applicable Redemption Date, in cash, an amount equal to the Incremental Amount for each share of Series A-1 Preferred Stock held by such Holder on the Applicable Redemption Date that is so redeemed.

SECTION 13. Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent and paying agent for the Series A-1 Preferred Stock shall be the Company. The Company may, in its sole discretion, appoint any other Person to serve as Transfer Agent or paying agent for the Series A-1 Preferred Stock and thereafter may remove or replace such other Person at any time. Upon any such appointment or removal, the Company shall send notice thereof to the Holders.

SECTION 14. Replacement Certificates. If physical certificates evidencing the Series A-1 Preferred Stock are issued, then the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

SECTION 15. Taxes.

(a) Withholding. Notwithstanding anything herein to the contrary, the Company shall be entitled to deduct and withhold from any amounts payable with respect to the Series A-1 Preferred Stock any taxes required to be so deducted and withheld under applicable law. To the extent that any amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Certificate of Designations as having been paid to the Person in respect of which such deduction or withholding was made. The Company shall cooperate in good faith with the Holders to minimize or eliminate any such withholding or deduction, including by giving the Holders an opportunity to provide additional information or to apply for an exemption from, or a reduced rate of, withholding.

(b) Tax Treatment. The Company and the Holders agree that (i) it is intended that, for U.S. federal income tax purposes, (A) the mere accrual of dividends with respect to the Series A-1 Preferred Stock shall not be treated as a dividend, unless and until such dividends are declared and paid in cash, (B) the Series A-1 Preferred Stock shall be treated as stock that is “preferred stock” within the meaning of Section 305 of the Code and the U.S. Treasury Regulations promulgated thereunder, (C) Holders will be treated as receiving constructive distributions from the Company with respect to shares of Series A-1 Preferred Stock over the time period beginning on the Issuance Date of such shares and ending on the Mandatory Redemption Date under Section 305(c) of the Code in the aggregate amount equal to the excess, if any, of (x) the Liquidation Preference on the Issuance Date of such shares over (y) the original purchase price for such shares (which amount shall be taken into account over such time period in accordance with the principles described in Section 305(c)(3) of the Code), and (D) any Incremental Amount received by a Holder shall be treated as an additional amount received by a Holder in exchange for the shares of Series A-1 Preferred Stock redeemed in the relevant redemption, and (ii) except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. law), neither the Company nor any Holder shall take any position inconsistent with such treatment on any tax return, in any tax proceeding or otherwise.

(c) Transfer Taxes. The Company shall pay any and all documentary, stamp and similar issue or transfer tax (“Transfer Taxes”) due on the issue of shares of Series A-1 Preferred Stock or certificates representing such shares. However, the Company shall not be required to pay any Transfer Tax that may be payable in respect of the issue or delivery (or any transfer involved in the issue or delivery) of any Series A-1 Preferred Stock to a beneficial owner other than the beneficial owner of the Series A-1 Preferred Stock immediately prior to the event pursuant to which such issue or delivery is required, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Company the amount of any such Transfer Tax or has established to the satisfaction of the Company that such Transfer Tax has been paid or is not payable.

SECTION 16. Rights and Remedies of Holders.

(a) The various provisions set forth under this Certificate of Designations and the Series A-1 Preferred Stock are for the benefit of the Holders. The Holder of any share of the Series A-1 Preferred Stock at the time outstanding may protect and enforce the rights of such Holder under the Series A-1 Preferred Stock and this Certificate of Designations by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the Series A-1 Preferred Stock, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise. Without limitation of the foregoing, the Holders would be damaged irreparably in the event any of the provisions of this Certificate of Designations are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the Holders will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designations and to enforce specifically the terms and provisions of this Certificate of Designation, including by one or more actions for specific performance, in addition to any other remedy to which they may be entitled, at law or in equity. The Company waives any defense that a remedy at law is adequate and any requirement to prove special damages, post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Certificate of Designations.

(b) Except as expressly set forth herein, all remedies available under this Certificate of Designations, at law, in equity or otherwise, will be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any Holder of a particular remedy will not preclude the exercise of any other remedy.

SECTION 17. Conversion.

(a) Each share of Series A-1 Preferred Stock shall automatically, without any further action by the Company or the Holder thereof, be converted into one (1) share of Series A-2 Preferred Stock upon the occurrence of a Transfer of such share of Series A-1 Preferred Stock by the Holder to any Person other than a Permitted Transferee of such Holder. All of the terms and conditions of the Series A-1 Preferred Stock and Series A-2 Preferred Stock shall be identical in all material respects, except with respect to this Section 17 and Section 12 of this Certificate of Designations.

(b) In the event of and upon a conversion of shares of Series A-1 Preferred Stock into shares of Series A-2 Preferred Stock pursuant to Section 17(a), such conversion shall be deemed to have been made, as applicable, at the time that the Transfer of shares occurred and all rights of the Holders of Series A-1 Preferred Stock shall cease and the Person or Persons in whose names or names the shares of Series A-2 Preferred Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Series A-2 Preferred Stock.

(c) The Company will at all times reserve and keep available out of its authorized but unissued shares of Series A-2 Preferred Stock, solely for the purpose of effecting the conversion of the shares of Series A-1 Preferred Stock pursuant to this Section 17, such number of shares of Series A-2 Preferred Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of Series A-1 Preferred Stock into shares of Series A-2 Preferred Stock.

(d) If the Company in any manner subdivides or combines the outstanding shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock, then the outstanding shares of Series A-2 Preferred Stock or Series A-1 Preferred Stock, respectively, will be subdivided or combined in the same proportion and manner.

SECTION 18. Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, addressed: (i) if to the Company, to its office at 3 Ravinia Drive, Floor 5, Atlanta, GA 30346, (ii) if to any Holder, to such Holder at the address and/or electronic mail address of such Holder as listed in the stock record books of the Company (which, for all purposes hereunder, may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

SECTION 19. Facts Ascertainable. When the terms of this Certificate of Designations refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Company shall also maintain a written record of the Issuance Date, the number of shares of Series A-1 Preferred Stock issued to a Holder and the date of each such issuance, the Liquidation Preference and Accrued Dividends per share of Series A-1 Preferred Stock and the Dividend Rate in effect from time to time and shall furnish such written record free of charge to any Holder who makes a request therefor.

SECTION 20. Waiver; Amendment. Notwithstanding any provision in this Certificate of Designations to the contrary, (a) any provision contained herein and any right of the Holders of Series A-1 Preferred Stock granted hereunder may be waived as to all shares of Series A-1 Preferred Stock (and the Holders thereof) upon the written consent of the Holders of two-thirds of the shares of Series A-1 Preferred Stock then outstanding; provided that any amendment, modification or waiver that, by its terms, would adversely and uniquely affect a Holder relative to other Holders without similarly affecting all of Holders shall require the prior written consent of such adversely and uniquely affected Holder and (b) any amendment hereto (but not any waiver hereunder) shall require the affirmative vote of a majority of the Board of Directors. Any amendment, modification, repeal, restatement, supplementation, termination or waiver of, or consent to any departure by the Company or any of its Subsidiaries from, this Certificate of Designations shall be ultra vires, null and void ab initio and of no force or effect without the Company having obtained the affirmative vote or consent of the Holders or holders, as applicable, as required by the applicable provisions of this Certificate of Designations.

SECTION 21. Severability. If any term of the Series A-1 Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then all other terms set forth herein that can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

SECTION 22. Interpretation. When a reference is made in this Certificate of Designations to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to this Certificate of Designations unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Certificate of Designations, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Certificate of Designations shall refer to this Certificate of Designations as a whole and not to any particular provision of this Certificate of Designations unless the context requires otherwise. The words “date hereof” when used in this Certificate of Designations shall refer to November 9, 2023. The terms “or,” “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The definitions contained in this Certificate of Designations are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means, unless otherwise specified, such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein; provided, that, for the avoidance of doubt, references to the Credit Agreement shall not include any amendments, modifications or supplements after November 9, 2023. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. Unless otherwise set forth herein, when calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Certificate of Designations, the date that is the reference date in calculating such period shall be excluded (and unless otherwise required by law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

SECTION 23. No Other Rights. Except as set forth in the Certificate, the Bylaws, the Investment Agreement or the Investor Rights Agreement (as defined in the Investment Agreement) or as otherwise required by law or any contract entered into by the Company and any Holder after the date hereof, the Holders will have no rights or preferences in respect of the Series A-1 Preferred Stock except as provided in this Certificate of Designations.

[Signature Page Follows]

RESOLVED, FURTHER, that the Chairperson, the Chief Executive Officer, the President or any Vice-President, and the Secretary or any Assistant Secretary, of the Company be and they hereby are authorized and directed to prepare and file this Certificate of Designations of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations this                      day of                      2023.

KORE GROUP HOLDINGS, INC.

Name: _____________________________

Title: ______________________________

[Signature Page to Certificate of Designations]

Annex I-2

FORM OF CERTIFICATE OF DESIGNATIONS OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A-2 PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

KORE Group Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Company”), hereby certifies that the following resolution was adopted by the Board of Directors of the Company or a duly authorized committee thereof (the “Board” or the “Board of Directors”) as required by Section 151 of the General Corporation Law pursuant to a unanimous written consent dated as of November 9, 2023:

WHEREAS, the amended and restated certificate of incorporation of the Company (as amended and as may be amended from time to time, the “Certificate”) provides for a class of its authorized stock known as preferred stock, consisting of 35,000,000 shares, $0.0001 par value per share (“Preferred Stock”), issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized, without further stockholder approval, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the Preferred Stock, which shall consist of 170,000 shares of the Preferred Stock that the Company has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of Preferred Stock, $0.0001 par value per share, of the Company and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

SECTION 1. Classification and Number of Shares. The shares of such series of Preferred Stock shall be classified as “Series A-2 Preferred Stock” (the “Series A-2 Preferred Stock”). The number of authorized shares constituting the Series A-2 Preferred Stock shall be 170,000. That number from time to time may be increased or decreased (but not below the number of shares of the Series A-2 Preferred Stock then outstanding), subject to the approvals required pursuant to Section 11(a)(i), (ii) and (vi) (to the extent related to (i) or (ii)) and Section 11(b), by (a) further resolution duly adopted by the Board, or any duly authorized committee thereof, and (b) the filing of an amendment to this Certificate of Designations pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized.

1

SECTION 2. Ranking. The Series A-2 Preferred Stock will rank, with respect to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and redemption rights:

(a) on a parity basis with each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks on a parity basis with the Series A-2 Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and redemption rights, including the Series A-1 Preferred Stock (such Capital Stock, “Parity Stock”);

(b) junior to each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks senior to the Series A-2 Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and redemption rights (such Capital Stock, “Senior Stock”); and

(c) senior to the Common Stock and each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series A-2 Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and redemption rights (such Capital Stock, “Junior Stock”).

The Company’s ability to issue Capital Stock that ranks on a parity basis with or senior to the Series A-2 Preferred Stock shall be subject to the provisions of Section 11(a)(i), (ii) and (vi) (to the extent related to (i) or (ii)) and Section 11(b). The respective definitions of Parity Stock, Senior Stock and Junior Stock shall also include any securities, rights or options exercisable or exchangeable for or convertible into any Parity Stock, Senior Stock or Junior Stock, as the case may be.

SECTION 3. Definitions. As used herein with respect to Series A-2 Preferred Stock:

“Accrued Dividends” means, as of any date, with respect to any share of Series A-2 Preferred Stock, (i) all Dividends that have accrued on such share through the most recent Dividend Payment Date on or prior to such date pursuant to Section 4(b), and (ii) any Accrued Dividends (as defined in the Certificate of Designations for the Series A-1 Preferred Stock) that have accrued on the share of Series A-1 Preferred Stock which was converted into such share of Series A-2 Preferred Stock up to the date that such share of Series A-1 Preferred Stock was so converted, in each case which have not, as of such date, been paid in cash.

Any Person shall be deemed to “beneficially own” any securities that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter.

“Bankruptcy Triggering Event” means any of the Company, KORE Wireless Group Inc., Maple Intermediate Holdings Inc. or any Material Subsidiary (as defined in the Credit Agreement) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding.

“Board” has the meaning set forth in the preamble above.

“Board of Directors” has the meaning set forth in the preamble above.

“Business Day” has the meaning set forth in the Investment Agreement.

“Bylaws” means the Amended and Restated Bylaws of the Company, as may be amended from time to time in accordance with the terms of the Certificate.

“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of (however designated) stock issued by such Person.

“Certificate” has the meaning set forth in the recitals above.

“Certificate of Designations” means this Certificate of Designations of Preferences, Rights and Limitations of Series A-2 Preferred Stock.

“Change of Control” means the occurrence of any one of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Searchlight Capital Partners, LP or any of its affiliates (“Searchlight”), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the aggregate voting power represented by the issued and outstanding Capital Stock of the Company (voting together as a single class, the “Total Voting Power”); or (b) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale, transfer, conveyance or other disposition of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person (other than Searchlight), other than, in the case of a merger or consolidation transaction, (i) a transaction in which the survivor or transferee is a Person that is controlled by Searchlight or (ii) a transaction following which holders of securities that represented 100% of the Total Voting Power of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own, directly or indirectly, at least a majority of the Total Voting Power of the surviving Person in such merger or consolidation transaction immediately after such transaction.

“Change of Control Notice” has the meaning set forth in Section 6(b).

“close of business” means 5:00 p.m. (New York City time).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” has the meaning set forth in the preamble above.

“Credit Agreement” means that certain Credit Agreement, dated as of November 9, 2023, by and among KORE Wireless Group, Inc., as borrower, Maple Intermediate Holdings Inc., Whitehorse Capital Management, LLC, as administrative agent (the “Administrative Agent”) and collateral agent, UBS Securities LLC, as joint lead arranger and bookrunner, and each lender from time to time party thereto.

“Debtor Relief Laws” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 2023; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, then the applicable Dividend shall be payable on the next Business Day immediately following such Dividend Payment Date, without any interest.

“Dividend Payment Period” means, the period from and including the applicable Issuance Date to, but excluding, the next Dividend Payment Date and, thereafter, the period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date.

“Dividend Rate” means, initially, 13% per annum; provided that such rate shall be 15% per annum from and after a Mandatory Redemption Default Event.

“Dividends” has the meaning set forth in Section 4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indenture” means the Amended and Restated Indenture, dated as of November 15, 2021, among the Company, as guarantor, KORE Wireless Group, Inc., as issuer and Wilmington Trust, National Association, as trustee.

“Governmental Entity” means any local, federal or foreign governmental entity.

“Holder” means a Person in whose name the shares of Series A-2 Preferred Stock are registered, which Person shall be treated by the Company and the Transfer Agent as the absolute owner of the shares of Series A-2 Preferred Stock for the purpose of making payment and for all other purposes; provided that, any transferee of the foregoing Person shall be deemed a “Holder” hereunder; provided, further, that, notwithstanding the foregoing, to the fullest extent permitted by Law, no Person that has received shares of Series A-2 Preferred Stock in violation of the Investment Agreement or this Certificate of Designations shall be a Holder and the Transfer Agent shall not, unless directed otherwise by the Company, recognize any such Person as a Holder and the Person in whose name the shares of Series A-2 Preferred Stock were registered immediately prior to such Transfer shall remain the Holder of such shares.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments to the extent the same would appear as a liability on a balance sheet (excluding footnotes thereto) of such Person in accordance with GAAP;

(b) the maximum amount (after giving effect to any prior drawings or reductions which have been reimbursed) of all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract (as defined in the Credit Agreement as in effect as of the date hereof) (with the amount of such net obligations being deemed to be the aggregate Swap Termination Value (as defined in the Credit Agreement as in effect as of the date hereof) thereof as of such date);

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within thirty (30) days after becoming due and payable), (iii) any other obligation that appears in the liabilities section of the balance sheet of such Person, to the extent (A) such Person is indemnified for the payment thereof by a solvent Person reasonably acceptable to the Administrative Agent or (B) amounts to be applied to the payment therefor are in escrow, (iv) liabilities associated with customer prepayments and deposits, and (v) any lease, concession or license or property (or guarantee thereof) which would be considered an operating lease under GAAP as in effect on December 31, 2018, Non-Financing Lease Obligations (as defined in the Credit Agreement as in effect as of the date hereof), sale and lease back transactions or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness (as defined in the Credit Agreement as in effect as of the date hereof);

(g) all obligations of such Person in respect of Disqualified Equity Interests (as defined in the Credit Agreement as in effect as of the date hereof); and

(h) all Guarantee Obligations (as defined in the Credit Agreement as in effect as of the date hereof) of such Person in respect of any of the foregoing.

provided that (i) amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith, (ii) the Indebtedness of any Person shall exclude Indebtedness incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction solely to the extent the proceeds thereof are and continue to be held in an Escrow (as defined in the Credit Agreement as in effect as of the date hereof) and are not otherwise made available to such person and (iii) the amount of any Permitted Convertible Indebtedness (as defined in the Credit Agreement as in effect as of the date hereof) shall be the aggregate stated principal amount thereof without giving effect to any obligation to pay cash or deliver shares with value in excess of such principal amount, and without giving effect to any integration thereof with any Permitted Bond Hedge Transaction (as defined in the Credit Agreement as in effect as of the date hereof) pursuant to U.S. Treasury Regulation § 1.1275-6.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, company, or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt (as defined in the Credit Agreement as in effect as of the date hereof), (B) in the case of the Borrower (as defined in the Credit Agreement as in effect as of the date hereof) and its Restricted Subsidiaries (as defined in the Credit Agreement as in effect as of the date hereof), exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business, (C) exclude (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller and (iii) Indebtedness of any Parent Entity (as defined in the Credit Agreement as in effect as of the date hereof) appearing on the balance sheet of the Borrower (as defined in the Credit Agreement as in effect as of the date hereof) solely by reason of push down accounting under GAAP and (D) exclude obligations under or in respect of Permitted Non-Recourse Factoring (as defined in the Credit Agreement as in effect as of the date hereof). The amount of any Indebtedness that is issued at a discount to its principal amount shall be calculated based on the initial stated principal amount thereof without giving effect to such discounts.

“Initial Closing Date” has the meaning set forth in the Investment Agreement.

“Investment Agreement” means that certain Investment Agreement dated as of November 9, 2023, by and between the Company and Searchlight IV KOR, L.P.

“Issuance Date” means, with respect to any share of Series A-2 Preferred Stock, the date of issuance of such share, which, for the avoidance of doubt, shall be the date such share was converted from a share of Series A-1 Preferred Stock pursuant to the Certificate of Designations for the Series A-1 Preferred Stock.

“Junior Stock” has the meaning set forth in Section 2(c).

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the legally binding interpretation or administration thereof by any Governmental Entity charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Entity.

“Lien” has the meaning set forth in the Credit Agreement.

“Liquidation Preference” means, with respect to any share of Series A-2 Preferred Stock, as of any date, $1,000 per share.

“Mandatory Redemption” has the meaning set forth in Section 8(a).

“Mandatory Redemption Date” means [insert 10th anniversary of Initial Closing Date], 2033.

“Mandatory Redemption Default Event” has the meaning set forth in Section 8(d).

“Mandatory Redemption Price” means, with respect to any share of Series A-2 Preferred Stock, an amount equal to the sum of (a) the Liquidation Preference plus (b) any Accrued Dividends with respect to such share of Series A-2 Preferred Stock plus (c) any accrued and unpaid dividends since the most recent Dividend Payment Date with respect to such share of Series A-2 Preferred Stock as of the Mandatory Redemption Date.

“Notice of Mandatory Redemption” has the meaning set forth in Section 8(a).

“Notice of Optional Redemption” has the meaning set forth in Section 7(b).

“Optional Redemption” has the meaning set forth in Section 7(a).

“Parity Stock” has the meaning set forth in Section 2(a).

“Permitted Transferee” has the meaning set forth in the Investment Agreement.

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

“Redemption Date” means with respect to any redemption of shares of Series A-2 Preferred Stock pursuant to this Certificate of Designations, the date on which the applicable redemption consideration for the shares of Series A-2 Preferred Stock redeemed is paid or delivered to the Holder thereof.

“Redemption Price” has the meaning set forth in Section 7(a).

“Second Closing Date” has the meaning set forth in the Investment Agreement.

“Senior Stock” has the meaning set forth in Section 2(b).

“Series A-1 Preferred Stock” means the series of Preferred Stock classified as “Series A-1 Preferred Stock” of the Company.

“Series A-2 Preferred Stock” has the meaning set forth in Section 1.

“Subsidiary” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing 50% or more of the ordinary voting power (or, in the case of a partnership, 50% or more of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Transfer Agent” means the Person acting as Transfer Agent, Registrar and paying agent for the Series A-2 Preferred Stock, and its successors and assigns. The Transfer Agent initially shall be the Company.

“Transfer” has the meaning set forth in the Investment Agreement.

“Unredeemed Shares” has the meaning set forth in Section 10.

“Warrant” has the meaning set forth in the Investment Agreement.

“Warrant Shares” has the meaning set forth in the Investment Agreement.

SECTION 4. Dividends.

(a) Dividends. Holders shall be entitled to receive dividends of the type and in the amount determined as set forth in this Section 4 (such dividends, “Dividends”).

(b) Accrual of Dividends. Dividends on each share of Series A-2 Preferred Stock shall (i) accrue on the Liquidation Preference of such share and on any Accrued Dividends on such share, on a daily basis from and including the Issuance Date of such share, whether or not declared, whether or not the Company has earnings and whether or not the Company has assets legally available to make payment thereof, at a rate equal to the Dividend Rate, (ii) compound quarterly and (iii) be payable quarterly in arrears, in accordance with Section 4(c), on each Dividend Payment Date, commencing on the first Dividend Payment Date following the Issuance Date of such share. Dividends on the Series A-2 Preferred Stock shall accrue on the basis of a 365-day year based on actual days elapsed. The amount of Dividends payable with respect to any share of Series A-2 Preferred Stock for any Dividend Payment Period shall equal the sum of the daily Dividend amounts accrued in accordance with the prior sentence of this Section 4(b) with respect to such share during such Dividend Payment Period.

(c) Payment of Dividends. Dividends shall be payable in cash only if, as and when declared by the Board, and, if not declared by the Board, the amount of Accrued Dividends shall be automatically increased, without any action on the part of the Company or any other Person, in an amount equal to the amount of the Dividend to be paid. For further clarity, if the Board does not declare and pay in cash, or the Company otherwise for any reason fails to pay in cash, on any Dividend Payment Date pursuant to this Section 4(c) the full amount of any accrued and unpaid Dividend on the Series A-2 Preferred Stock since the most recent Dividend Payment Date, then the amount of such unpaid Dividend shall automatically be added to the amount of Accrued Dividends on such share on the applicable Dividend Payment Date without any action on the part of the Company or any other Person.

(d) Record Date. The record date for payment of Dividends on any relevant Dividend Payment Date will be the close of business on the fifteenth (15th) day of the calendar month that contains the relevant Dividend Payment Date whether or not such day is a Business Day.

SECTION 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, the Holders shall be entitled, out of the assets of the Company legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock, to receive in full a liquidating distribution in cash and in the amount per share of Series A-2 Preferred Stock equal to the sum of (i) the Liquidation Preference plus (ii) any Accrued Dividends with respect to such share of Series A-2 Preferred Stock plus (iii) any accrued and unpaid dividends since the most recent Dividend Payment Date with respect to such share of Series A-2 Preferred Stock as of the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company after receiving in full what is expressly provided for in this Section 5(a), and after such receipt will have no right or claim to any of the Company’s remaining assets.

(b) Partial Payment. If, in connection with any distribution described in Section 5(a), the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) to all Holders and the liquidating distributions payable to all holders of any Parity Stock, then the amounts distributed to the Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. Except as otherwise provided in Section 6, upon the consummation of a merger or consolidation of the Company with another Person in which the Company is not the surviving entity, any Series A-2 Preferred Stock that is outstanding at such time (including any Unredeemed Shares) shall be converted into or exchanged for preference securities of the surviving or resulting entity having substantially the same rights, powers, limitations and restrictions of the Series A-2 Preferred Stock immediately prior to such consummation.

SECTION 6. Redemption upon a Change of Control.

(a) Change of Control Redemption. Subject to Section 6(d), upon the occurrence of a Change of Control, (i) the Company (or its successor or the acquiring or surviving Person in a Change of Control) shall have the right, but not the obligation, to redeem in cash any or all of the outstanding shares of Series A-2 Preferred Stock at the then-applicable Redemption Price (which for purposes of this Section 6 shall be calculated by replacing references to “Redemption Date” with “date of consummation of the Change of Control” in the definition of “Redemption Price”); provided, that any such optional redemption by the Company of any or all of the outstanding shares of Series A-2 Preferred Stock must occur on a pro rata basis with an optional redemption by the Company of outstanding shares of Series A-1 Preferred Stock pursuant to Section 6 of the Certificate of Designations for the Series A-1 Preferred Stock, and (ii) each Holder will have the right, but not the obligation, to require the Company (or its successor or the acquiring or surviving Person in a Change of Control) to redeem in cash any or all of the outstanding shares of Series A-2 Preferred Stock owned by such Holder at the then-applicable Redemption Price (which for purposes of this Section 6 shall be calculated by replacing references to “Redemption Date” with “date of consummation of the Change of Control” in the definition of “Redemption Price”).

(b) Change of Control Notice. On or before the twentieth (20th) Business Day prior to the date on which the Company anticipates consummating a Change of Control (or, if later, promptly after the Company discovers that a Change of Control may occur), a written notice (a “Change of Control Notice”) shall be sent by or on behalf of the Company to each Holder at its address as it appears in the records of the Company. The Change of Control Notice shall include: (i) a description of the material terms and conditions of the Change of Control; (ii) the date on which the Change of Control is anticipated to be consummated; (iii) whether the Company is exercising its right under Section 6(a)(i) to redeem any or all of the outstanding shares of Series A-2 Preferred Stock and, if so, the number of shares of Series A-2 Preferred Stock to be redeemed from such Holder; (iii) the place at which shares of Series A-2 Preferred Stock shall be redeemed; and (iv) the applicable Redemption Price. If, or to the extent that, the Company (or its successor or the acquiring or surviving Person in a Change of Control) is not exercising its rights pursuant to Section 6(a)(i) to redeem the outstanding shares of Series A-2 Preferred Stock, the Holder may exercise its right pursuant to Section 6(a)(ii) to require the Company (or its successor or the acquiring or surviving Person in a Change of Control) to redeem any or all of the outstanding shares of Series A-2 Preferred Stock owned by such Holder by delivering a written notice to the Company (or its successor or the acquiring or surviving Person in a Change of Control) (the “Election Notice”) stating that the Holder is exercising its right to require the Company (or its successor or the acquiring or surviving Person in a Change of Control) to redeem any or all of its outstanding shares of Series A-2 Preferred Stock and including wire transfer instructions for the payment of the Redemption Price, which Election Notice shall be irrevocable so long as the economic terms and material other terms and conditions of the Change of Control remain unchanged from those set forth in the applicable Change of Control Notice. Such Election Notice must be delivered on or prior to the later of (x) five (5) Business Days prior to the date on which the Company anticipates consummating a Change of Control (as specified in the Change of Control Notice) and (y) five (5) Business Days after the Holder’s receipt of the Change of Control Notice (such period, the “Election Period”). In the event a Holder timely receives a Change of Control Notice in accordance with this Section 6(b) and fails to deliver the Election Notice within the applicable Election Period, such Holder shall be deemed to have irrevocably waived its right to require the Company (or its successor or the acquiring or surviving Person in a Change of Control) to redeem any or all of its outstanding shares of Series A-2 Preferred Stock under this Section 6; provided, that if there is any change to the economic terms or material other terms and conditions of the Change of Control as compared to those set forth in the applicable Change of Control Notice, the Company shall deliver another Change of Control Notice and commence a new Election Period with respect thereto in accordance with this Section 6 (which shall apply mutatis mutandis).

(c) Delivery of Redemption Price. If either the Company (or its successor or the acquiring or surviving Person in a Change of Control) or a Holder has exercised its right to redeem, or require redemption of, any outstanding shares of Series A-2 Preferred Stock pursuant to Section 6(a), then following the consummation of a Change of Control and on or about the same date thereof, subject to Section 6(d), the Company (or its successor or the acquiring or surviving Person in a Change of Control) shall deliver or cause to be delivered to each Holder by wire transfer of immediately available funds in cash the applicable Redemption Price with respect to each of such Holder’s shares of Series A-2 Preferred Stock so redeemed. In case of any redemption at the option of the Company (or its successor or the acquiring or surviving Person in a Change of Control) of part but not all of the shares of Series A-2 Preferred Stock at the time outstanding, the shares of Series A-2 Preferred Stock to be redeemed shall be redeemed by the Company (or its successor or the acquiring or surviving Person in a Change of Control) from the Holders pro rata based on the number of shares of Series A-2 Preferred Stock held by each Holder. If the shares of Series A-2 Preferred Stock are certificated, and fewer than all the shares represented by any single certificate are redeemed, then a new certificate shall be issued representing the Unredeemed Shares without charge to the Holder thereof. No action on the part of the Holder shall be required to receive the applicable Redemption Price, other than to surrender to the Transfer Agent in accordance with the instructions delivered pursuant to the Change of Control Notice the certificates representing the shares of Series A-2 Preferred Stock to be redeemed by the Company or lost stock affidavits therefor (together with any customary indemnity that may be required by the Transfer Agent and the Company), to the extent applicable, or book entry statements evidencing such shares, if uncertificated, as a condition to receiving the applicable Redemption Price; provided that in no event shall any Holder, in connection with any such redemption, be required to agree to any restrictive covenants.

(d) Partial Redemption. If Delaware law (or other applicable law) prohibits the Company from redeeming any or all of the shares of Series A-2 Preferred Stock required or sought to be redeemed pursuant to this Section 6, the Company shall not be entitled to elect to redeem any such shares of Series A-2 Preferred Stock pursuant to Section 6(a)(i) and, with respect to any shares of Series A-2 Preferred Stock with respect to which Holders have exercised their redemption rights pursuant to Section 6(a)(ii), the Company shall ratably redeem the maximum number of such shares that it may redeem consistent with such law, and the Company shall redeem the remaining shares of Series A-2 Preferred Stock submitted for redemption as soon as it may lawfully do so under such law. The inability of the Company (or its successor or the acquiring or surviving Person in a Change of Control) to pay the Redemption Price due to not having sufficient funds legally available therefor shall not relieve the Company (or its successor or the acquiring or surviving Person in a Change of Control) from its obligation to effect the redemption in full when, as and if permitted by applicable law.

(e) Effect of Redemption. Effective immediately prior to the close of business on the Redemption Date for any shares of Series A-2 Preferred Stock redeemed pursuant to this Section 6, Dividends shall no longer accrue or be declared on any such shares of Series A-2 Preferred Stock, such shares of Series A-2 Preferred Stock shall cease to be outstanding, and all rights (except to receive the applicable Redemption Price as described herein) with respect to such shares shall cease and terminate, notwithstanding that any certificate of any share called for redemption has not been surrendered for cancellation.

(f) Status of Redeemed Shares. Shares of Series A-2 Preferred Stock redeemed in accordance with this Section 6 shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board pursuant to the provisions of the Certificate.

(g) Change of Control Agreement. The Company shall not enter into any agreement for a transaction constituting a Change of Control unless (i) such agreement provides for or does not prevent (as applicable) the exercise by the Holders of their rights to require the Company (or its successor or the acquiring or surviving Person in a Change of Control) to redeem their shares of Series A-2 Preferred Stock in a manner that is consistent with and gives effect to this Section 6, and (ii) the acquiring or surviving Person in such Change of Control represents or covenants, in form and substance reasonably satisfactory to the Board acting in good faith, that at the closing of such Change of Control such Person shall have sufficient funds (which may include, without limitation, cash and cash equivalents on the Company’s balance sheet, the proceeds of any debt or equity financing, available lines of credit or uncalled capital commitments) to consummate such Change of Control and the payment of the applicable Redemption Price in respect of all outstanding shares of Series A-2 Preferred Stock.

SECTION 7. Redemption at the Option of the Company.

(a) Optional Redemption. The Company may, at its option, redeem for cash all (but not less than all) of the outstanding shares of Series A-2 Preferred Stock (an “Optional Redemption”) (provided, that any such optional redemption by the Company of all (but not less than all) of the outstanding shares of Series A-2 Preferred Stock must occur with the Company also exercising its optional redemption of all (but not less than all) outstanding shares of the Series A-1 Preferred Stock pursuant to Section 7 of the Certificate of Designations for the Series A-1 Preferred Stock), at a price per share of Series A-2 Preferred Stock (the “Redemption Price”) equal to:

(i) if the Redemption Date is on or prior to the first (1st) anniversary of the Initial Closing Date, (A) 104.0% multiplied by (B) the sum of (x) the Liquidation Preference plus (y) any Accrued Dividends with respect to such share of Series A-2 Preferred Stock plus (z) any accrued and unpaid dividends since the most recent Dividend Payment Date with respect to such share of Series A-2 Preferred Stock as of the Redemption Date;

(ii) if the Redemption Date is after the first (1st) anniversary but on or prior to the second (2nd) anniversary of the Initial Closing Date, (A) 102.0% multiplied by (B) the sum of (x) the Liquidation Preference plus (y) any Accrued Dividends with respect to such share of Series A-2 Preferred Stock plus (z) any accrued and unpaid dividends since the most recent Dividend Payment Date with respect to such share of Series A-2 Preferred Stock as of the Redemption Date;

(iii) if the Redemption Date is after the second (2nd) anniversary but on or prior to the third (3rd) anniversary of the Initial Closing Date, (A) 101.0% multiplied by (B) the sum of (x) the Liquidation Preference plus (y) any Accrued Dividends with respect to such share of Series A-2 Preferred Stock plus (z) any accrued and unpaid dividends since the most recent Dividend Payment Date with respect to such share of Series A-2 Preferred Stock as of the Redemption Date; and

(iv) if the Redemption Date is after the third (3rd) anniversary of the Initial Closing Date, (A) 100.0% multiplied by (B) the sum of (x) the Liquidation Preference plus (y) any Accrued Dividends with respect to such share of Series A-2 Preferred Stock plus (z) any accrued and unpaid dividends since the most recent Dividend Payment Date with respect to such share of Series A-2 Preferred Stock as of the Redemption Date.

(b) Notice of Optional Redemption. If the Company elects to effect an Optional Redemption, then a written notice (a “Notice of Optional Redemption”) shall be sent by or on behalf of the Company to each Holder at its address as it appears in the records of the Company. The Notice of Optional Redemption shall (i) notify such Holders of the election of the Company to redeem all shares of Series A-2 Preferred Stock, the Redemption Price and the Redemption Date, (ii) state the place at which the shares of Series A-2 Preferred Stock called for redemption shall be redeemed and (iii) state where the Holder should deliver wire instructions for payment of the Redemption Price. The Redemption Date selected by the Company for an Optional Redemption shall be not less than ten (10) Business Days and not more than twenty (20) Business Days after the date on which the Company delivers the Notice of Optional Redemption to the Holders.

(c) Delivery of Redemption Price. On the Redemption Date for the Optional Redemption, the Company shall deliver or cause to be delivered to each Holder by wire transfer of immediately available funds in cash the applicable Redemption Price with respect to each of such Holder’s shares of Series A-2 Preferred Stock so redeemed. No action on the part of the Holder shall be required to receive the applicable Redemption Price, other than to surrender to the Transfer Agent in accordance with the instructions delivered pursuant to the Notice of Optional Redemption the certificates representing the shares of Series A-2 Preferred Stock to be redeemed by the Company or lost stock affidavits therefor (together with any customary indemnity that may be required by the Transfer Agent and the Company), to the extent applicable, or book entry statements evidencing such shares, if uncertificated, as a condition to receiving the applicable Redemption Price; provided that in no event shall any Holder, in connection with any such redemption, be required to agree to any restrictive covenants.

(d) Effect of Redemption. Effective immediately prior to the close of business on the Redemption Date for any shares of Series A-2 Preferred Stock redeemed pursuant to this Section 7, Dividends shall no longer accrue or be declared on any such shares of Series A-2 Preferred Stock, such shares of Series A-2 Preferred Stock shall cease to be outstanding, and all rights (except to receive the applicable Redemption Price as described herein) with respect to such shares shall cease and terminate, notwithstanding that any certificate of any share called for redemption has not been surrendered for cancellation.

(e) Status of Redeemed Shares. Shares of Series A-2 Preferred Stock redeemed in accordance with this Section 7 shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board pursuant to the provisions of the Certificate.

SECTION 8. Mandatory Redemption.

(a) Mandatory Redemption. On the Mandatory Redemption Date, the Company shall redeem for cash all (and not less than all) of the outstanding shares of Series A-2 Preferred Stock (the “Mandatory Redemption”), at a price per share of Series A-2 Preferred Stock equal to the Mandatory Redemption Price.

(b) Notice of Mandatory Redemption. Not less than thirty (30) or more than sixty (60) Business Days prior to the Mandatory Redemption Date, a written notice (the “Notice of Mandatory Redemption”) shall be sent by or on behalf of the Company to each Holder at its address as it appears in the records of the Company. The Notice of Mandatory Redemption shall (i) set forth the Mandatory Redemption Price for each share to be redeemed and the Mandatory Redemption Date, (ii) state the place at which the shares of Series A-2 Preferred Stock shall be redeemed and (iii) state where the Holder should deliver wire instructions for payment of the Mandatory Redemption Price. Any failure or defect in the delivery of the Notice of Mandatory Redemption shall not affect the Company’s obligation to redeem all of the outstanding shares of Series A-2 Preferred Stock pursuant to this Section 8.

(c) Delivery of Mandatory Redemption Price. On the Mandatory Redemption Date, the Company shall deliver or cause to be delivered to each Holder by wire transfer of immediately available funds in cash the applicable Mandatory Redemption Price with respect to each of such Holder’s shares of Series A-2 Preferred Stock. No action on the part of the Holder shall be required to receive the Mandatory Redemption Price, other than to surrender to the Transfer Agent in accordance with the instructions delivered pursuant to the Notice of Mandatory Redemption the certificates representing the shares of Series A-2 Preferred Stock to be redeemed by the Company or lost stock affidavits therefor (together with any customary indemnity that may be required by the Transfer Agent and the Company), to the extent applicable, or book entry statements evidencing such shares, if uncertificated, as a condition to receiving the applicable Mandatory Redemption Price; provided that in no event shall any Holder, in connection with any such redemption, be required to agree to any restrictive covenants.

(d) Partial Redemption. The Company shall apply all of its assets to paying the Mandatory Redemption Price for all outstanding shares of Series A-2 Preferred Stock and to no other corporate purpose, except to the extent prohibited by Delaware law (or other applicable law). If the Company shall fail to redeem all of the outstanding shares of Series A-2 Preferred Stock for any reason on the Mandatory Redemption Date (a “Mandatory Redemption Default Event”), in addition to the increase in the Dividend Rate and without limiting any other available remedies to the Holders, the Company shall take any and all reasonable actions to generate sufficient funds to redeem all of the outstanding shares of Series A-2 Preferred Stock, including by way of selling assets, raising equity or other financing or otherwise, and any such funds shall immediately be used to pay the Mandatory Redemption Price for the outstanding shares of Series A-2 Preferred Stock. If Delaware law (or other applicable law) prohibits the Company from redeeming any of the outstanding shares of Series A-2 Preferred Stock on the Mandatory Redemption Date, then the Company shall ratably redeem the maximum number of the outstanding shares of Series A-2 Preferred Stock that it may redeem consistent with such law, and the Company shall redeem the remaining outstanding shares of Series A-2 Preferred Stock as soon as it may lawfully do so under such law until it has completed the Mandatory Redemption in full. The inability of the Company (or its successor) to complete the Mandatory Redemption due to not having sufficient funds legally available therefor shall not relieve the Company (or its successor) from its obligation to effect the Mandatory Redemption in full when, as and if permitted by applicable law.

(e) Effect of Redemption. Effective immediately prior to the close of business on the date the Mandatory Redemption Price is paid with respect to a share of Series A-2 Preferred Stock pursuant to this Section 8, Dividends shall no longer accrue or be declared on such share of Series A-2 Preferred Stock, such share of Series A-2 Preferred Stock shall cease to be outstanding, and all rights (except to receive the applicable Mandatory Redemption Price as described herein) with respect to such shares shall cease and terminate, notwithstanding that any certificate of any share called for redemption has not been surrendered for cancellation.

(f) Status of Redeemed Shares. Shares of Series A-2 Preferred Stock redeemed in accordance with this Section 8 shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board pursuant to the provisions of the Certificate.

SECTION 9. Redemption upon a Bankruptcy Triggering Event.

(a) Bankruptcy Triggering Event. Notwithstanding anything to the contrary herein, upon any Bankruptcy Triggering Event at any time, the Company shall immediately redeem for cash, out of funds legally available therefor, each of the shares of Series A-2 Preferred Stock then outstanding at the applicable Redemption Price (which for purposes of this Section 9 shall be calculated by replacing references to “Redemption Date” with “date of the Bankruptcy Triggering Event” in the definition of “Redemption Price”), by wire transfer of immediately available funds in cash, without the requirement for any notice or demand or other action by any Holder or any other Person; provided that a Holder may, in its sole discretion, waive such right to receive payment upon a Bankruptcy Triggering Event, in whole or in part, and any such waiver shall not affect any other rights of such Holder or any other Holder hereunder, including any other rights in respect of such Bankruptcy Triggering Event, and any right to payment of such Redemption Price or any other amount, as applicable. No action on the part of the Holder shall be required to receive the applicable Redemption Price, other than to surrender to the Transfer Agent the certificates representing the shares of Series A-2 Preferred Stock to be redeemed by the Company or lost stock affidavits therefor (together with any customary indemnity that may be required by the Transfer Agent and the Company), to the extent applicable, or book entry statements evidencing such shares, if uncertificated, as a condition to receiving the applicable Redemption Price; provided that in no event shall any Holder, in connection with any such redemption, be required to agree to any restrictive covenants.

(b) Effect of Redemption. Effective immediately prior to the close of business on the Redemption Date for any shares of Series A-2 Preferred Stock redeemed pursuant to this Section 9, Dividends shall no longer accrue or be declared on any such shares of Series A-2 Preferred Stock, such shares of Series A-2 Preferred Stock shall cease to be outstanding, and all rights (except to receive the applicable Redemption Price as described herein) with respect to such shares shall cease and terminate, notwithstanding that any certificate of any share called for redemption has not been surrendered for cancellation.

(c) Status of Redeemed Shares. Shares of Series A-2 Preferred Stock redeemed in accordance with this Section 9 shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board pursuant to the provisions of the Certificate.

SECTION 10. Treatment of Unredeemed Shares. In the event (i) any shares of Series A-2 Preferred Stock are not called or submitted for redemption pursuant to Sections 6 or 7 herein, as applicable or (ii) the Company fails to pay the applicable Redemption Price or Mandatory Redemption Price, as applicable, in full when due in accordance with Sections 6, 7, 8 or 9 herein, as applicable, in respect of some or all of the shares of Series A-2 Preferred Stock called or submitted for redemption (any such shares being “Unredeemed Shares” until the Redemption Price or Mandatory Redemption Price, as applicable, in respect thereof is paid in full in accordance with this Certificate of Designations), then such shares will remain outstanding, shall continue to bear cumulative dividends (and the Redemption Price or Mandatory Redemption Price, as applicable, shall be increased to include such additional unpaid dividends) and shall retain their powers, designations, preferences and other rights under this Certificate of Designations until the Redemption Price or Mandatory Redemption Price, as applicable, in respect thereof is paid in full in accordance with this Certificate of Designations.

SECTION 11. Approval Rights.

(a) Series A-2 Approval Rights. Except as expressly set forth herein, the Series A-2 Preferred Stock shall be non-voting. The vote or consent of the Holders or holders, as applicable, of at least a majority of the shares of Series A-2 Preferred Stock and shares of Series A-1 Preferred Stock outstanding at such time, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for such purpose, will be required to effect any of the following actions by the Company or any of its Subsidiaries, whether by amendment, merger, consolidation, operation of Law or otherwise, and whether or not such approval is required pursuant to the DGCL:

(i) amending, altering, modifying, repealing or waiving any provision of (A) the Certificate (excluding this Certificate of Designations and the Certificate of Designations for the Series A-1 Preferred Stock) or Bylaws in a manner that materially and adversely affects the rights, preferences, privileges or powers of the Series A-2 Preferred Stock or the Series A-1 Preferred Stock or any Holder or holder, as applicable, thereof in its capacity as such or (B) this Certificate of Designations or the Certificate of Designations for the Series A-1 Preferred Stock;

(ii) authorizing or issuing additional shares of, or reclassifying existing securities into, any Parity Stock, any Senior Stock or any securities or rights convertible or exchangeable into, or exercisable for, Parity Stock or Senior Stock (including shares of Series A-2 Preferred Stock or additional shares of Series A-1 Preferred Stock, other than the issuance of shares of Series A-1 Preferred Stock pursuant to the Investment Agreement and Series A-2 Preferred Stock pursuant to Section 17 of the Certificate of Designations for the Series A-1 Preferred Stock);

(iii) incurring, assuming or guaranteeing any Indebtedness after the Initial Closing Date; provided that such vote or consent shall not be required for the following: (A) any borrowings under the Credit Agreement that were available to the Company or any of its Subsidiaries as of the Initial Closing Date; (B) any incurrence, assumption or guarantee of Indebtedness to the extent permitted under (I) the Credit Agreement and/or the Existing Indenture, in each case, as in effect as of the Initial Closing Date, or (II) any replacement credit agreement thereof, other than any replacement credit agreement secured by Liens junior to the Liens securing the obligations under the Credit Agreement on the Initial Closing Date (a “Junior Credit Agreement”)

(in each case of (I) and (II), other than any Indebtedness secured by a Lien junior to the Liens securing the Credit Agreement and/or such replacement credit agreement, as applicable; provided that in the case of Liens permitted under clauses (c) through (g) of Section 7.01 of the Credit Agreement or any similar provision in any replacement credit agreement thereof, no such consent or vote shall be required); (C) any intercompany Indebtedness among the Company and its wholly-owned Subsidiaries so long as such Indebtedness is held in its entirety by the Company or one or more of its wholly owned Subsidiaries; and (D) any refinancing of the Credit Agreement (other than a Junior Credit Agreement) or Indebtedness that is outstanding immediately prior to the Initial Closing Date (including, for the avoidance of doubt, any subsequent refinancings thereof), including the amount of customary fees, expenses and discounts related to such refinancing;

(iv) declaring, paying or setting aside any dividend on, or making any distribution with respect to, any Junior Stock or Parity Stock, other than (A) a dividend or distribution payable solely in Junior Stock, or (B) a dividend or distribution from a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company (in each case, other than, with respect to the Series A-2 Preferred Stock, on a pro rata basis with the Series A-1 Preferred Stock);

(v) redeeming, purchasing or making a liquidation payment relating to any Junior Stock or Parity Stock, other than (A) purchases of Junior Stock pursuant to any employment contract, benefit plan or other similar arrangement approved by the Board with or for the benefit of current or former employees, officers, directors or consultants, (B) as a result of a reclassification of existing Junior Stock for or into other Junior Stock, or existing Parity Stock for or into other Parity Stock or (C) pursuant to a Permitted Repurchase Transaction (as defined in the Investment Agreement) (in each case, other than, with respect to the Series A-2 Preferred Stock, on a pro rata basis with the Series A-1 Preferred Stock); and

(vi) agreeing or committing to do or take any action described in this Section 11(a).

For purposes of Section 11(a)(i) and (vi) (to the extent related to (i)) and Section 11(b), the filing in accordance with applicable law of a certificate of designations or any similar document setting forth or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or other terms of any class or series of stock of the Company shall be deemed an amendment to the Certificate. Any of the actions prohibited by this Section 11(a) (if taken without the prior affirmative vote or consent of Holders or holders, as applicable, of at least a majority of the shares of Series A-2 Preferred Stock and Series A-1 Preferred Stock outstanding at such time approving such action) or Section 11(b) (if taken without the prior affirmative vote or consent of Holders of at least a majority of the shares of Series A-2 Preferred Stock outstanding at such time approving such action) shall be ultra vires, null and void ab initio and of no force or effect. The Company shall not, and shall cause its Subsidiaries not to (either directly or indirectly, including by merger, consolidation, operation of law or otherwise), by amendment, modification, repeal, restatement, supplementation, termination or waiver of, or consent to any departure by the Company or any of its Subsidiaries from, any provision of this Certificate of Designations or through any Change of Control or any other reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Certificate of Designations.

(b) In addition to and without limiting the foregoing, the vote or consent of the Holders of at least a majority of the shares of Series A-2 Preferred Stock outstanding at such time, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for such purpose, will be required to, whether by amendment, merger, consolidation, operation of Law or otherwise, and whether or not such approval is required pursuant to the DGCL, (i) amend, alter, modify, repeal or waive any provision of the Certificate (including this Certificate of Designations and the Certificate of Designations for the Series A-1 Preferred Stock) or Bylaws in a manner that materially and adversely affects the rights, preferences, privileges or powers of the Series A-2 Preferred Stock or any Holder thereof in its capacity as such as compared to those of the Series A-1 Preferred Stock or any holder thereof in its capacity as such or (ii) agree or commit to do or take any action described in Section 11(b)(i); provided that any amendment, alteration, modification, repeal or waiver of Section 11(b) or Sections 12 or 17 of the Certificate of Designations for the Series A-1 Preferred Stock shall not be deemed to adversely affect the rights, preferences, privileges or powers of the Series A-2 Preferred Stock or any Holder thereof in its capacity as such as compared to those of the Series A-1 Preferred Stock or any holder thereof in its capacity as such.

(c) Class Voting. Each Holder will have one vote per share of Series A-2 Preferred Stock on any matter on which Holders of shares of Series A-2 Preferred Stock are entitled to vote, whether at a meeting or by written consent.

(d) Written Consents. The Holders of Series A-2 Preferred Stock may take action or consent to any action without a meeting by delivering a consent in writing or by electronic transmission of the Holders of the shares of Series A-2 Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of such stockholders. The Holders of Series A-2 Preferred Stock shall not have the right to vote such shares on matters other than those expressly set forth in this Certificate of Designations or as otherwise required by law.

SECTION 12. [Reserved.]

SECTION 13. Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent and paying agent for the Series A-2 Preferred Stock shall be the Company. The Company may, in its sole discretion, appoint any other Person to serve as Transfer Agent or paying agent for the Series A-2 Preferred Stock and thereafter may remove or replace such other Person at any time. Upon any such appointment or removal, the Company shall send notice thereof to the Holders.

SECTION 14. Replacement Certificates. If physical certificates evidencing the Series A-2 Preferred Stock are issued, then the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

SECTION 15. Taxes.

(a) Withholding. Notwithstanding anything herein to the contrary, the Company shall be entitled to deduct and withhold from any amounts payable with respect to the Series A-2 Preferred Stock any taxes required to be so deducted and withheld under applicable law. To the extent that any amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Certificate of Designations as having been paid to the Person in respect of which such deduction or withholding was made. The Company shall cooperate in good faith with the Holders to minimize or eliminate any such withholding or deduction, including by giving the Holders an opportunity to provide additional information or to apply for an exemption from, or a reduced rate of, withholding.

(b) Tax Treatment. The Company and the Holders agree that (i) it is intended that, for U.S. federal income tax purposes, (A) the mere accrual of dividends with respect to the Series A-2 Preferred Stock shall not be treated as a dividend, unless and until such dividends are declared and paid in cash, (B) the Series A-2 Preferred Stock shall be treated as stock that is “preferred stock” within the meaning of Section 305 of the Code and the U.S. Treasury Regulations promulgated thereunder, (C) subject to clause (A) above, if applicable, as and to the extent required by Section 305(c) of the Code (and only to the extent that any redemption premium has not been treated as constructive distributions with respect to the shares of Series A-1 Preferred Stock from which such shares of Series A-2 Preferred Stock were converted), Holders will be treated as receiving constructive distributions with respect to any redemption premium on the Series A-2 Preferred Stock, and (ii) except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. law), neither the Company nor any Holder shall take any position inconsistent with such treatment on any tax return, in any tax proceeding or otherwise.

(c) Transfer Taxes. The Company shall pay any and all documentary, stamp and similar issue or transfer tax (“Transfer Taxes”) due on the issue of shares of Series A-2 Preferred Stock or certificates representing such shares. However, the Company shall not be required to pay any Transfer Tax that may be payable in respect of the issue or delivery (or any transfer involved in the issue or delivery) of any Series A-2 Preferred Stock to a beneficial owner other than the beneficial owner of the Series A-2 Preferred Stock immediately prior to the event pursuant to which such issue or delivery is required, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Company the amount of any such Transfer Tax or has established to the satisfaction of the Company that such Transfer Tax has been paid or is not payable.

SECTION 16. Rights and Remedies of Holders.

(a) The various provisions set forth under this Certificate of Designations and the Series A-2 Preferred Stock are for the benefit of the Holders. The Holder of any share of the Series A-2 Preferred Stock at the time outstanding may protect and enforce the rights of such Holder under the Series A-2 Preferred Stock and this Certificate of Designations by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the Series A-2 Preferred Stock, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise. Without limitation of the foregoing, the Holders would be damaged irreparably in the event any of the provisions of this Certificate of Designations are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the Holders will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designations and to enforce specifically the terms and provisions of this Certificate of Designation, including by one or more actions for specific performance, in addition to any other remedy to which they may be entitled, at law or in equity. The Company waives any defense that a remedy at law is adequate and any requirement to prove special damages, post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Certificate of Designations.

(b) Except as expressly set forth herein, all remedies available under this Certificate of Designations, at law, in equity or otherwise, will be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any Holder of a particular remedy will not preclude the exercise of any other remedy.

SECTION 17. Subdivisions; Combinations. If the Company in any manner subdivides or combines the outstanding shares of Series A-2 Preferred Stock or Series A-1 Preferred Stock, then the outstanding shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock, respectively, will be subdivided or combined in the same proportion and manner.

SECTION 18. Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, addressed: (i) if to the Company, to its office at 3 Ravinia Drive, Floor 5, Atlanta, GA 30346, (ii) if to any Holder, to such Holder at the address and/or electronic mail address of such Holder as listed in the stock record books of the Company (which, for all purposes hereunder, may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

SECTION 19. Facts Ascertainable. When the terms of this Certificate of Designations refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Company shall also maintain a written record of the Issuance Date, the number of shares of Series A-2 Preferred Stock issued to a Holder and the date of each such issuance, the Liquidation Preference and Accrued Dividends per share of Series A-2 Preferred Stock and the Dividend Rate in effect from time to time and shall furnish such written record free of charge to any Holder who makes a request therefor.

SECTION 20. Waiver; Amendment. Notwithstanding any provision in this Certificate of Designations to the contrary, (a) any provision contained herein and any right of the Holders of Series A-2 Preferred Stock granted hereunder may be waived as to all shares of Series A-2 Preferred Stock (and the Holders thereof) upon the written consent of the Holders of two-thirds of the shares of Series A-2 Preferred Stock then outstanding; provided that any amendment, modification or waiver that, by its terms, would adversely and uniquely affect a Holder relative to other Holders without similarly affecting all of Holders shall require the prior written consent of such adversely and uniquely affected Holder and (b) any amendment hereto (but not any waiver hereunder) shall require the affirmative vote of a majority of the Board of

Directors. Any amendment, modification, repeal, restatement, supplementation, termination or waiver of, or consent to any departure by the Company or any of its Subsidiaries from, this Certificate of Designations shall be ultra vires, null and void ab initio and of no force or effect without the Company having obtained the affirmative vote or consent of the Holders or holders, as applicable, as required by the applicable provisions of this Certificate of Designations.

SECTION 21. Severability. If any term of the Series A-2 Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then all other terms set forth herein that can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

SECTION 22. Interpretation. When a reference is made in this Certificate of Designations to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to this Certificate of Designations unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Certificate of Designations, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Certificate of Designations shall refer to this Certificate of Designations as a whole and not to any particular provision of this Certificate of Designations unless the context requires otherwise. The words “date hereof” when used in this Certificate of Designations shall refer to November 9, 2023. The terms “or,” “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The definitions contained in this Certificate of Designations are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means, unless otherwise specified, such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein; provided, that, for the avoidance of doubt, references to the Credit Agreement shall not include any amendments, modifications or supplements after November 9, 2023. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. Unless otherwise set forth herein, when calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Certificate of Designations, the date that is the reference date in calculating such period shall be excluded (and unless otherwise required by law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

SECTION 23. No Other Rights. Except as set forth in the Certificate, the Bylaws, the Investment Agreement or the Investor Rights Agreement (as defined in the Investment Agreement) or as otherwise required by law or any contract entered into by the Company and any Holder after the date hereof, the Holders will have no rights or preferences in respect of the Series A-2 Preferred Stock except as provided in this Certificate of Designations.

[Signature Page Follows]

RESOLVED, FURTHER, that the Chairperson, the Chief Executive Officer, the President or any Vice-President, and the Secretary or any Assistant Secretary, of the Company be and they hereby are authorized and directed to prepare and file this Certificate of Designations of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations this                  day of                  2023.

KORE GROUP HOLDINGS, INC.

Name:

Title:

[Signature Page to Certificate of Designations]

Annex II

THE SECURITIES (INCLUDING THE COMMON STOCK WHICH MAY BE PURCHASED HEREUNDER) REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES (INCLUDING THE COMMON STOCK WHICH MAY BE PURCHASED HEREUNDER) REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF November 9, 2023, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.

Issue Date: [    ], 2023 (the “Issue Date”)

CERTIFICATE NO. PW-1

KORE GROUP HOLDINGS, INC.

Common Stock Purchase Warrant (Penny Warrant)

KORE Group Holdings, Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that Searchlight IV KOR, L.P., a Delaware limited partnership (the “Holder”), subject to the terms and conditions hereof, shall be entitled to purchase from the Company, at any time and from time to time after the Issue Date and on or prior to the close of business on [    ], 2033 (the “Expiration Date”), 11,800,000 fully paid and nonassessable shares (individually, a “Warrant Share” and collectively, the “Warrant Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), at a price per share equal to the Exercise Price. The number of Warrant Shares and the Exercise Price are subject to adjustment as provided herein, and all references to “Warrant Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

This warrant (this “Warrant”) is being issued by the Company to the Holder in connection with the transactions contemplated by that certain Investment Agreement, dated as of November 9, 2023, by and between the Company and the Holder (the “Investment Agreement”). The following terms used herein shall have the meanings set forth below when used in this Warrant:

“Adjustment Event” has the meaning set forth in Section 6.10.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such specified Person. The term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to a specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting securities, by contract, or otherwise. Notwithstanding the foregoing, (i) the Company, its Subsidiaries and its other Affiliates shall not be considered Affiliates of the Holder or any of its Affiliates (other than the Company, its Subsidiaries and the Company’s other Affiliates) and (ii) the Holder shall not be considered an Affiliate of any Portfolio Company in which Searchlight Capital Partners, L.P. or any of its investment fund Affiliates has an equity investment.

“Automatic Exercise” has the meaning set forth in Section 1.6.

“beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately (including assuming exercise of all Warrants, if any, owned by such Person).

“Bloomberg” means Bloomberg Financial Markets.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by law to be closed.

“Company” has the meaning set forth in the Preamble.

“Cash Exercise” has the meaning set forth in Section 1.2.

“Common Stock” has the meaning set forth in the Preamble.

“Determination Date” has the meaning set forth in Section 6.11.

“Equity-Linked Securities” has the meaning set forth in Section 6.6.

“Excluded Issuances” has the meaning set forth in Section 6.6.

“Exercise by Net Share Settlement” has the meaning set forth in Section 1.3.

“Exercise Price” means $0.01 per share, subject to all adjustments from time to time pursuant to the provisions of Section 6.

“Expiration Date” has the meaning set forth in the Preamble.

“Foreign Thresholds” has the meaning set forth in the Section 1.1.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“Holder” has the meaning set forth in the Preamble.

“HSR Act” has the meaning set forth in Section 1.1.

“HSR Threshold” has the meaning set forth in Section 1.1.

“Independent Financial Expert” means a nationally recognized accounting, investment banking or consultant firm, which firm does not have a material financial interest or other material economic relationship with either the Company or any of its Affiliates or the Holder or any of its Affiliates that is, in the good faith judgment of the Board, qualified to perform the task for which it has been engaged.

“Investment Agreement” has the meaning set forth in the Preamble.

“Issue Date” has the meaning set forth in the Preamble.

“Liquidity Event” has the meaning set forth in Section 7.

“Market Price” means, as of any date, (i) so long as the Common Stock continues to be traded on the NYSE on such date, the last reported sale price of the Common Stock on the Trading Day immediately prior to such date on the NYSE and (ii) if the Common Stock is not traded on the NYSE on such date, the closing sale price of the Common Stock on the Trading Day immediately prior to such date as reported in the composite transactions for the principal U.S. national securities exchange or market on which the Common Stock is so listed or traded, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national securities exchange or market on which the Common Stock is so listed or traded on the Trading Day immediately prior to such date, or if the Common Stock is not so listed or traded on a U.S. national securities exchange or market, the last closing bid price of the Common Stock in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if that bid price is not available, the market price of the Common Stock on the Trading Day immediately prior to such date as determined by an Independent Financial Expert appointed for such purpose, using one or more valuation methods that the Independent Financial Expert in its best professional judgment determines to be most appropriate, assuming such securities are fully distributed and are to be sold in an arm’s-length transaction and there was no compulsion on the part of any party to such sale to buy or sell and taking into account all relevant factors.

All references herein to the “closing sale price” and “last reported sale price” of the Common Stock on the NYSE shall be such closing sale price and last reported sale price as reflected on the website of the NYSE (www.nyse.com).

“New Credit Agreement” means the credit agreement, dated as of November 9, 2023, by and among KORE Wireless Group Inc., as borrower, Maple Intermediate Holdings Inc., Whitehorse Capital Management, LLC, as administrative agent and collateral agent, UBS Securities LLC, as joint lead arranger and bookrunner, and each lender from time to time party thereto.

“NYSE” means The New York Stock Exchange.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Portfolio Company” means any corporation, limited liability company, trust, joint venture, association, company, partnership, collective investment scheme or other entity in which a Person has invested, directly or indirectly.

“Reference Price” has the meaning set forth in Section 6.6.

“Rights” has the meaning set forth in Section 6.3.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Shareholder Rights Plan” has the meaning set forth in Section 6.3.

“Spin-Off” has the meaning set forth in Section 6.4.

“Subsidiary,” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing 50% or more of the ordinary voting power (or, in the case of a partnership, 50% or more of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Trading Day” means a day on which trading in the Common Stock (or other applicable security) generally occurs on the principal exchange or market on which the Common Stock (or other applicable security) is then listed or traded; provided that if the Common Stock (or other applicable security) is not so listed or traded, “Trading Day” means a Business Day.

“Transfer Taxes” has the meaning set forth in Section 2.

“Warrant” has the meaning set forth in the Preamble.

“Warrant Share” has the meaning set forth in the Preamble.

1. Exercise of Warrant.

1.1 General Exercise. This Warrant may be exercised in whole or in part by the Holder at any time and from time to time on or prior to the close of business on the Expiration Date; provided, however, that if such exercise or the Automatic Exercise (as defined below) would result in the Holder acquiring beneficial ownership of Common Stock (together with all other Common Stock owned by the Holder at such time) with a value of or in excess of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder (the “HSR Act”), notification threshold applicable to the Holder (the “HSR Threshold”), or with a value of or in excess of the notification thresholds of applicable competition or merger control laws of other jurisdictions applicable to the Holder (“Foreign Thresholds”), and no exemption to filing a notice and report form under the HSR Act or applicable competition or merger control laws of other jurisdictions, as the case may be, are applicable, then only the exercise of such portion of this Warrant, which when exercised does not exceed the HSR Threshold or Foreign Thresholds, shall be exercised and the Purchase Form attached hereto as Exhibit A (the “Purchase Form”) and/or Notice of Exercise by Net Share Settlement (defined below) and/or the Automatic Exercise shall be deemed to relate only to such portion of this Warrant, in which case the exercise of the remaining portion of this Warrant in excess of the HSR Threshold or Foreign Thresholds shall not occur until the expiration or early termination of the applicable waiting periods; provided, further, that in the event of an Automatic Exercise, the Expiration Date shall automatically be extended until the Business Day following the expiration of the applicable waiting period. If an HSR Act filing or other regulatory filing is required in connection with the exercise of this Warrant, then each of Company and Holder: (i) shall, as promptly as practicable, make such filing with the appropriate regulatory authority; (ii) shall, and shall cause its Affiliates to, furnish to the other party such necessary information (to the extent consistent with any applicable law) and reasonable assistance as the other party may request to determine whether such filing is required and in connection with its preparation of such filing; and (iii) shall, and shall cause its Affiliates (including for purposes of this clause (ii), portfolio companies) to, furnish, as promptly as practicable and after consultation with the other party, any additional information that may be requested by the relevant regulatory authority in connection with such HSR Act filing or other regulatory filing. Any exercise of this Warrant may be conditioned upon the occurrence of (a) a sale of the Warrant Shares or (b) any event described in Section 8.3(iii) (in the case of clause (b), such conditional exercise shall be deemed revoked if such event or transaction does not occur on the date, or within the dates, specified in the applicable notice provided by or on behalf of the Company pursuant to Section 8 (if such a notice was provided)).

1.2 Exercise for Cash. This Warrant may be exercised (a “Cash Exercise”) by delivering this Warrant to the Company at its principal executive office, or at the office of its stock transfer agent, if any, accompanied by (i) the Purchase Form duly completed and executed on behalf of the Holder and (ii) a payment to the Company in the amount equal to the Exercise Price multiplied by the number of Warrant Shares in respect of which this Warrant is then exercised, plus all taxes required to be paid by the Holder, if any, pursuant to Section 2.

1.3 Exercise by Net Share Settlement. This Warrant may be exercised, in whole or in part (an “Exercise by Net Share Settlement”), into the number of Warrant Shares determined in accordance with this Section 1.3 by delivering this Warrant to the Company at its principal executive office, or at the office of its stock transfer agent, if any, accompanied by (i) the Notice of Exercise by Net Share Settlement attached hereto as Exhibit B (the “Notice of Exercise by Net Share Settlement”) duly completed and executed on behalf of the Holder and (ii) a payment to the Company for any taxes required to be paid by the Holder, if any, pursuant to Section 2. In the event of an Exercise by Net Share Settlement, the Company shall issue to the Holder a number of Warrant Shares (rounded to the nearest whole number) computed using the following formula:

X=	Y × (A - B) A

Where:

X	=	the net number of shares of Common Stock to be issued to the Holder pursuant to the Exercise by Net Share Settlement;

Y	=	the gross number of shares of Common Stock in respect of which the Exercise by Net Share Settlement is made;

A	=	the Market Price as of the date the Notice of Exercise by Net Share Settlement is delivered; and

B	=	the Exercise Price.

1.4 Issuance of Certificate(s); Authorization. Upon surrender of this Warrant and full compliance with each of the other requirements in Section 1.2, in the case of a Cash Exercise, and Section 1.3, in the case of an Exercise by Net Share Settlement, the Company shall promptly, and in any event, within two Trading Days, either, at the Holder’s option, (i) issue and cause to be delivered a certificate or certificates or (ii) instruct its transfer agent to register in book entry form, in either case to the Holder, or upon the written request of the Holder, in and to such name or names as the Holder may designate, a certificate or certificates (or book entry shares) for the number of Warrant Shares issuable upon the Cash Exercise or the Exercise by Net Share Settlement, as the case may be. Such certificate or certificates (or book entry shares) shall not be deemed to have been issued, and any person so designated to be named therein shall not be deemed to have become or have any rights of a holder of record of such Warrant Shares, until all requirements set forth in Section 1.2, in the case of a Cash Exercise, and Section 1.3, in the case of an Exercise by Net Share Settlement, have been fully met by the Holder. The certificate(s) (or book entry shares) representing the Warrant Shares acquired upon the exercise of this Warrant shall bear the restrictive legend substantially in the form set forth on Exhibit C hereto; provided, that, upon the reasonable request of the Holder, at any time, and from time to time, when such legend is no longer required under the Securities Act or applicable state laws, the Company shall promptly remove such legend from any certificate or book entry representing the Warrant Shares (or issue one or more new certificates representing such Warrant Shares, which certificate(s) shall not contain a legend). The Company hereby represents and warrants that any Common Stock issued upon the exercise of this Warrant in accordance with the provisions of Sections 1.2 and/or 1.3 will be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by the Holder or taxes in respect of any transfer occurring contemporaneously therewith). The Company agrees that the Warrant Shares so issued will be deemed to have been issued to the Holder (and the Holder shall be the beneficial owner thereof) as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Company in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Warrant Shares may not be actually delivered on such date.

1.5 Full or Partial Exercise. This Warrant shall be exercisable, at the election of the Holder, either in full or in part, and, in the event that this Warrant is exercised in respect of fewer than all of the Warrant Shares issuable on such exercise at any time prior to the Expiration Date, the Company shall, upon receipt of this Warrant from the Holder, promptly issue a new certificate evidencing the remaining Warrant, in a form substantially identical hereto, in the name of the Holder, and delivered to the Holder or to another Person that the Holder has designated for delivery as soon as practicable.

1.6 Automatic Exercise by Net Share Settlement. In the event that the Market Price on the Expiration Date is greater than the Exercise Price in effect on the Expiration Date, then unless the Holder shall have delivered to the Company prior to the Expiration Date a written notice expressly opting out of such automatic exercise and subject to Section 1.1 above, this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.3 above as to all Warrant Shares for which it shall not previously have been exercised (the “Automatic Exercise”), and the Company shall, within a reasonable time, deliver a certificate (or book entry shares) representing the Warrant Shares (or such other securities) issued upon such exercise to Holder.

2. Payment of Taxes. The Company shall pay any and all documentary, stamp and similar issue or transfer tax (“Transfer Taxes”) due or payable in connection with the issuance of this Warrant, any Warrant Shares or any certificates for Warrant Shares and this Warrant, any Warrant Shares and any certificates for Warrant Shares shall be issued in the name of the Holder or in such name or names (provided that the Holder has complied with the restrictions on transfer set forth in the Investment Agreement) as may be directed by the Holder; provided, however, that in the event Warrant Shares or certificates for Warrant Shares are to be issued in a name other than the name of the Holder, (i) this Warrant when surrendered for exercise shall be accompanied by a properly executed assignment in form attached as Exhibit D hereto, (ii) the Company shall not be required to pay any Transfer Taxes that may be payable in respect of such issue, and (iii) no such issue shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such Transfer Taxes or has established to the satisfaction of the Company that such Transfer Taxes has been paid or is not payable.

3. Mutilated, Missing or Lost Warrant. In the event that this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue and countersign, in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and substitution for its loss, theft or destruction, a new Warrant with identical terms, representing an equivalent number of Warrant Shares and dated the same date as this Warrant that was mutilated, lost, stolen or destroyed, but only upon receipt of customary evidence and indemnity or other security reasonably satisfactory to the Company of the loss, theft or destruction of this Warrant.

4. Reservation of Warrant Shares.

4.1 At all times prior to the Expiration Date, the Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of issuance upon the exercise of this Warrant, a number of shares of Common Stock equal to the aggregate Warrant Shares issuable upon the exercise of this Warrant. The Company shall use reasonable best efforts to take all such actions as may be necessary to ensure that all such shares of Common Stock may be so issued without violating the Company’s governing documents, any agreements to which the Company is a party, and any requirements of any national securities exchange upon which shares of Common Stock may be listed or any applicable laws. The Company shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon exercise of this Warrant.

4.2 The Company covenants that it will take such actions as may be necessary or appropriate in order that all Warrant Shares issued upon exercise of this Warrant will, upon issuance in accordance with the terms of this Warrant, be fully paid and non-assessable, and free from any and all (i) security interests created by or imposed upon the Company and (ii) taxes, liens and charges with respect to the issuance thereof. If at any time prior to the Expiration Date the number and kind of authorized but unissued shares of the Company’s capital stock shall not be sufficient to permit exercise in full of this Warrant, the Company will as promptly as practicable take such corporate action as may, in the opinion of its counsel, be reasonably necessary to increase its authorized but unissued shares to such number of shares as shall be sufficient for such purposes. Without limiting the generality of the foregoing, the Company will not increase the stated or par value per share, if any, of the Common Stock above the Exercise Price per share in effect immediately prior to such increase in stated or par value.

4.3 The Company represents and warrants to the Holder that the issuance of this Warrant and the issuance of shares of Common Stock upon exercise thereof in accordance with the terms hereof will not constitute a breach of, or a default under, any other agreements to which the Company is a party.

5. Fractional Shares. No fractional Warrant Shares, or scrip for any such fractional Warrant Shares, shall be issued upon the exercise of this Warrant. If any fraction of a share of Common Stock would, except for the provisions of this Section 5, be issuable on the exercise of this Warrant, the Holder shall be entitled to receive a cash payment equal to the Market Price of the Common Stock less the Exercise Price for such fractional share.

6. Anti-dilution Adjustments and Other Rights. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows:

6.1 Adjustment to Exercise Price. Upon any adjustment to the number of Warrant Shares for which this Warrant is exercisable pursuant to Sections 6.2, 6.3, 6.4, 6.5 and 6.6, the Exercise Price shall immediately be adjusted to equal the quotient obtained by dividing (i) the aggregate Exercise Price of the maximum number of Warrant Shares for which this Warrant was exercisable immediately prior to such adjustment by (ii) the number of Warrant Shares for which this Warrant is exercisable immediately after such adjustment; provided, however, that the Exercise Price with respect to the new number of Warrant Shares for which this Warrant is exercisable resulting from any such adjustment shall not be less than $0.01 per share.

6.2 Stock Dividend or Split. If the Company issues shares of Common Stock as a dividend or distribution on shares of the Common Stock, or effects a subdivision or share split or share combination or reverse splitting, or shall increase or decrease the number of shares of Common Stock outstanding by reclassification of its Common Stock, then in each case, the number of Warrant Shares for which this Warrant is exercisable will be adjusted based on the following formula:

NS’ = NS0 ×	OS’
OS0

where,

NS’	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately after such event

NS0	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to such event

OS’	=	the number of shares of Common Stock outstanding immediately after such event

OS0	=	the number of shares of Common Stock outstanding immediately prior to such event.

Such adjustment shall become effective, in the case of a dividend or distribution on shares of the Common Stock, immediately after 5:00 p.m., New York City time, on the date fixed for determination of stockholders entitled to receive such dividend or distribution, or, in the case of a subdivision, share split, share combination, reverse split, or reclassification of Common Stock, immediately prior to the effective time of such event. The Company will not pay any dividend or make any distribution on shares of Common Stock held in treasury by the Company. If any dividend or distribution of the type described in this Section 6.2 is declared but not so paid or made, the number of Warrant Shares for which this Warrant is exercisable shall again be adjusted to the number of Warrant Shares for which this Warrant is exercisable that would then be in effect if such dividend or distribution had not been declared.

6.3 Rights or Warrants. If the Company issues to all or substantially all holders of its Common Stock any rights or warrants entitling them to subscribe for or purchase shares of Common Stock, subject to the last paragraph of this Section 6.3, at a price per share less than the Market Price per share of Common Stock on the Business Day immediately preceding the date of announcement of such issuance, the number of Warrant Shares for which this Warrant is exercisable will be adjusted based on the following formula:

NS’ = NS0 ×	OS0 + X OS0 + Y

where,

NS’	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately after such event

NS0	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to such event

OS0	=	the number of shares of Common Stock outstanding immediately prior to such event

X	=	the total number of shares of Common Stock issuable pursuant to such rights (or warrants)

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights (or warrants) divided by the Market Price per share of Common Stock as of the record date.

Such adjustment shall be successively made whenever any such rights or warrants are issued and shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for determination of stockholders entitled to receive such rights or warrants. The Company shall not issue any such rights, options or warrants in respect of shares of Common Stock held in treasury by the Company. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the number of Warrant Shares for which this Warrant is exercisable shall be readjusted to the number of Warrant Shares for which this Warrant is exercisable that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights or warrants are not so issued, the number of Warrant Shares for which this Warrant is exercisable shall again be adjusted to be the number of Warrant Shares for which this Warrant is exercisable that would then be in effect if such date fixed for the determination of stockholders entitled to receive such rights or warrants had not been fixed. No adjustment shall be made pursuant to this Section 6.3 which shall have the effect of decreasing the number of Warrant Shares issuable upon exercise of this Warrant.

In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such Market Price, and in determining the aggregate price payable to exercise such rights or warrants, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise thereof, the value of such consideration, if other than cash, to be determined in good faith by the Board.

In the event the Company adopts or implements a shareholder rights plan (a “Shareholder Rights Plan”) pursuant to which rights (“Rights”) are distributed to the holders of Common Stock of the Company and such Shareholder Rights Plan provides that each Warrant Share issued upon exercise of this Warrant at any time prior to the distribution of separate certificates representing such Rights will be entitled to receive such Rights, then there shall not be any adjustment to the number of Warrant Shares described in this Section 6.3 at any time prior to the distribution of separate certificates representing such Rights. If, however, prior to any exercise, the Rights have separated from the Common Stock, the number of Warrant Shares for which this Warrant is exercisable shall be adjusted at the time of separation as described in this Section 6.3 (unless the Holder or any of its Affiliates (as defined in the Shareholder Rights Plan) or Associates (as defined in the Shareholder Rights Plan) is an Acquiring Person (as defined in the Shareholder Rights Plan), in which case no adjustment shall be made pursuant to this Section 6.3 in respect of such Rights).

6.4 Other Distributions. If the Company fixes a record date for the making of any distribution of shares of its capital stock, other securities, evidences of indebtedness or other assets or property of the Company to all or substantially all holders of the Common Stock, excluding:

(i) dividends or distributions and rights or warrants referred to in Section 6.2 or 6.3; and

(ii) dividends or distributions paid exclusively in cash referred to in Section 6.5;

then the number of Warrant Shares for which this Warrant is exercisable will be adjusted based on the following formula:

NS’ = NS0 ×	SP0_
SP0 - FMV

where,

NS’	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately after such distribution

NS0	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to such distribution

SP0	=	the Market Price per share of Common Stock on the last Trading Day immediately preceding the first date on which the Common Stock trades regular way without the right to receive such distribution

FMV	=	the fair market value (as determined in good faith by the Board) of the shares of capital stock, other securities, evidences of indebtedness, assets or property distributed with respect to each outstanding share of Common Stock on the record date for such distribution.

Such adjustment shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of stockholders entitled to receive such distribution. Such adjustment shall be made successively whenever such a record date is fixed with respect to a subsequent event.

With respect to an adjustment pursuant to this Section 6.4 where there has been a payment of a dividend or other distribution on the Common Stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit (a “Spin-Off”), the number of Warrant Shares for which this Warrant is exercisable in effect immediately before 5:00 p.m., New York City time, on the record date fixed for determination of stockholders entitled to receive the distribution will be increased based on the following formula:

NS’ = NS0 ×	FMV0 + MP0
MP0

where,

NS’	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately after such distribution

NS0	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to such distribution

FMV0	=	the average of the Market Prices of the capital stock or similar equity interest distributed to holders of Common Stock applicable to one share of such stock or equity interest over the first 10 consecutive Trading Day period after the effective date of the Spin-Off

MP0	=	the average of the Market Prices of Common Stock over the first 10 consecutive Trading Day period after the effective date of the Spin-Off.

Such adjustment shall become effective on the tenth consecutive Trading Day from, and including, the effective date of the Spin-Off. No adjustment shall be made pursuant to this Section 6.4 which shall have the effect of decreasing the number of Warrant Shares issuable upon exercise of this Warrant.

6.5 Cash Dividend. If the Company makes any cash dividend or distribution during any quarterly fiscal period (excluding any cash distributions in connection with the Company’s liquidation, dissolution or winding up) to all or substantially all holders of Common Stock, the number of Warrant Shares for which this Warrant is exercisable will be adjusted based on the following formula:

NS’ = NS0 ×	SP0
SP0 - C

where,

NS’	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately after the record date for such distribution

NS0	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to the record date for such distribution

SP0	=	the Market Price per share of the Common Stock on the last Trading Day immediately preceding the first date on which the Common Stock trades regular way without the right to receive such distribution

C	=	the amount in cash per share the Company distributes to holders of Common Stock.

Such adjustment shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of stockholders entitled to receive such distribution. No adjustment shall be made pursuant to this Section 6.5 which shall have the effect of decreasing the number of Warrant Shares issuable upon exercise of this Warrant.

6.6 Dilutive Issuances. If the Company issues shares of Common Stock or any other security convertible into, exercisable or exchangeable for Common Stock (such Common Stock or other security, “Equity-Linked Securities”) (other than in Excluded Issuances or a transaction to which Sections 6.3 or 6.4 applies), for a consideration per share of Common Stock (or conversion, exercise or exchange price per share of Common Stock; provided that, with respect to the issuance of any “penny warrants” or other Common Stock or Equity-Linked Securities that are issued for other than specific cash consideration, including in connection with an incurrence of indebtedness or the issuance of non-convertible preferred stock (collectively, “Specified Equity”), the consideration for purposes of this Section 6.6, including “B” in the formula below, shall be deemed to be the Market Price of the Common Stock underlying such warrants, Common Stock or Equity-Linked Securities as of the day prior to their respective issuance (the “Specified Equity Deemed Cash Consideration”)) less than the Market Price on [    ]1, 2023 (after giving effect to any applicable adjustments pursuant to Sections 6.1 through 6.5, the “Reference Price”), the number of Warrant Shares for which this Warrant is exercisable will be adjusted based on the following formula:

NS’ = NS0 ×	OS0 + A
OS0 + B

where,

NS’	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately after such event

NS0	=	the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to such event

OS0	=	the number of shares of Common Stock outstanding immediately prior to such event (treating for this purpose as outstanding all shares of Common Stock issuable upon (i) conversion, exchange or exercise of all convertible, exchangeable or exercisable securities of the Company and (ii) exercise or vesting of any equity awards of the Company, including options and restricted stock units (using the treasury stock method as determined by the Company))

A	=	the maximum number of additional shares of Common Stock issued (or into which Equity-Linked Securities may be converted)

B	=	the number of shares of Common Stock (or into which such Equity-Linked Securities may be converted) that would have been issued assuming such additional shares of Common Stock had been issued or deemed issued at the Reference Price (such amount determined by dividing the aggregate consideration receivable by the Company for the total number of shares of Common Stock to be issued (or into which such Equity-Linked Securities may be converted) by the Reference Price).

[1]	NTD: To insert applicable closing date

Such adjustment shall become effective immediately after 5:00 p.m., New York City time, on the date of such issuance of such Common Stock of Equity-Linked Securities, as applicable. No adjustment shall be made pursuant to this Section 6.6 which shall have the effect of decreasing the number of Warrant Shares issuable upon exercise of this Warrant.

For purposes of this Section 6.6, (A) the aggregate consideration receivable by the Company in connection with the issuance of such shares of Common Stock or Equity-Linked Securities shall be deemed to be equal to the sum of (x) the purchase price payable solely in cash for such securities or, in the case of any Specified Equity, the Specified Equity Deemed Cash Consideration, plus (y) the minimum aggregate amount, if any, payable upon conversion, exercise or exchange of any such Equity-Linked Securities into or for shares of Common Stock, plus (z) the fair market value (as determined in good faith by the Board) of any consideration that consists all or in part of property other than cash; and (B) “Excluded Issuances” means issuances of Common Stock or Equity-Linked Securities (i) as consideration for an acquisition of businesses and/or related assets, (ii) pursuant to employee benefit plans and compensation related arrangements approved by the Board, (iii) in connection with the conversion, exercise or exchange of any Equity-Linked Security pursuant to its terms or (iv) in the case of any Equity-Linked Securities, any warrants issued pursuant to the Investment Agreement or in connection with future incurrences or issuances of indebtedness of the Company or its Subsidiaries that is permitted under the Credit Agreement and the Investment Agreement.

6.7 No Adjustment if Participating. Notwithstanding the foregoing provisions of this Section 6, no adjustment shall be made thereunder for any distribution described therein if the Holder will otherwise participate in the distribution with respect to its Warrant Shares without exercise of this Warrant (without giving effect to any separate exercise of preemptive rights).

6.8 [Reserved].

6.9 No Adjustment. No adjustment to the Exercise Price or the number of Warrant Shares for which this Warrant is exercisable need be made:

6.9.1 upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under any plan;

6.9.2 upon the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries;

6.9.3 upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or other exercisable, exchangeable or convertible security not described in Section 6.2 and outstanding as of the date this Warrant was first issued; or

6.9.4 for a change in the par value of the Common Stock.

6.10 Calculations. All adjustments made to the Exercise Price pursuant to this Section 6 shall be calculated to the nearest one-ten-thousandth of a cent ($0.000001), and all adjustments made to the Warrant Shares issuable upon exercise of each Warrant pursuant to this Section 6 shall be calculated to the nearest one-ten-thousandth of a Warrant Share (0.000001). Except as described in this Section 6, the Company will not adjust the Exercise Price and the number of Warrant Shares for which this Warrant is exercisable.

No adjustments of the Exercise Price or the number of Warrant Shares issuable upon the exercise of this Warrant that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made increases or decreases by at least 0.1% the Exercise Price or the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 6 and not previously made, would result in a minimum adjustment.

6.11 Adjustment Event. In any case in which this Section 6 provides that an adjustment shall become effective on (i) a record date or record date for an event, (ii) the date fixed for the determination of stockholders entitled to receive a dividend or distribution pursuant to this Section 6 or (iii) a date fixed for the determination of stockholders entitled to receive rights or warrants pursuant to this Section 6 (each a “Determination Date”), the Company may elect to defer until the occurrence of the applicable Adjustment Event (x) issuing to the Holder of any Warrant exercised after such Determination Date and before the occurrence of such Adjustment Event, the additional shares of Common Stock or other securities issuable upon such exercise by reason of the adjustment required by such Adjustment Event over and above the Common Stock issuable upon such exercise before giving effect to such adjustment and (y) paying to such holder any amount in cash in lieu of any fraction pursuant to Section 5. For purposes of this Section 6, the term “Adjustment Event” shall mean:

(A) in any case referred to in clause (i) hereof, the occurrence of such event;

(B) in any case referred to in clause (ii) hereof, the date any such dividend or distribution is paid or made; and

(C) in any case referred to in clause (iii) hereof, the date of expiration of such rights or warrants.

6.12 Number of Shares Outstanding. For purposes of this Section 6, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.

6.13 Successive Adjustments. Successive adjustments in the Exercise Price and the number of Warrant Shares for which this Warrant is exercisable shall be made, without duplication, whenever any event specified in this Section 6 shall occur.

6.14 Adjustment for Unspecified Actions. If the Company takes any action affecting the Common Stock, other than action described in this Section 6, which in the opinion of the Board would materially adversely affect the exercise rights of the Holder, the Exercise Price for this Warrant and/or the number of Warrant Shares received upon exercise of this Warrant may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board may determine in good faith to be equitable in the circumstances; provided, however, that in no event shall any adjustment have the effect of increasing the Exercise Price or decreasing the number of Warrant Shares for which this Warrant may be exercised.

7. Liquidity Event. Any Change of Control (as defined in the Investment Agreement) or any other recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction, which, in each case, is effected in such a way that all of the holders of Common Stock are entitled to receive (either directly or upon subsequent related dividend, distribution or liquidation) cash, stock, securities or assets (or a combination of the foregoing) with respect to or in exchange for Common Stock (other than a transaction that triggers an adjustment pursuant to Section 6.1, 6.2, 6.3, 6.4 or 6.5) is referred to herein (together with any such Change of Control) as a “Liquidity Event.” In connection with any Liquidity Event, each Holder shall have the right to acquire and receive, upon exercise of this Warrant, such cash, stock, securities or other assets or property as would have been issued or payable in such Liquidity Event with respect to or in exchange, as applicable, for the number of Warrant Shares that would have been issued upon exercise of this Warrant, if this Warrant had been exercised immediately prior to the occurrence of such Liquidity Event. The Company shall not effect any Liquidity Event unless simultaneously with the consummation thereof, the surviving or resulting Person (if other than the Company), or the acquiror, in the case of a sale of all or substantially all of the Company’s assets, resulting from such Liquidity Event shall assume in all material respects (including with respect to the provisions of Section 6 and this Section 7), the obligation to deliver to the Holder such cash, stock, securities or other assets or property which, in accordance with the foregoing provision, the Holder shall be entitled to receive upon exercise of this Warrant. The provisions of this Section 7 shall similarly apply to successive Liquidity Events.

8. Notices.

8.1 Notices Generally. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Company at its principal executive offices and (ii) to the Holder at the Holder’s address as it appears in the stock records of the Company (unless otherwise indicated by the Holder in writing) and to such other persons identified in Exhibit E hereto (as may be revised by the Holder in writing).

8.2 Notice of Adjustment. Whenever the Exercise Price or the number of Warrant Shares and other property, if any, issuable upon the exercise of this Warrant is adjusted, as herein provided, the Company shall deliver to the Holder a certificate of its Chief Financial Officer setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated and specifying the Exercise Price and the number of

Warrant Shares issuable upon exercise of this Warrant after giving effect to such adjustment. Notwithstanding the foregoing, if the Holder objects to the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant (after giving effect to the proposed adjustment) set forth in the certificate provided by the Company’s Chief Financial Officer, the Company shall promptly obtain a certificate of an Independent Financial Expert appointed for such purpose setting forth the same information and detail as required in the immediately preceding sentence, and such certificate shall be used for the basis to effect the applicable adjustment to the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant.

8.3 Notice of Certain Transactions. In the event the Company shall propose to (i) distribute any dividend or other distribution to all holders of its Common Stock or options, warrants or other rights to receive such dividend or distribution, (ii) offer to all holders of its Common Stock rights to subscribe for or to purchase any securities convertible into shares of Common Stock or shares of stock of any class or any other securities, rights or options, (iii) effect any capital reorganization, reclassification, consolidation or merger, (iv) effect the voluntary or involuntary dissolution, liquidation or winding-up of the Company or (v) make a tender offer or exchange offer with respect to the Common Stock, the Company shall promptly send to the Holder a notice of such proposed action or offer at their addresses as set forth in Section 8.1, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly indicate the effect, if any, of such action on the Common Stock and on the number and kind of any other shares of stock and on property, if any, and the number of shares of Common Stock and other property, if any, issuable upon exercise of this Warrant and the Exercise Price after giving effect to any such adjustment pursuant to Section 6 which will be required as a result of such action. Such notice shall be given as promptly as possible and, in any case, at least fourteen (14) days prior to the date of the taking of such action, or participation therein, by the holders of Common Stock.

9. Registration Rights. The Holder of this Warrant shall have such registration rights for the Warrant Shares as provided in that certain Amended and Restated Investor Rights Agreement, dated as of [ ], 2023, as may be amended, by and among the Company, Searchlight IV KOR, L.P., and the other stockholders of the Company party thereto.

10. Tax Matters.

10.1 Tax Treatment. The Company and the Holder agree that (i) it is intended that, for U.S. federal income tax purposes, the existence of this Warrant will be ignored and the Holder will be treated as owning the Warrant Shares underlying this Warrant and (ii) except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended, (or any similar provision of state, local or non-U.S. law), neither the Company nor the Holder shall take any position inconsistent with such treatment on any tax return, in any tax proceeding or otherwise.

10.2 Withholding. The Company shall be entitled to deduct and withhold from any amounts payable with respect to the Warrant, any Warrant Shares or any certificates for Warrant Shares any taxes required to be so deducted and withheld under applicable law. To the extent that any amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. The Company shall cooperate in good faith with the Holders to minimize or eliminate any such withholding or deduction, including by giving the Holders an opportunity to provide additional information or to apply for an exemption from, or a reduced rate of, withholding.

11. No Rights as Stockholder until Exercise. This Warrant does not entitle the Holder to any of the rights as a stockholder of the Company with respect to the Warrant Shares prior to the exercise hereof, including, without limitation, the right to receive dividends or other distributions, exercise any rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter. No provision hereof and no mere enumeration herein of the rights or privileges of any Holder shall give rise to any liability of such Holder for the Exercise Price hereunder or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

12. Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Holder and their respective successors and permitted assigns. The Holder may assign or transfer this Warrant in accordance with Section 5.06 of the Investment Agreement.

13. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of law principles.

14. Severability. In the event that one or more of the provisions of this Warrant shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Warrant, but this Warrant shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

15. Change or Waiver. Any term of this Warrant may be changed or waived only by an instrument in writing signed by the party against which enforcement is sought.

16. Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

17. Counterparts. This Warrant may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

18. No Inconsistent Agreements. The Company shall not, on or after the date hereof, enter into any agreement with respect to its securities which conflicts with the rights granted to the Holder in this Warrant. The Company represents and warrants to the Holder that the rights granted hereunder do not in any way conflict with the rights granted to holders of the Company’s securities under any other agreements.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have each caused this Warrant to be duly executed as of the date first written above.

KORE GROUP HOLDINGS, INC.

By:
Name:
Title:

SEARCHLIGHT IV KOR, L.P.

By:
Name:
Title:

[Signature Page to Penny Warrant of KORE Group Holdings, Inc.]

EXHIBIT A TO WARRANT

PURCHASE FORM

To: KORE Group Holdings, Inc., a Delaware corporation      Dated:

The undersigned hereby irrevocably elects to purchase ___________ shares of Common Stock of KORE Group Holdings, Inc., a Delaware corporation, pursuant to Section 1.2 of the attached Warrant and herewith makes payment of $__________, representing the full purchase price for such shares at the Exercise Price provided for in the Warrant.

Signature:

Address:

A-1

EXHIBIT B TO WARRANT

NOTICE OF EXERCISE BY NET SHARE SETTLEMENT FORM

To: KORE Group Holdings, Inc., a Delaware corporation      Dated:

The undersigned hereby irrevocably elects to exchange the Warrant for a total of _________ shares of Common Stock of KORE Group Holdings, Inc., a Delaware corporation, pursuant to the Exercise by Net Share Settlement provisions of Section 1.3 of the attached Warrant.

Signature:

Address:

B-1

EXHIBIT C TO WARRANT

FORM OF RESTRICTIVE LEGEND

THE SECURITIES (INCLUDING THE COMMON STOCK WHICH MAY BE PURCHASED HEREUNDER) REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES (INCLUDING THE COMMON STOCK WHICH MAY BE PURCHASED HEREUNDER) REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF NOVEMBER 9, 2023, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

C-1

EXHIBIT D TO WARRANT

ASSIGNMENT FORM

FOR VALUE RECEIVED, _____________ (the “Holder”) hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of shares of stock covered thereby set forth below unto:

Name of Assignee	Address	No. of Shares
(the “Assignee”)

HOLDER

Dated:

Signature:

ASSIGNEE

Dated:

Signature:

D-1

EXHIBIT E TO WARRANT

NOTICE

A copy of all notices provided to the Holder in accordance with the Warrant shall also be provided to the following (provided that delivery of such copy shall not constitute notice):

Searchlight IV KOR, L.P.

c/o Searchlight Capital Partners, L.P.

745 Fifth Avenue, 27th Floor

New York, NY 10151

Attention:	Andrew Frey
Nadir Nurmohamed
Email:	afrey@searchlightcap.com
nnurmohamed@searchlightcap.com

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:	Steven A. Cohen, Esq.
Raaj S. Narayan, Esq.
Email:	SACohen@wlrk.com
RSNarayan@wlrk.com

Exhibit A

AMENDED & RESTATED

INVESTOR RIGHTS AGREEMENT

THIS AMENDED & RESTATED INVESTOR RIGHTS AGREEMENT (this “Investor Rights Agreement”), dated as of ___________, 2023 (the “Effective Date”), is made and entered into by and among KORE Group Holdings, Inc., a Delaware corporation (“PubCo”), Cerberus Telecom Acquisition Holdings, LLC (the “Sponsor”), the ABRY Entities (as defined below) and Searchlight (as defined below) (Sponsor, the ABRY Entities and Searchlight, together with the other parties listed on the signature pages to the Prior Agreement (as defined below) and any person or entity who hereafter becomes a party to this Investor Rights Agreement pursuant to Section 6.8, shall be referred to herein as each, a “Holder” and collectively, the “Holders”).

RECITALS

WHEREAS, PubCo and certain of the Holders entered into an Investors Rights Agreement, dated as of September 30, 2021, by and between PubCo, Sponsor, the ABRY Entities, and certain individuals party thereto whose names appear on the signature pages thereof (as amended, the “Prior Agreement”);

WHEREAS, pursuant to Section 6.13 of the Prior Agreement, upon the written consent of Sponsor and the Shareholder Representative, any provisions, covenants or conditions of the Prior Agreement may be amended or modified so long as such amendment or modification does not adversely affect one Holder solely in its capacity as a holder of the shares of capital stock of PubCo in a manner that is materially different from the other Holders (in such capacity);

WHEREAS, on the Effective Date, Pubco is entering into an investment agreement with Searchlight IV KOR, L.P. (“Searchlight”) in connection with the issuance of Series A Preferred Stock of the PubCo (the “Series A Preferred Stock”) and warrants to purchase shares of common stock of the PubCo (the “Searchlight Investment” and such agreement, the “Investment Agreement”);

WHEREAS, in connection with the Searchlight Investment, Pubco, the Sponsor and the Shareholder Representative now desire to amend and restate the Prior Agreement in its entirety in accordance with Section 6.13 of the Prior Agreement, with this Investor Rights Agreement being binding on all of the Holders (regardless of whether such Holders are signatories hereto); and

WHEREAS, on the Effective Date, the parties hereto desire to set forth their agreement with respect to governance, registration rights and certain other matters, in each case in accordance with the terms and conditions of this Investor Rights Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Holders, intending to be legally bound, hereby agree as follows:

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ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Investor Rights Agreement, have the respective meanings set forth below:

“ABRY Entities” shall mean each of ABRY Partners VII, L.P., ABRY Partners VII Co-Investment Fund, L.P., ABRY Investment Partnership, L.P., ABRY Senior Equity IV, L.P. and ABRY Senior Equity IV Co-Investment Fund, L.P.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal Financial Officer of PubCo, after consultation with counsel to PubCo, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement or Prospectus were not being filed and (iii) PubCo has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that, in no event shall PubCo or any of PubCo’s subsidiaries be considered an Affiliate of any portfolio company (other than PubCo and its subsidiaries) of any investment fund or account affiliated with, managed or controlled by, any direct or indirect equityholder of PubCo nor shall any portfolio company (other than PubCo and its subsidiaries) of any investment fund or account affiliated with any equityholder of PubCo be considered to be an Affiliate of PubCo or any of its subsidiaries; provided, further, that with respect to Searchlight, in no event shall any portfolio company of any investment fund or account affiliated with, managed or controlled by Searchlight or any direct or indirect equityholder thereof be considered to be an Affiliate.

“Audit Committee” shall have the meaning given in subsection 2.1.8.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Block Sale” means the sale of shares of Common Stock, or securities or other obligations exercisable or exchangeable for, or convertible into Common Stock, in each case constituting more than 3% of PubCo Common Stock then-outstanding to one or more purchasers by means of (i) a bought deal, (ii) a block trade or (iii) a direct sale, in each case whether in a registered transaction without a prior marketing process or pursuant to Rule 144 under the Securities Act.

“Board” shall mean the Board of Directors of PubCo.

“business day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Bylaws” means the amended and restated bylaws of PubCo, as the same may be amended from time to time.

“Certificate of Incorporation” means the amended and restated certificate of incorporation of PubCo, as the same may be amended from time to time.

“Commission” shall mean the Securities and Exchange Commission.

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“Common Stock” shall mean shares of common stock, par value $0.0001 per share, of PubCo.

“Compensation Committee” shall have the meaning given in subsection 2.1.8.

“Demanding Holder” shall have the meaning given in subsection 3.1.3.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-l Shelf” shall have the meaning given in subsection 3.1.1.

“Form S-3 Shelf” shall have the meaning given in subsection 3.1.1.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Holder Information” shall have the meaning given in subsection 5.1.2.

“Holders” shall have the meaning given in the Preamble hereto.

“Independent Director” shall mean a Director who qualifies as “independent” pursuant to the listing standards of the national securities exchange upon which the Common Stock is admitted to trading.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Maximum Number of Securities” shall have the meaning given in subsection 3.1.4.

“Minimum Takedown Threshold” shall have the meaning given in subsection 3.1.3.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Named Director” shall have the meaning given in subsection 2.1.1(v).

“NCG Committee” shall have the meaning given in subsection 2.1.8.

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“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that PubCo’s directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of stockholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to shares of Common Stock, (c) causing the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result and (f) nominating certain Persons (including to fill vacancies) and providing the highest level of support for election of such Persons to the Board in connection with the annual or any special meeting of stockholders of PubCo.

“Original RRA” means that certain Registration and Shareholder Rights Agreement, dated as of October 26, 2020.

“Organizational Documents” means the Certificate of Incorporation and the Bylaws.

“Permitted Transferees” (a) with respect to any Holder of Registrable Securities other than Searchlight, means (i) an Affiliate of such Holder or (ii) direct or indirect profit interest holder, limited partner, member, shareholders or other equity holder of, or other holder of equity interests in, such Holder and (b) with respect to Searchlight, has the meaning given in the Investment Agreement.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.

“Piggyback Registration” shall have the meaning given in subsection 3.2.1.

“Pre-Closing Holder Requesting Stockholders” shall mean the ABRY Entities, Dotmar Investments Limited, Terridian Inc., Jarmess LLC and each of their respective Affiliates.

“Pre-Closing Holder Director” shall have the meaning given in subsection 2.1.1(i).

“Pre-Closing Stockholders” shall mean (i) the ABRY Entities, (ii) Dotmar Investments Limited, Terridian Inc., Jarmess LLC, (iii) the other signatories party to the Prior Agreement and (iv) each director and executive officer of PubCo from time to time that acquires Registrable Securities.

“Principal Holder” shall mean each of Sponsor, Searchlight and the ABRY Entities.

“Prior Agreement” shall have the meaning set forth in the recitals hereto.

“Prior Date” shall mean September 30, 2021.

“Prospectus” shall mean the prospectus included in any Registration Statement, (including a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance on Rules 430A or 430B under the Securities Act or any successor rule thereto), as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“PubCo” shall have the meaning given in the Preamble hereto.

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“Registrable Security” shall mean at any time any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of PubCo held by a Holder and any security into which such shares of Common Stock or other equity security shall have been converted or exchanged in connection with a recapitalization, reorganization, reclassification, merger, consolidation, exchange, distribution or otherwise, in each case other than any security received pursuant to an incentive plan adopted by PubCo on or after the Prior Date; provided, however, that, as to any particular Registrable Security, such securities shall cease to constitute Registrable Securities upon the earliest to occur of: (w) the date on which such securities are disposed of pursuant to an effective registration statement under the Securities Act; (x) with respect to any Holder (other than Searchlight) and its Affiliates, the date on which such securities may be disposed of pursuant to Rule 144 (or any successor provision) promulgated under the Securities Act without limitation thereunder on volume or manner of sale, (y) with respect to Searchlight and its Affiliates that beneficially own less than three percent (3%) of the outstanding shares of the Common Stock in the aggregate, the date on which such securities may be disposed of pursuant to Rule 144 (or any successor provision) promulgated under the Securities Act without limitation thereunder on volume, manner of sale or availability of current public information; and (z) the date on which such securities cease to be outstanding.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for PubCo;

(E) reasonable fees and disbursements of all independent registered public accountants of PubCo incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by (i) the majority-in-interest of the Demanding Holders in an Underwritten Offering or (ii) in the case of a Piggyback Registration, the majority-in-interest of the Holders participating in such Piggyback Registration.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Investor Rights Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

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“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person acting on behalf of such Person.

“Requesting Holders” shall have the meaning given in subsection 3.1.4.

“Searchlight Director” shall have the meaning given in subsection 2.1.1(iii).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shareholder Representative” means ABRY Partners VII, L.P, or such other Person who is identified as the replacement Shareholder Representative by the then existing Shareholder Representative giving prior written notice to PubCo.

“Shelf” shall have the meaning given in subsection 3.1.1.

“Shelf Registration” shall mean a registration of securities pursuant to a Registration Statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Shelf Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration” shall have the meaning given in subsection 3.1.2.

“Underwriter” shall mean any investment banker(s) and manager(s) appointed to administer the offering of any Registerable Securities as principal in an Underwriting Offering.

“Underwritten Offering” shall mean a Registration in which securities of PubCo are sold to an Underwriter for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.1.3.

“Well-Known Seasoned Issuer” shall have the meaning set forth in Rule 405 promulgated by the Commission pursuant to the Securities Act.

“Withdrawal Notice” shall have the meaning given in subsection 3.1.5.

ARTICLE II

GOVERNANCE

2.1 Board of Directors.

2.1.1 Composition of the Board. At and following the date hereof, PubCo shall take all Necessary Action to cause the Board to be comprised of up to ten (10) directors (subject to Section 2.3), selected as set forth herein. As of and, except as otherwise indicated below, following the date hereof, the Board shall include:

(i) up to two (2) directors designated to PubCo by the ABRY Entities (such directors and any of their respective successors designated pursuant to subsection 2.1.3, each, a “Pre-

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Closing Holder Director”); provided, that if the ABRY Entities and their respective Affiliates cease to own shares of Common Stock of PubCo representing greater than 5% of the total shares of Common Stock of PubCo then-outstanding, then the ABRY Entities shall not have the right to designate any directors to the Board and PubCo shall have no further obligations under this subsection 2.1.1(i);

(ii) up to two (2) directors designated to PubCo by the Sponsor (such directors and any of their respective successors designated pursuant to subsection 2.1.5, each, a “Sponsor Director”); provided, that if Sponsor and its Affiliates cease to own shares of Common Stock of PubCo representing greater than 5% of the total shares of Common Stock of PubCo then-outstanding, then the Sponsor shall not have the right to designate any directors to the Board and PubCo shall have no further obligations under this subsection 2.1.1(ii);

(iii) up to two (2) directors designated to PubCo by Searchlight (such directors, and any of their respective successors designated pursuant to subsection 2.1.4, each, a “Searchlight Director”); provided, that if Searchlight and its Affiliates cease to own at least 7,866,666 shares of Common Stock (including, for this purpose, shares underlying warrants to purchase shares of Common Stock) of PubCo in the aggregate (as proportionately adjusted for stock splits, stock dividends, combinations or reclassifications or the like) (such time, the “Fall-Away of Purchaser Board Rights”), then Searchlight shall not have the right to designate any directors to the Board and PubCo shall have no further obligations under this subsection 2.1.1(iii);

(iv) the chief executive officer of PubCo, whom shall initially be Romil Bahl;

(v) up to three (3) Independent Directors by recommendation of the NCG Committee, so long as, in each case, such person has been approved by the Board, which shall initially be as the date hereof, Timothy Donahue, H. Paulett Eberhart and Cheemin Bo-Linn (each, a “Named Director”); and

(vi) in the event of a reduction to the number of directors that a Principal Holder is entitled to designate pursuant to subsections (i), (ii) or (iii) above (such number, in the aggregate as among all Principal Holders, the “Amount”), up to such number of Independent Directors equal to the Amount (subject to Section 2.3) by recommendation of the NCG Committee, so long as, in each case, each such individual has been approved by the Board.

As of the date hereof, the foregoing directors are to be divided into three (3) classes of directors, with each class serving for staggered three (3)-year terms commencing as of the Effective Date as follows:

(a) The Class I directors shall include: (x) two (2) Independent Directors nominated by the NCG Committee and approved by the Board (selected for Class I by the NCG Committee) (y) subject to subsection (vi) of subsection 2.1.1, one (1) Searchlight Director designated by Searchlight (selected for Class I by Searchlight) and (z) subject to subsection (vi) of subsection 2.1.1, one (1) Sponsor Director designated by the Sponsor (selected for Class I by the Sponsor);

(b) The Class II directors shall include: (x) subject to subsection (vi) of subsection 2.1.1, one (1) Searchlight Director designated by Searchlight (selected for Class II by Searchlight), (y) subject to subsection (vi) of subsection 2.1.1, one (1) Sponsor Director designated by the Sponsor (selected for Class II by the Sponsor) and (z) one (1) Independent Director nominated by the NCG Committee and approved by the Board (selected for Class II by the NCG Committee); and

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(c) The Class III directors shall include: (x) the CEO of PubCo and (y) subject to subsection (vi) of subsection 2.1.1 two (2) Pre-Closing Holder Directors designated by the ABRY Entities (selected for Class III by the ABRY Entities).

The current term of the Class I directors shall expire immediately following PubCo’s 2025 annual meeting of stockholders at which directors are elected. The current term of the Class II directors shall expire immediately following PubCo’s 2026 annual meeting of stockholders at which directors are elected. The current term of the Class III directors shall expire immediately following PubCo’s 2024 annual meeting at which directors are elected. For the avoidance of doubt, the designation of a director in accordance with the foregoing shall be in the sole discretion of the Sponsor, Searchlight and the ABRY Entities, as applicable, and, if the Sponsor, Searchlight or the ABRY Entities, as applicable, elect not to so designate a director in accordance with the foregoing, such seats shall remain vacant until filled in accordance herewith.

2.1.2 Chairperson of the Board. PubCo shall take all Necessary Action to ensure that the Chairperson of the Board (who, as of the date hereof, shall be Timothy Donahue) is a director selected by a majority of the Board.

2.1.3 Pre-Closing Holder Representation. Subject to subsection 2.1.11 hereof, the ABRY Entities shall have the right to designate the replacement for any Pre-Closing Holder Director designated by the ABRY Entities. PubCo shall take all Necessary Action to ensure that such designees are included on the slate of nominees recommended by PubCo for election as directors in any shareholder meeting electing such replacement directors.

2.1.4 Searchlight Representation. Subject to subsection 2.1.11 hereof, Searchlight shall have the right to designate the replacement for any Searchlight Director designated by Searchlight. PubCo shall take all Necessary Action to ensure that such designee is included on the slate of nominees recommended by PubCo for election as directors in any shareholder meeting electing such replacement director.

2.1.5 Sponsor Representation. Subject to subsection 2.1.11 hereof, Sponsor shall have the right to designate the replacement for any Sponsor Director designated by Sponsor. PubCo shall take all Necessary Action to ensure that such designees are included on the slate of nominees recommended by PubCo for election as directors in any shareholder meeting electing such replacement directors.

2.1.6 Reserved.

2.1.7 Removal; Vacancies. The ABRY Entities, Searchlight or Sponsor, as applicable, shall have the exclusive right to (x) remove its respective nominees from the Board and (y) fill vacancies created by reason of death, removal or resignation of its nominees to the Board, and PubCo shall (in each case) take all Necessary Action to remove or nominate or cause the Board to appoint, as applicable, replacement directors designated by the applicable party to fill any such vacancies above as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board or applicable committee). Notwithstanding anything in Section 2.1 to the contrary and without in any way expanding the director designation rights set forth in subsection 2.1.1, promptly following such time as any of the ABRY Entities’ or Sponsor’s (together with their respective Affiliates’) ownership of shares of Common Stock equals or falls below 5% of the total shares of Common Stock of PubCo then-outstanding, the ABRY Entities or Sponsor, as applicable, shall cause their applicable director designees to promptly tender their respective resignations from the Board and any committee of the Board on which such directors then sit. Promptly following the Fall-Away of Purchaser Board Rights, Searchlight shall cause the Searchlight Directors to promptly tender their respective resignations from the Board and any committee of the Board on which such directors then sits.

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2.1.8 Committees. In accordance with PubCo’s Organizational Documents, (i) the Board shall establish and maintain committees of the Board for (x) Audit (the “Audit Committee”), (y) Compensation (the “Compensation Committee”) and (z) Nominating and Corporate Governance (the “NCG Committee”), and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board. Subject to applicable Laws and stock exchange regulations, and subject to requisite independence requirements applicable to such committee, each committee will have three (3) to four (4) members at the discretion of the Board; provided, that for so long as Searchlight is entitled to designate a director pursuant to Section 2.1 and has designated an Independent Director, PubCo shall take all Necessary Action such that a Searchlight Director serves on each of the Compensation Committee and NCG Committee.

2.1.9 Reimbursement of Expenses. PubCo shall reimburse the directors for all reasonable and documented out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

2.1.10 Indemnification.

For so long as any Pre-Closing Holder Director, Searchlight Director or Sponsor Director serves as a director of PubCo, (i) PubCo shall provide all members of the Board with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements, and (ii) PubCo shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Pre-Closing Holder Director, Searchlight Director or Sponsor Director nominated pursuant to this Investor Rights Agreement as and to the extent consistent with applicable Law, the Certificate of Incorporation, the Bylaws and any indemnification agreements with such directors (whether such right is contained in the Organizational Documents or another document) (except to the extent such amendment or alteration permits PubCo to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

2.1.11 Review of Nominees. Any nominee as a Pre-Closing Holder Director, Searchlight Director or Sponsor Director shall be subject to PubCo’s customary due diligence process, including its review of a completed questionnaire and a background check. Based on the foregoing, PubCo may reasonably object to any such nominee within fifteen (15) days of receiving such completed questionnaire and background check authorization, (i) provided it does so in good faith and (ii) solely to the extent such objection is based upon any of the following: (1) such nominee was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (in each case, excluding traffic violations and other minor offenses); (2) such nominee was the subject of any order, judgment or decree not subsequently reversed, suspended or vacated of any court of competent jurisdiction, permanently or temporarily enjoining such proposed director from, or otherwise limiting, the following activities: (A) engaging in any type of business practice, or (B) engaging in any activity in connection with the purchase or sale of any security or in connection with any violation of federal or state securities laws; (3) such nominee was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than sixty (60) days the right of such person to engage in any activity described in clause (2)(B), or to be associated with persons engaged in such activity; (4) such nominee was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated; or (5) such nominee was the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to a violation of any federal or state securities laws or regulations. In the event the Board reasonably finds any such nominee to be unsuitable based upon one or more of the foregoing clauses (1) through (5) inclusive, and reasonably objects to such nominated director, the applicable Holder shall be entitled to propose a different nominee to the Board and such replacement nominee shall be subject to the review process outlined in this subsection 2.1.11.

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2.2 Company Cooperation. PubCo shall (i) take all Necessary Action to cause the Board to consist of the number of directors specified in Section 2.1 and include in the slate of nominees to be voted upon by the stockholders of PubCo the Persons designated for nomination to the Board in accordance with Section 2.1, and (ii) use its reasonable best efforts to cause the applicable Principal Holder’s nominees designated pursuant to Section 2.1 to be elected to the Board, including by causing the Board to recommend that PubCo’s stockholders vote in favor of such Persons in any proxy statement used by PubCo to solicit the vote of its stockholders in connection with each meeting of PubCo’s stockholders.

2.3 NYSE Independence Requirements. Notwithstanding anything to the contrary herein, if at any time the directors then-nominated or currently serving on the Board do not collectively comply with any numerical independence requirements under applicable Law or stock exchange rules in respect of the composition of the Board, then the Board, acting in good faith solely for purposes of remedying any such non-compliance with applicable Law or stock exchange rules, may increase the size of the Board to the extent necessary to accommodate such number of additional Independent Directors to be nominated in order to allow the Board to comply with such applicable Law or stock exchange rule; provided, that if such non-compliance ceases then PubCo shall cause the size of the Board to be as set forth in Section 2.1.

2.4 Sharing of Information. To the extent permitted by antitrust, competition or any other applicable Law, each of PubCo, the ABRY Entities, Searchlight and Sponsor agree and acknowledge that the directors (including those designated by the ABRY Entities, Searchlight and Sponsor) may share confidential, non-public information about PubCo and its subsidiaries (“Confidential Information”) with the ABRY Entities, Searchlight or Sponsor, as applicable, and their respective Affiliates and Representatives. Each of the ABRY Entities, Searchlight and Sponsor recognizes that it, or its Affiliates and Representatives, has acquired or will acquire Confidential Information the use or disclosure of which could cause PubCo substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, each of the ABRY Entities, Searchlight and Sponsor covenants and agrees with PubCo that it will not (and will cause its respective controlled Affiliates and Representatives not to) at any time, except with the prior written consent of PubCo, directly or indirectly, disclose any Confidential Information known to it to any third party, unless (a) such information becomes known to the public through no fault of such party in violation of this Investor Rights Agreement, (b) disclosure is required by applicable Law (including any filing following the Prior Date with the SEC pursuant to applicable securities laws) or court of competent jurisdiction or requested by a Governmental Entity; provided, that (other than in the case of any required filing following the Prior Date with the SEC or in connection with any Regulatory Inquiry, for which notification shall expressly not be required) such party promptly notifies PubCo of such requirement or request and takes commercially reasonable steps, at the sole cost and expense of PubCo, to minimize the extent of any such required disclosure, (c) such information was available or becomes available to such party hereto before, on or after the Effective Date, without restriction, from a source (other than PubCo) without any breach of duty to PubCo or any of its Subsidiaries or (d) such information was independently developed by such party hereto or its Representatives without the use of, or reference to, the Confidential Information. Notwithstanding the foregoing, nothing in this Investor Rights Agreement shall prohibit the ABRY Entities, Searchlight and/or Sponsor from disclosing Confidential Information (x) to any Affiliate, Representative, limited partner, member, shareholder or other equity holder of such Party, provided, that such Person shall be bound by an obligation of confidentiality with respect to such Confidential Information and such party shall be responsible for any breach of this Section 2.4 by any such Person or (y) if such disclosure is made pursuant to any examinations, audits, investigations, regulatory sweeps or other regulatory inquiries by regulatory agencies, self- regulatory organizations, governmental agencies or examiners thereof (each a “Regulatory Inquiry”) with jurisdiction over such party hereto in connection with a Regulatory Inquiry that is not

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specifically directed at PubCo or the Confidential Information, provided that such party hereto shall request that confidential treatment be accorded to any Confidential Information so disclosed. No Confidential Information shall be deemed to be provided to any Person, including any Affiliate or portfolio company of a Pre-Closing Stockholder, Searchlight or Sponsor (including if any Pre-Closing Holder Director, Searchlight Director or Sponsor Director is also a director or member of a governing body of such Person), unless such Confidential Information is actually provided to such Person.

2.5 Termination. This Article II and the rights and obligations of the parties hereunder shall terminate with respect to each Principal Holder as set forth in subsection 2.1.1.

ARTICLE III

REGISTRATIONS AND OFFERINGS

3.1 Shelf Registration.

3.1.1 Filing. PubCo shall file on April 1, 2024 a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”) (provided, that (i) if PubCo is ineligible to use a Form S-3 Shelf on or after April 1, 2024, then PubCo shall file and cause to be effective on or prior to April 15, 2024, a Registration Statement for a Shelf Registration on Form S-l (the “Form S-l Shelf” and together with the Form S-3 Shelf (and any Subsequent Shelf Registration), the “Shelf”) and (ii) if PubCo redeems or repurchases the Series A Preferred Stock in full (whether before, on or after April 1, 2024) and on such date PubCo is ineligible to use a Form S-3 Shelf, then PubCo shall file and cause to be effective a Form S-1 Shelf as soon as possible following such redemption or repurchase), in each case, covering the resale of all the Registrable Securities of Searchlight (the “Searchlight Shelf”) (determined as of two business days prior to such filing) on a delayed or continuous basis. PubCo shall use its commercially reasonable efforts to cause the Shelf to become effective as soon as practicable after such filing, it being agreed that any Form S-3 Shelf shall be an Automatic Shelf Registration Statement if PubCo is a Well-Known Seasoned Issuer. The Shelf shall provide for the resale of the Registrable Securities of Searchlight included therein pursuant to any method or combination of methods legally available to, and requested by, Searchlight. PubCo shall maintain a Shelf in accordance with the terms hereof with respect to all Registrable Securities, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event PubCo files a Form S-l Shelf, PubCo shall use its commercially reasonable efforts to convert the Form S-l Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after PubCo is eligible to use Form S-3.

3.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, PubCo shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Holder. If a Subsequent Shelf Registration is filed, PubCo shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if PubCo is a Well-Known Seasoned Issuer) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with

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the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that PubCo is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, PubCo, upon request of a Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at PubCo’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof.

3.1.3 Requests for Underwritten Shelf Takedowns. At any time and from time to time, the Sponsor and any Pre-Closing Holder Requesting Stockholder and, at any time and from time to time after the Searchlight Shelf has been declared effective by the Commission, Searchlight, may request to sell all or any portion of its Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”), provided that PubCo shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include either (x) securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, (1) in the case of the Sponsor or any Pre-Closing Holder Requesting Stockholder, $25,000,000 or (2) in the case of Searchlight, $5,000,000, or (y) all remaining Registrable Securities held by the requesting Holder (the “Minimum Takedown Threshold”) All requests for Underwritten Shelf Takedowns shall be made by giving written notice to PubCo, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Holders that requested such Underwritten Shelf Takedown (the “Demanding Holders”) shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to PubCo’s prior approval which shall not be unreasonably withheld, conditioned or delayed. The Sponsor may demand four Underwritten Shelf Takedowns each fiscal year, Searchlight may demand four Underwritten Shelf Takedowns each fiscal year and the Pre-Closing Holder Requesting Stockholders (on a collective basis) may demand four Underwritten Shelf Takedowns each fiscal year; provided, that no demand for an Underwritten Shelf Takedown may be made prior to 45 days following the consummation of another Underwritten Shelf Takedown.

3.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises PubCo, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Investor Rights Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that PubCo desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then PubCo shall include in such Underwritten Offering, (i) the Registrable Securities that can be sold without exceeding the Maximum Number of Securities pro rata among such Holders on the basis of the number of Registrable Securities requested to be included by each such Holder, (ii) to the extent that the Maximum Number of Securities has not been reached, the Common Stock or other equity securities of other persons or entities that PubCo is obligated to include in such Underwritten Offering pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities, and (iii) to the extent that the Maximum Number of Securities has not

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been reached, such number of shares of Common Stock or other equity securities proposed to be sold by PubCo until the Maximum Number of Securities is reached. Notwithstanding anything herein to the contrary, if the Maximum Number of Securities is less than 75% of the number of Registrable Securities requested by the Holders to be included in such Underwritten Shelf Takedown, such Underwritten Shelf Takedown shall not count as an Underwritten Shelf Takedown demanded by any Holder for purposes of subsection 3.1.3.

3.1.5 Withdrawal. A majority-in-interest of the Demanding Holders initiating a Shelf Takedown shall have the right to withdraw from a Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to PubCo and the Underwriter or Underwriters (if any) of their intention to withdraw from such Shelf Takedown; provided, that the Sponsor, Searchlight or any Pre-Closing Holder Requesting Stockholder may elect to have PubCo continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of subsection 3.1.3, unless either (i) the Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) the Demanding Holder reimburses PubCo for all Registration Expenses with respect to such Underwritten Shelf Takedown; provided, that if a Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall count as an Underwritten Shelf Takedown demanded by such Holder for purposes of subsection 3.1.3. Following the receipt of any Withdrawal Notice, PubCo shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Investor Rights Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this subsection 3.1.5, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this subsection 3.1.5.

3.2 Piggyback Registration.

3.2.1 Piggyback Rights. If PubCo or any Holder proposes to conduct a registered offering of, or if PubCo proposes to file a Registration Statement under the Securities Act with respect to an offering of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of PubCo (or by PubCo and by the stockholders of PubCo including an Underwritten Shelf Takedown pursuant to Section 3.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to PubCo’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of PubCo or (iv) for a dividend reinvestment plan, then PubCo shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an underwritten offering pursuant to a Shelf Registration, the launch date of such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, a good faith estimate of the proposed maximum offering price of such securities, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within seven (7) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). PubCo shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 3.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of PubCo included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended

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method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering. Notwithstanding anything herein to the contrary, a Principal Holder effecting a Block Sale shall provide prompt written notice (but in no event later than twenty-four (24) hours prior to such Block Sale) to PubCo and any other Principal Holder setting forth the timeline for such offering to permit participation by any such other Principal Holder in such offering, and such other Principal Holder shall be entitled to participate in such Block Sale so long as such participation of such other Principal Holder does not materially delay the proposed timeline of such Block Sale specified in the notice.

3.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises PubCo and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that PubCo desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 3.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of PubCo, exceeds the Maximum Number of Securities, then:

(a) If the Registration or registered offering is undertaken for PubCo’s account, PubCo shall include in any such Registration or registered offering the number of shares of Common Stock or other equity securities proposed to be sold by PubCo, and thereafter, the Registrable Securities that can be sold without exceeding the Maximum Number of Securities pro rata among such Holders on the basis of the number of Registrable Securities requested to be included by each such Holder and, to the extent that the Maximum Number of Securities has not been reached, the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggy-back registration rights of other stockholders of PubCo, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration or registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then PubCo shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 3.2.1, pro rata among such Holders on the basis of the number of Registrable Securities requested to be included by each such Holder, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other persons or entities that PubCo is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities; and

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(c) If the Registration or registered offering is pursuant to a request by any of the Holders of Registrable Securities pursuant to Section 3.1, then the provisions of subsection 3.1.4 shall apply.

3.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. PubCo (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Investor Rights Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 3.2.3.

3.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to subsection 3.1.5 any Piggyback Registration effected pursuant to Section 3.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under subsection 3.1.3 hereof.

3.2.5 Lockup. In connection with any Underwritten Offering of equity securities of PubCo, each Holder agrees that it shall not transfer any shares of Common Stock (other than those included in such offering pursuant to this Investor Rights Agreement), without the prior written consent of PubCo, during the seven (7) days prior to and the ninety(90)-day period beginning on the date of pricing of such offering, except in the event the Underwriters managing the offering otherwise agree by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). Notwithstanding the foregoing, with respect to an Underwritten Offering, a Holder shall not be subject to this Section 3.3 with respect to an Underwritten Offering unless each stockholder of PubCo that (together with their Affiliates) hold at least 5% of the issued and outstanding Common Stock and each of PubCo’s directors and officers have executed a lock-up on terms at least as restrictive with respect to such Underwritten Offering as requested of the Holders. A Holder’s obligations under this Section 3.3 shall only apply for so long as such Holder (together with its Affiliates) holds at least 5% of the issued and outstanding Common Stock.

ARTICLE IV

COMPANY PROCEDURES

4.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, PubCo shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto PubCo shall, as expeditiously as possible:

4.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

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4.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five (5) percent of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

4.1.3 prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

4.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of PubCo and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

4.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;

4.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

4.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

4.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

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4.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 4.4 hereof;

4.1.10 permit a representative of each of the participating Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such Person’s own expense (except to the extent such expense is included in Registration Expenses), in the preparation of the Registration Statement, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters agree to confidentiality arrangements reasonably satisfactory to PubCo, prior to the release or disclosure of any such information; and provided, further, PubCo may not include the name of any Holder or any information regarding any Holder in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder and providing each such Holder a reasonable amount of time to review and comment on such applicable document, which comments PubCo shall include unless contrary to applicable law;

4.1.11 obtain a “cold comfort” letter from PubCo’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

4.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing PubCo for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion and negative assurance letter is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

4.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

4.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of PubCo’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

4.1.15 use its reasonable efforts to make available senior executives of PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in an Underwritten Offering; and

4.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

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4.2 Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by PubCo. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

4.3 Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Investor Rights Agreement to the contrary, if any Holder does not provide PubCo with its requested Holder Information, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering for equity securities of PubCo pursuant to a Registration initiated by PubCo hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by PubCo and (ii) without limiting Section 3.3, completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements (if required pursuant to Section 3.3), underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 4.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

4.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from PubCo that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that PubCo hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by PubCo that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control, PubCo may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by PubCo to be necessary for such purpose; provided that such right to delay or suspend shall be exercised by PubCo not more than three (3) times in any twelve (12)-month period. In the event PubCo exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. PubCo shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 4.4.

4.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 4.5. PubCo further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect), including providing any legal opinions and instructing its transfer agent to remove any legends in connection therewith. Upon the request of any Holder, PubCo shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

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4.6 Other Obligations. In connection with a sale, disposition, pledge, hypothecation or transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, PubCo shall, subject to the receipt of the any customary documentation required from the applicable Holders in connection therewith, (i) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred and (ii) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i). In addition, PubCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders (including the execution of customary agreements), in connection with the aforementioned sales, dispositions, pledges, hypothecations or transfers; provided, however, that PubCo shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any sale or transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

ARTICLE V

INDEMNIFICATION AND CONTRIBUTION

5.1 Indemnification.

5.1.1 PubCo agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents, and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, in light of the circumstances under which it was made, not misleading, except insofar as the same are contained in any information furnished in writing to PubCo by such Holder expressly for use therein. PubCo shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

5.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify PubCo, its directors, officers and agents and each person who controls PubCo (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, in light of the circumstances under which it was made, not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of PubCo.

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5.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim (and, if necessary, one local counsel), unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

5.1.4 The indemnification provided for under this Investor Rights Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.

5.1.5 If the indemnification provided under Section 5.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 5.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 5.1.1, 5.1.2 and 5.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 5.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 5.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 5.1.5 from any person who was not guilty of such fraudulent misrepresentation.

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ARTICLE VI

MISCELLANEOUS

6.1 Notices. Any notice or communication under this Investor Rights Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery or electronic mail. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery or electronic mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Investor Rights Agreement must be addressed, if to PubCo to: KORE Group Holdings, Inc., 875 3rd Avenue, 11th Floor, New York, NY 10022, Attn: Romil Bahl, Jack Kennedy, E-mail: rbahl@korewireless.com, jkennedy@korewireless.com, and, if to any Holder, at such Holder’s address as set forth in PubCo’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2 Representations and Warranties of the Parties. Each of the parties hereby represents and warrants to each of the other parties as follows:

6.2.1 Such party, to the extent applicable, is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to conduct its business as it is now being conducted and is proposed to be conducted.

6.2.2 Such party has the full power, authority and legal right to execute, deliver and perform this Investor Rights Agreement. The execution, delivery and performance of this Investor Rights Agreement have been duly authorized by all necessary action, corporate or otherwise, of such party. This Investor Rights Agreement has been duly executed and delivered by such party and constitutes its, his or her legal, valid and binding obligation, enforceable against it, him or her in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

6.2.3 The execution and delivery by such party of this Investor Rights Agreement, the performance by such party of its, his or her obligations hereunder by such party does not and will not violate (i) in the case of parties who are not individuals, any provision of its by-laws, charter, articles of association, partnership agreement or other similar organizational document, (ii) any provision of any material agreement to which it, he or she is a party or by which it, he or she is bound or (iii) any law, rule, regulation, judgment, order or decree to which it, he or she is subject.

6.2.4 Such party is not currently in violation of any law, rule, regulation, judgment, order or decree, which violation could reasonably be expected at any time to have a material adverse effect upon such party’s ability to enter into this Investor Rights Agreement or to perform its, his or her obligations hereunder.

6.2.5 There is no pending legal action, suit or proceeding that would materially and adversely affect the ability of such party to enter into this Investor Rights Agreement or to perform its, his or her obligations hereunder.

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6.3 Specific Performance. Each party hereby agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them by this Investor Rights Agreement (including the failure to take such actions as are required of them under this Investor Rights Agreement) and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not, even if available, have an adequate remedy at Law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at Law or in equity) to injunctive relief, specific performance, or other equitable relief to prevent breaches of this Investor Rights Agreement and to enforce such obligations, without the posting of any bond or other security and without proof of damages, this being in addition to any other remedy to which they are entitled under this Investor Rights Agreement, and if any action should be brought in equity to enforce any of the provisions of this Investor Rights Agreement, none of the parties shall oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law. Further, each party agrees and acknowledges that the right of specific enforcement is an integral part of this Investor Rights Agreement and without that right, none of the parties would have entered into this Investor Rights Agreement.

6.4 Subsequent Acquisition of Shares. Any Equity Securities of PubCo acquired subsequent to the Effective Date by a Holder shall be subject to the terms and conditions of this Investor Rights Agreement and such shares shall be considered to be “Registrable Securities” as such term is used in this Investor Rights Agreement.

6.5 Consents, Approvals and Actions. If any consent, approval or action of the Pre-Closing Stockholders, the Sponsor or Searchlight is required at any time pursuant to this Investor Rights Agreement, such consent, approval or action shall be deemed given if the holders of a majority of the outstanding Equity Securities of PubCo held by the Pre-Closing Stockholders, the Sponsor, or Searchlight, as applicable, at such time provide such consent, approval or action in writing at such time.

6.6 Not a Group; Independent Nature of Holders’ Obligations and Rights. The Holders and PubCo agree that the arrangements contemplated by this Investor Rights Agreement are not intended to constitute the formation of a “group” (as defined in Section 13(d)(3) of the Exchange Act). Each Holder agrees that, for purposes of determining beneficial ownership of such Holder, it shall disclaim any beneficial ownership by virtue of this Investor Rights Agreement of PubCo’s Equity Securities owned by the other Holders, and PubCo agrees to recognize such disclaimer in its Exchange Act and Securities Act reports. The obligations of each Holder under this Investor Rights Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Investor Rights Agreement. Nothing contained herein, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as, and PubCo acknowledges that the Holders do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Investor Rights Agreement, and PubCo acknowledges that the Holders are not acting in concert or as a group, and PubCo shall not assert any such claim, with respect to such obligations or the transactions contemplated by this Investor Rights Agreement. The decision of each Holder to enter into this Investor Rights Agreement has been made by such Holder independently of any other Holder. Each Holder acknowledges that no other Holder has acted as agent for such Holder in connection with such Holder making its investment in PubCo and that no other Holder will be acting as agent of such Holder in connection with monitoring such Holder’s investment in the Common Stock or enforcing its rights under this Investor Rights Agreement. PubCo and each Holder confirms that each Holder has had the opportunity to independently participate with PubCo and its subsidiaries in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Holder shall be entitled to independently protect and enforce its rights, including the rights arising out of this Investor Rights Agreement, and it shall not be necessary for any other Holder

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to be joined as an additional party in any proceeding for such purpose. The use of a single agreement to effectuate the rights and obligations contemplated hereby was solely in the control of PubCo, not the action or decision of any Holder, and was done solely for the convenience of PubCo and its subsidiaries and not because it was required to do so by any Holder. It is expressly understood and agreed that each provision contained in this Investor Rights Agreement is between PubCo and a Holder, solely, and not between PubCo and the Holders collectively and not between and among the Holders.

6.7 Other Business Opportunities.

6.7.1 The Parties expressly acknowledge and agree that to the fullest extent permitted by applicable law: (i) each of the Pre-Closing Stockholders Searchlight and the Sponsor (including in the case of the ABRY Entities, Searchlight and Sponsor, (A) its Affiliates, (B) any portfolio company in which it or any of its investment fund Affiliates have made a debt or equity investment (and vice versa) or (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors) and the Pre-Closing Holder Directors, the Searchlight Directors and the Sponsor Directors has the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as PubCo or any of its subsidiaries or deemed to be competing with PubCo or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, with no obligation to offer to PubCo or any of its subsidiaries, or any other Holder the right to participate therein; (ii) each of the Pre-Closing Stockholders, Searchlight and the Sponsor (including in the case of the ABRY Entities, Searchlight and Sponsor, (A) its Affiliates, (B) any portfolio company in which it or any of its investment fund Affiliates have made a debt or equity investment (and vice versa) or (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors) and the Pre-Closing Holder Directors, the Searchlight Directors and the Sponsor Designated Directors may invest in, or provide services to, any Person that directly or indirectly competes with PubCo or any of its subsidiaries; and (iii) in the event that any of the Pre-Closing Stockholders, Searchlight and the Sponsor (including in the case of ABRY Entities, Searchlight and Sponsor, (A) its Affiliates, (B) any portfolio company in which it or any of its investment fund Affiliates have made a debt or equity investment (and vice versa) or (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors) or any Pre-Closing Holder Director, Searchlight Director or Sponsor Designated Director, respectively, acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for PubCo or any of its subsidiaries, such Person shall have no duty (fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to PubCo or any of its subsidiaries or any other Holder, as the case may be, and, notwithstanding any provision of this Investor Rights Agreement to the contrary, shall not be liable to PubCo or any of its subsidiaries or any other Holder (or its Affiliates) for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not present such opportunity to PubCo or any of its subsidiaries or any other Holder (or its Affiliates). For the avoidance of doubt, the Parties acknowledge that this paragraph is intended to disclaim and renounce, to the fullest extent permitted by applicable law, any right of PubCo or any of its subsidiaries with respect to the matters set forth herein, and this paragraph shall be construed to effect such disclaimer and renunciation to the fullest extent permitted by law.

6.7.2 Each of the Parties hereby, to the fullest extent permitted by applicable law:

(a) confirms that none of the ABRY Entities, Searchlight or the Sponsor or any of their respective Affiliates have any duty to PubCo or any of its subsidiaries or to any other Holder other than the specific covenants and agreements set forth in this Investor Rights Agreement;

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(b) acknowledges and agrees that (A) in the event of any conflict of interest between PubCo or any of its subsidiaries, on the one hand, and any of the Pre-Closing Stockholders, Searchlight, the Sponsor or any of their respective Affiliates (or any Pre-Closing Holder Director, Searchlight Director or Sponsor Director acting in his or her capacity as such), on the other hand, the Pre-Closing Stockholders, Searchlight, the Sponsor or their respective Affiliates (or any Pre-Closing Holder Director, Searchlight Director or Sponsor Director acting in his or her capacity as a director) may act in its best interest and (B) none of the Pre-Closing Stockholders, Searchlight, the Sponsor or any of their respective Affiliates or any Pre-Closing Holder Director, Searchlight Director or Sponsor Director acting in his or her capacity as a director, shall be obligated (1) to reveal to PubCo or any of its subsidiaries confidential information belonging to or relating to the business of such Person or any of its Affiliates or (2) to recommend or take any action in its capacity as a direct or indirect stockholder or director, as the case may be, that prefers the interest of PubCo or its subsidiaries over the interest of such Person; and

(c) waives any claim or cause of action against any of the Pre-Closing Stockholders, Searchlight, the Sponsor and any of their respective Affiliates, and any officer, employee, agent or Affiliate of any such Person that may from time to time arise in respect of a breach by any such person of any duty or obligation disclaimed under subsection 6.7.2(a) or subsection 6.7.2(b).

6.7.3 Each of the parties hereto agrees that the waivers, limitations, acknowledgments and agreements set forth in this Section 6.7 shall not apply to any alleged claim or cause of action against any of the Pre-Closing Stockholders, Searchlight or the Sponsor based upon the breach or nonperformance by such Person of this Investor Rights Agreement or any other agreement to which such Person is a party.

6.7.4 The provisions of this Section 6.7 to the extent that they restrict the duties and liabilities of any of the Pre-Closing Stockholders, Searchlight, the Sponsor or any of their respective Affiliates or any Pre-Closing Holder Director, Searchlight Director or Sponsor Director otherwise existing at law or in equity, are agreed by the Parties to replace such other duties and liabilities of the Pre-Closing Stockholders, Searchlight, the Sponsor or any of their respective Affiliates or any such Pre-Closing Holder Director, Searchlight Director or Sponsor Director to the fullest extent permitted by applicable law.

6.8 Assignment; No Third Party Beneficiaries.

6.8.1 This Investor Rights Agreement and the rights, duties and obligations of any party hereunder may not be assigned or delegated by any party in whole or in part other than as expressly set forth in this Section 6.8.

6.8.2 A Holder may assign or delegate such Holder’s rights or obligations under this Investor Rights Agreement, in whole or in part, to (a) up to five (5) Permitted Transferees (provided, that in the case of rights or obligations under Article II, such Permitted Transferee must also be an Affiliate of such Holder), without the consent of any other party hereto; and (b) to any other Person with the prior written consent of PubCo (and, in the case of rights or obligations under Article II, each of the Principal Holders that, as of the date as of such assignment or delegation, has the right to designate a person to the Board pursuant to Section 2.1). For the avoidance of doubt, no transferee shall be entitled to any such rights or obligations under this Investor Rights Agreement unless such Holder has transferred Equity Securities to such transferee in accordance with this Investor Rights Agreement.

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6.8.3 This Investor Rights Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders.

6.8.4 This Investor Rights Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Investor Rights Agreement (including pursuant to Sections 2.1.9, 2.1.10, 5.1 and 6.7 hereof).

6.8.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate PubCo unless and until PubCo shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to PubCo, to be bound by the applicable terms and provisions of this Investor Rights Agreement (which may be accomplished by an addendum or certificate of joinder to this Investor Rights Agreement).

6.8.6 Any transfer or assignment made other than as provided in this Section 6.8 shall be null and void.

6.9 Counterparts; Interpretation.

6.9.1 This Investor Rights Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.9.2 When a reference is made in this Investor Rights Agreement to an Article, Section, subsection, Exhibit or Schedule, such reference shall be to an Article of, a Section of, a subsection of, or an Exhibit or Schedule to this Investor Rights Agreement unless otherwise indicated. The headings contained in this Investor Rights Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Investor Rights Agreement. Whenever the words “include,” “includes” or “including” are used in this Investor Rights Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Investor Rights Agreement shall refer to this Investor Rights Agreement as a whole and not to any particular provision of this Investor Rights Agreement unless the context requires otherwise. The words “date hereof” when used in this Investor Rights Agreement shall refer to the date of this Investor Rights Agreement. The terms “or,” “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The definitions contained in this Investor Rights Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Investor Rights Agreement, the date that is the reference date in calculating such period shall be excluded (unless otherwise required by applicable law, if the last day of such period is not a business day, the period in question shall end on the next succeeding business day).

6.10 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS INVESTOR RIGHTS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS INVESTOR RIGHTS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THE AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

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6.11 TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS INVESTOR RIGHTS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS INVESTOR RIGHTS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS INVESTOR RIGHTS AGREEMENT.

6.12 Amendments and Modifications. Upon the written consent of each of Searchlight, the Sponsor and the ABRY Entities (in each case, so long as it holds Registrable Securities or otherwise has rights to designate one or more directors to the Board pursuant to Article II), compliance with any of the provisions, covenants and conditions set forth in this Investor Rights Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of PubCo, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or PubCo and any other party hereto or any failure or delay on the part of a Holder or PubCo in exercising any rights or remedies under this Investor Rights Agreement shall operate as a waiver of any rights or remedies of any Holder or PubCo. No single or partial exercise of any rights or remedies under this Investor Rights Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.13 Termination of RRA. Effective upon the Prior Date, the Original RRA and all of the respective rights and obligations of the parties thereunder was terminated in their entirety and of no further force or effect. PubCo represents and warrants that this Investor Rights Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions, including the Original RRA and the Prior Agreement and in the event of a conflict between any such agreement or agreements and this Investor Rights Agreement, the terms of this Investor Rights Agreement shall prevail. PubCo agrees that (i) it shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Holders hereunder, and (ii) it shall not grant any registration rights to third parties which are more favorable than the rights granted hereunder unless such more favorable rights are concurrently added to the rights granted hereunder.

6.14 Term. This Investor Rights Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder, following the Prior Date, ceases to hold any Registrable Securities, except that Articles I (to the extent set forth therein), V and VI shall survive any such termination.

6.15 Holder Information. Each Holder agrees, if requested in writing, to represent to PubCo the total number of Registrable Securities held by such Holder in order for PubCo to make determinations hereunder.

6.16 Legends. Without limiting the obligations of PubCo set forth in Section 4.6, each of the Holders acknowledges that (i) no transfer, hypothecation or assignment of any Registrable Securities Beneficially Owned by such Holder may be made except in compliance with applicable federal and state securities laws and (ii) PubCo shall (x) place customary restrictive legends on the certificates or book entries representing the Registrable Securities subject to this Investor Rights Agreement and (y) remove such restrictive legends at the time the applicable transfer and other restrictions contemplated thereby are no longer applicable to the Registrable Securities represented by such certificates or book entries.

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6.17 Adjustments. If, and as often as, there are any changes in the shares of Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Investor Rights Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the shares of Common Stock as so changed.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Investor Rights Agreement to be executed as of the date first written above.

[•]
By:
Its:

By:
Name:
Title:

Exhibit B

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of November __, 2023, by and among [    ]2 (“the “Stockholder”) and KORE Group Holdings, Inc., a Delaware corporation (the “Company”).

Recitals

A. WHEREAS, ABRY Partners VII, L.P., a Delaware limited partnership, ABRY Partners VII Co-Investment Fund, L.P., a Delaware limited partnership, ABRY Investment Partnership, L.P., a Delaware limited partnership, ABRY Senior Equity IV, L.P., a Delaware limited partnership, and ABRY Senior Equity IV Co-Investment Fund, L.P., a Delaware limited partnership (collectively, “Abry”), Cerberus Telecom Acquisition Holdings, LLC, a Delaware limited liability company (“Cerberus”), [S] and the Company have entered into an Amended and Restated Investor Rights Agreement, dated as of the date hereof (as it may be amended or supplemented from time to time, the “A&R IRA”; capitalized terms used but not defined herein shall have the meanings assigned to them in the A&R IRA) to set forth their agreement with respect to governance, registration rights and certain other matters, in each case in accordance with the terms and conditions thereof.

B. WHEREAS, in consideration of the execution and delivery of the A&R IRA, the Stockholder desires to agree with the Company to vote the shares of common stock, par value $0.0001, of the Company (the “Common Stock”) over which the Stockholder has voting power.

NOW, THEREFORE, intending to be legally bound, the parties to this Agreement agree as follows:

Agreement to Vote Company Securities. For so long as the Stockholder exercises its right to designate one or more directors to the Board pursuant to subsection 2.1.1 of the A&R IRA:

at each meeting of the stockholders of the Company at which directors are elected following the date hereof and at any postponement or adjournment thereof, the Stockholder shall, and shall cause its controlled Affiliates to, take such action as may be required so that all of the shares of Common Stock beneficially owned, directly or indirectly, by the Stockholder and its controlled Affiliates and entitled to vote at such meeting of stockholders are voted in favor of each director nominated or recommended by the Board for election; and

the Stockholder shall, and shall (to the extent necessary to comply with this Section 1) cause its controlled Affiliates to, be present, in person or by proxy, at all meetings of the stockholders of the Company at which directors are elected following the date hereof, so that all shares of Common Stock beneficially owned by the Stockholder and its controlled Affiliates may be counted for the purposes of determining the presence of a quorum and voted in accordance with Section 1(a) at such meetings (including at any adjournments or postponements thereof).

[2]

To enter either (A) ABRY Partners VII, L.P., a Delaware limited partnership, ABRY Partners VII Co-Investment Fund, L.P., a Delaware limited partnership, ABRY Investment Partnership, L.P., a Delaware limited partnership, ABRY Senior Equity IV, L.P., a Delaware limited partnership, and ABRY Senior Equity IV Co-Investment Fund, L.P., a Delaware limited partnership (collectively, “Abry”) or (B) Cerberus Telecom Acquisition Holdings, LLC, a Delaware limited liability company (“Cerberus”).

For purposes of this Agreement:

“Affiliates” means, as to any Stockholder, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that (i) the Company and its Affiliates shall not be deemed to be Affiliates of the Stockholder or any Affiliate thereof, and (ii) portfolio companies of the Stockholder or any Affiliate thereof shall not be deemed to be Affiliates of the Stockholder. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. Any Person shall be deemed to “beneficially own,” to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a governmental authority.

Miscellaneous Provisions.

Amendments and Modifications. No amendment or modification in respect of this Agreement shall be effective unless it shall be in writing and signed by the Company and the Stockholder.

Entire Agreement. This Agreement (together with the A&R IRA) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof.

Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware without giving effect to principles of conflicts or choice of law.

Consent to Jurisdiction; Venue. Each of the parties hereto irrevocably and unconditionally agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of

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judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(e).

Third Party Beneficiaries. This Agreement is not intended to confer upon any Person not a party to this Agreement any rights or remedies hereunder.

Cooperation. The Stockholder agrees to reasonably cooperate with the Company and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the Company to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement.

Severability. If any term or other provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Company shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth in this Agreement. Therefore, the Stockholder hereby agrees that, in addition to any other remedies that may be available to the Company, as applicable upon any such violation, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means to which they are entitled at law or in equity, without requiring the posting of any bond or other undertaking.

Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

[ABRY ENTITIES / CERBERUS]

By:
Its:

KORE GROUP HOLDINGS, INC.

By:
Its:

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Exhibit C

New Credit Agreement

Exhibit D

INDEMNITY AGREEMENT

THIS INDEMNITY AGREEMENT (this “Agreement”) is made as of ___________, by and between KORE Group Holdings, Inc., a Delaware corporation (the “Corporation”), and _________________ (“Indemnitee”).

WHEREAS, highly competent persons have become more reluctant to serve publicly held corporations as directors, officers or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of such corporations;

WHEREAS, the Board of Directors of the Corporation (the “Board”) has determined that, in order to attract and retain qualified individuals, the Corporation will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Corporation and its subsidiaries from certain liabilities. The certification of incorporation of the Corporation (the “Charter”) provides for the indemnification of the officers and directors of the Corporation. The Charter provides that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Corporation and members of the Board, officers and other persons with respect to indemnification, hold harmless, exoneration, advancement and reimbursement rights;

WHEREAS, the uncertainties relating to such insurance and to indemnification have increased the difficulty of attracting and retaining such persons;

WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Corporation’s shareholders and that the Corporation should act to assure such persons that there will be increased certainty of such protection in the future;

WHEREAS, it is reasonable, prudent and necessary for the Corporation contractually to obligate itself to indemnify, hold harmless, exonerate and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Corporation free from undue concern that they will not be so protected against liabilities;

WHEREAS, this Agreement is a supplement to and in furtherance of the Charter of the Corporation and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder; and

WHEREAS, Indemnitee may not be willing to serve as an officer or director without adequate protection, and the Corporation desires Indemnitee to serve in such capacity. Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Corporation on the condition that he or she be so indemnified.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Corporation and Indemnitee do hereby covenant and agree as follows:

SERVICES TO THE CORPORATION

In consideration of the Corporation’s covenants and obligations hereunder, Indemnitee will serve or continue to serve as an officer, director, advisor, key employee or in any other capacity of the Corporation, as applicable, for so long as Indemnitee is duly elected or appointed or retained or until Indemnitee tenders his or her resignation or until Indemnitee is removed. The foregoing notwithstanding, this Agreement shall continue in full force and effect after Indemnitee has ceased to serve as a director, officer, advisor, key employee or in any other capacity of the Corporation, as provided in Section 17. This Agreement, however, shall not impose any obligation on Indemnitee or the Corporation to continue Indemnitee’s service to the Corporation beyond any period otherwise required by law or by other agreements or commitments of the parties, if any.

DEFINITIONS

As used in this Agreement:

References to “agent” shall mean any person who is or was a director, officer or employee of the Corporation or a subsidiary of the Corporation or other person authorized by the Corporation to act for the Corporation, to include such person serving in such capacity as a director, officer, employee, advisor, fiduciary or other official of another corporation, partnership, limited liability Corporation, joint venture, trust or other enterprise at the request of, for the convenience of, or to represent the interests of the Corporation or a subsidiary of the Corporation.

The terms “Beneficial Owner” and “Beneficial Ownership” shall have the meanings set forth in Rule 13d-3 promulgated under the Exchange Act as in effect on the date hereof.

“Delaware Court” shall mean the Court of Chancery of the State of Delaware.

A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:

Acquisition of Shares by Third Party. Other than an affiliate of Cerberus Telecom Acquisition Holdings, LLC or ABRY Partners LLC (collectively, the “Sponsors”), any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing fifteen percent (15%) or more of the combined voting power of the Corporation’s then outstanding securities entitled to vote generally in the election of directors, unless (1) the change in the relative Beneficial Ownership of the Corporation’s securities by any Person results solely from a reduction in the aggregate number of outstanding shares of securities entitled to vote generally in the election of directors, or (2) such acquisition was approved in advance by the Continuing Directors and such acquisition would not constitute a Change in Control under part (iii) of this definition;

Change in Board of Directors. Individuals who, as of the date hereof, constitute the Board, and any new director whose election by the Board or nomination for election by the Corporation’s shareholders was approved by a vote of at least two thirds of the directors then still in office who were directors on the date hereof or whose election or nomination for election was previously so approved (collectively, the “Continuing Directors”), cease for any reason to constitute at least a majority of the members of the Board;

Corporate Transactions. The effective date of a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Corporation and one or more businesses (a “Business Combination”), in each case, unless, following such Business Combination: (1) all or substantially all of the individuals and entities who were the Beneficial Owners of securities entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, directly or indirectly, more than 51% of the combined voting power of the then outstanding securities of the Corporation entitled to vote generally in the election of directors resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination, of the securities entitled to vote generally in the election of directors; (2) other than an affiliate of the Sponsors, no Person (excluding any corporation resulting from such Business Combination) is the Beneficial Owner, directly or indirectly, of 15% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the surviving corporation except to the extent that such ownership existed prior to the Business Combination; and (3) at least a majority of the board of directors of the corporation resulting from such Business Combination were Continuing Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

Liquidation. The approval by the shareholders of the Corporation of a complete liquidation of the Corporation or an agreement or series of agreements for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets, other than factoring the Corporation’s current receivables or escrows due (or, if such approval is not required, the decision by the Board to proceed with such a liquidation, sale, or disposition in one transaction or a series of related transactions); or

Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Corporation is then subject to such reporting requirement.

“Corporate Status” describes the status of a person who is or was a director, officer, trustee, general partner, manager, managing member, fiduciary, employee or agent of the Corporation or of any other Enterprise which such person is or was serving at the request of the Corporation.

“Disinterested Director” shall mean a director of the Corporation who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

“Enterprise” shall mean the Corporation and any other corporation, constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which the Corporation (or any of its wholly owned subsidiaries) is a party, limited liability Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expenses” shall include all direct and indirect costs, fees and expenses of any type or nature whatsoever, including, without limitation, all reasonable attorneys’ fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, fees of private investigators and professional advisors, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, fax transmission charges, secretarial services and all other disbursements, obligations or expenses in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settlement or appeal of, or otherwise participating in, a Proceeding, including reasonable compensation for time spent by the Indemnitee for which he or she is not otherwise compensated by the Corporation or any third party. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the principal, premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

References to “fines” shall include any excise tax assessed on Indemnitee with respect to any employee benefit plan.

References to “serving at the request of the Corporation” shall include any service as a director, officer, employee, agent or fiduciary of the Corporation which imposes duties on, or involves services by, such director, officer, employee, agent or fiduciary with respect to an employee benefit plan, its participants or beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Agreement.

“Independent Counsel” shall mean a law firm or a member of a law firm with significant experience in matters of corporate law and that neither presently is, nor in the past five years has been, retained to represent: (i) the Corporation or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements); or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

The term “Person” shall have the meaning as set forth in Sections 13(d) and 14(d) of the Exchange Act as in effect on the date hereof; provided, however, that “Person” shall exclude: (i) the Corporation; (ii) any Subsidiaries of the Corporation; (iii) any employment benefit plan of the Corporation or of a Subsidiary of the Corporation or of any corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of shares of the Corporation; and (iv) any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or of a Subsidiary of the Corporation or of a corporation owned directly or indirectly by the shareholders of the Corporation in substantially the same proportions as their ownership of shares of the Corporation.

The term “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Corporation or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative or related nature, in which Indemnitee was, is, will or might be involved as a party or otherwise by reason of the fact that Indemnitee is or was a director or officer of the Corporation, by reason of any action (or failure to act) taken by him or her or of any action (or failure to act) on his or her part while acting as a director or officer of the Corporation, or by reason of the fact that he or she is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Agreement.

The term “Subsidiary,” with respect to any Person, shall mean any corporation, limited liability Corporation, partnership, joint venture, trust or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by that Person.

The phrase “to the fullest extent permitted by applicable law” shall include, but not be limited to: (a) to the fullest extent authorized or permitted by the provision of applicable Delaware law that authorizes or contemplates additional indemnification by agreement, or the corresponding provision of any amendment to or replacement of applicable Delaware law, and (b) to the fullest extent authorized or permitted by any amendments to or replacements of applicable Delaware law adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors.

INDEMNITY IN THIRD-PARTY PROCEEDINGS

To the fullest extent permitted by applicable law, the Corporation shall indemnify, hold harmless and exonerate Indemnitee in accordance with the provisions of this Section 3 if Indemnitee was, is, or is threatened to be made, a party to or a participant (as a witness, deponent or otherwise) in any Proceeding, other than a Proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of Indemnitee’s Corporate Status. Pursuant to this Section 3, Indemnitee shall be indemnified, held harmless and exonerated against all Expenses, judgments, liabilities, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties and amounts paid in settlement) actually, and reasonably incurred by Indemnitee or on his or her behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, in the case of a criminal Proceeding, had no reasonable cause to believe that his or her conduct was unlawful; provided, in no event shall Indemnitee be entitled to be indemnified, held harmless or advanced any amounts hereunder in respect of any Expenses, judgments, liabilities, fines, penalties and amounts paid in settlement (if any) that Indemnitee may incur by reason of his or her own actual fraud or intentional misconduct. Indemnitee shall not be found to have committed actual fraud or intentional misconduct for any purpose of this Agreement unless or until a court of competent jurisdiction shall have made a finding to that effect.

INDEMNITY IN PROCEEDINGS BY OR IN THE RIGHT OF THE CORPORATION

To the fullest extent permitted by applicable law, the Corporation shall indemnify, hold harmless and exonerate Indemnitee in accordance with the provisions of this Section 4 if Indemnitee was, is, or is threatened to be made, a party to or a participant (as a witness, deponent or otherwise) in any Proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of Indemnitee’s Corporate Status. Pursuant to this Section 4, Indemnitee shall be indemnified, held harmless and exonerated against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation. No indemnification, hold harmless or exoneration for Expenses shall be made under this Section 4 in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless and only to the extent that any court in which the Proceeding was brought or the Delaware Court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification, to be held harmless or to exoneration.

INDEMNIFICATION FOR EXPENSES OF A PARTY WHO IS WHOLLY OR PARTLY SUCCESSFUL

Notwithstanding any other provisions of this Agreement, but subject to Section 27, to the extent that Indemnitee was or is, by reason of Indemnitee’s Corporate Status, a party to (or a participant in) and is successful, on the merits or otherwise, in any Proceeding or in defense of any claim, issue or matter therein, in whole or in part, the Corporation shall, to the fullest extent permitted by applicable law, indemnify, hold harmless and exonerate Indemnitee against all Expenses actually and reasonably incurred by him or her in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Corporation shall, to the fullest extent permitted by applicable law, indemnify, hold harmless and exonerate Indemnitee against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with each successfully resolved claim, issue or matter. If Indemnitee is not wholly successful in such Proceeding, the Corporation also shall, to the fullest extent permitted by applicable law, indemnify, hold harmless and exonerate Indemnitee against all Expenses reasonably incurred in connection with a claim, issue or matter related to any claim, issue, or matter on which Indemnitee was successful. For purposes of this Section 5 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

INDEMNIFICATION FOR EXPENSES OF A WITNESS

Notwithstanding any other provision of this Agreement, but subject to Section 27, to the extent that Indemnitee is, by reason of his or her Corporate Status, a witness or deponent in any Proceeding to which Indemnitee is not a party or threatened to be made a party, he or she shall, to the fullest extent permitted by applicable law, be indemnified, held harmless and exonerated against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

ADDITIONAL INDEMNIFICATION, HOLD HARMLESS AND EXONERATION RIGHTS

Notwithstanding any limitation in Sections 3, 4 or 5, but subject to Section 27, the Corporation shall, to the fullest extent permitted by applicable law, indemnify, hold harmless and exonerate Indemnitee if Indemnitee is a party to or threatened to be made a party to any Proceeding (including a Proceeding by or in the right of the Corporation to procure a judgment in its favor) against all Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by Indemnitee in connection with the Proceeding. No indemnification, hold harmless or exoneration rights shall be available under this Section 7 on account of Indemnitee’s conduct which constitutes a breach of Indemnitee’s duty of loyalty to the Corporation or its shareholders or is an act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law.

CONTRIBUTION IN THE EVENT OF JOINT LIABILITY

To the fullest extent permissible under applicable law, if the indemnification, hold harmless and/or exoneration rights provided for in this Agreement are unavailable to Indemnitee in whole or in part for any reason whatsoever, the Corporation, in lieu of indemnifying, holding harmless or exonerating Indemnitee, shall pay, in the first instance, the entire amount incurred by Indemnitee, whether for judgments, liabilities, fines, penalties, amounts paid or to be paid in settlement and/or for Expenses, in connection with any Proceeding without requiring Indemnitee to contribute to such payment, and the Corporation hereby waives and relinquishes any right of contribution it may have at any time against Indemnitee.

The Corporation shall not enter into any settlement of any Proceeding in which the Corporation is jointly liable with Indemnitee (or would be if joined in such Proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

The Corporation hereby agrees to fully indemnify, hold harmless and exonerate Indemnitee from any claims for contribution which may be brought by officers, directors or employees of the Corporation other than Indemnitee who may be jointly liable with Indemnitee. Indemnitee shall seek payments or advances from the Corporation only to the extent that such payments or advances are unavailable from any insurance policy of the Corporation covering Indemnitee.

EXCLUSIONS

Notwithstanding any provision in this Agreement, but subject to Section 27, the Corporation shall not be obligated under this Agreement to make any indemnification, advance Expenses, hold harmless or exoneration payment in connection with any claim made against Indemnitee:

for which payment has actually been received by or on behalf of Indemnitee under any insurance policy or other indemnity or advancement provision, except with respect to any excess beyond the amount actually received under any insurance policy, contract, agreement, other indemnity or advancement provision or otherwise;

for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Corporation within the meaning of Section 16(b) of the Exchange Act (or any successor rule) or similar provisions of state statutory law or common law; or

except as otherwise provided in Sections 14(f) and (g) hereof, prior to a Change in Control, in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Corporation or its directors, officers, employees or other indemnitees, unless (i) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation or (ii) the Corporation provides the indemnification, hold harmless or exoneration payment, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law.

ADVANCES OF EXPENSES; DEFENSE OF CLAIM

Notwithstanding any provision of this Agreement to the contrary, but subject to Section 27, and to the fullest extent not prohibited by applicable law, the Corporation shall pay the Expenses incurred by Indemnitee (or reasonably expected by Indemnitee to be incurred by Indemnitee within three months) in connection with any Proceeding within ten (10) days after the receipt by the Corporation of a statement or statements requesting such advances from time to time, prior to the final disposition of any Proceeding. Advances shall, to the fullest extent permitted by law, be unsecured and interest free. Advances shall, to the fullest extent permitted by law, be made without regard to Indemnitee’s ability to repay the Expenses and without regard to Indemnitee’s ultimate entitlement to be indemnified, held harmless or exonerated under the other provisions of this Agreement. Advances shall include any and all reasonable Expenses incurred pursuing a Proceeding to enforce this right of advancement, including Expenses incurred preparing and forwarding statements to the Corporation to support the advances claimed. To the fullest extent required by applicable law, such payments of Expenses in advance of the final disposition of the Proceeding shall be made only upon the Corporation’s receipt of an undertaking, by or on behalf of Indemnitee, to repay the advanced amounts to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Corporation under the provisions of this Agreement, the Charter, applicable law or otherwise. If it shall be determined by a final judgment or other final adjudication that Indemnitee was not so entitled to indemnification, any advancement shall be returned to the Corporation (without interest) by the Indemnitee. This Section 10(a) shall not apply to any claim made by Indemnitee for which an indemnification, hold harmless or exoneration payment is excluded pursuant to Section 9, but shall apply to any Proceeding referenced in Section 9(b) prior to a final determination that Indemnitee is liable therefor.

The Corporation will be entitled to participate in the Proceeding at its own expense.

The Corporation shall not settle any action, claim or Proceeding (in whole or in part) which would impose any Expense, judgment, fine, penalty or limitation on Indemnitee without Indemnitee’s prior written consent.

PROCEDURE FOR NOTIFICATION AND APPLICATION FOR INDEMNIFICATION

Indemnitee agrees to notify promptly the Corporation in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding, claim, issue or matter therein which may be subject to indemnification, hold harmless or exoneration rights, or advancement of Expenses covered hereunder. The failure of Indemnitee to so notify the Corporation shall not relieve the Corporation of any obligation which it may have to Indemnitee under this Agreement, or otherwise.

Indemnitee may deliver to the Corporation a written application to indemnify, hold harmless or exonerate Indemnitee in accordance with this Agreement. Such application(s) may be delivered from time to time and at such time(s) as Indemnitee deems appropriate in his or her sole discretion. Following such a written application for indemnification by Indemnitee, Indemnitee’s entitlement to indemnification shall be determined according to Section 12(a) of this Agreement.

PROCEDURE UPON APPLICATION FOR INDEMNIFICATION

A determination, if required by applicable law, with respect to Indemnitee’s entitlement to indemnification shall be made in the specific case by one of the following methods, which shall be at the election of Indemnitee: (i) by a majority vote of the Disinterested Directors, even though less than a quorum of the Board, (ii) by a committee of such directors designated by majority vote of such directors, (iii) if there are no Disinterested Directors or if such directors so direct, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee, or (iv) by vote of the shareholders by ordinary resolution. The Corporation promptly will advise Indemnitee in writing with respect to any determination that Indemnitee is or is not entitled to indemnification, including a description of any reason or basis for which indemnification has been denied. If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination. Indemnitee shall reasonably cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or Expenses (including reasonable attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Corporation (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Corporation hereby agrees to indemnify and to hold Indemnitee harmless therefrom.

In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 12(a) hereof, the Independent Counsel shall be selected as provided in this Section 12(b). The Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board), and Indemnitee shall give written notice to the Corporation advising it of the identity of the Independent Counsel so selected and certifying that the Independent Counsel so selected meets the requirements of “Independent Counsel” as defined in Section 2 of this Agreement. If the Independent Counsel is selected by the Board, the Corporation shall give written notice to Indemnitee advising him or her of the identity of the Independent Counsel so selected and certifying that the Independent Counsel so selected meets the requirements of “Independent Counsel” as defined in Section 2 of this Agreement. In either event, Indemnitee or the Corporation, as the case may be, may, within ten (10) days after such written notice of selection shall have been received, deliver to the Corporation or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 2 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court of competent jurisdiction has determined that such objection is without merit. If, within twenty (20) days after submission by Indemnitee of a written request for indemnification pursuant to Section 11(b) hereof, no Independent Counsel shall have been selected and not objected to, either the Corporation or Indemnitee may petition the Delaware Court for resolution of any objection which shall have been made by the Corporation or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the Delaware Court, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 12(a) hereof. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 14(a) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

The Corporation agrees to pay the reasonable fees and expenses of Independent Counsel and to fully indemnify and hold harmless such Independent Counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

PRESUMPTIONS AND EFFECT OF CERTAIN PROCEEDINGS

In making a determination with respect to entitlement to indemnification hereunder, the person, persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 11(b) of this Agreement, and the Corporation shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption. Neither the failure of the Corporation

(including by the Disinterested Directors or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation (including by the Disinterested Directors or Independent Counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

If the person, persons or entity empowered or selected under Section 12 of this Agreement to determine whether Indemnitee is entitled to indemnification shall not have made a determination within thirty (30) days after receipt by the Corporation of the request therefor, the requisite determination of entitlement to indemnification shall, to the fullest extent permitted by law, be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a final judicial determination that any or all such indemnification is expressly prohibited under applicable law; provided, however, that such 30-day period may be extended for a reasonable time, not to exceed an additional fifteen (15) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto.

The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by the directors, manager or officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise, its Board, any committee of the Board or any director, trustee, general partner, manager or managing member, or on information or records given or reports made to the Enterprise, its Board, any committee of the Board or any director, trustee, general partner, manager or managing member, by an independent certified public accountant or by an appraiser or other expert selected by the Enterprise, its Board, any committee of the Board or any director, trustee, general partner, manager or managing member. The provisions of this Section 13(d) shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed or found to have met the applicable standard of conduct set forth in this Agreement.

The knowledge and/or actions, or failure to act, of any other director, officer, trustee, partner, manager, managing member, fiduciary, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

REMEDIES OF INDEMNITEE

In the event that (i) a determination is made pursuant to Section 12 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses, to the fullest extent permitted by applicable law, is not timely made pursuant to Section 10 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 12(a) of this Agreement within thirty (30) days after receipt by the Corporation of the request for indemnification, (iv) payment of indemnification is not made pursuant to Sections 5, 6, 7 or the last sentence of Section 12(a) of this Agreement within ten (10) days after receipt by the Corporation of a written request therefor, (v) a contribution payment is not made in a timely manner pursuant to Section 8 of this Agreement, (vi) payment of indemnification pursuant to Section 3 or 4 of this Agreement is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification, or (vii) payment to Indemnitee pursuant to any hold harmless or exoneration rights under this Agreement or otherwise is not made in accordance with this Agreement within ten (10) days after receipt by the Corporation of a written request therefor, Indemnitee shall be entitled to an adjudication by the Delaware Court to such indemnification, hold harmless, exoneration, contribution or advancement rights. Alternatively, Indemnitee, at his or her option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association. Except as set forth herein, the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association shall apply to any such arbitration. The Corporation shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

In the event that a determination shall have been made pursuant to Section 12(a) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 14 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination.

In any judicial proceeding or arbitration commenced pursuant to this Section 14, Indemnitee shall be presumed to be entitled to be indemnified, held harmless, exonerated to receive advancement of Expenses under this Agreement and the Corporation shall have the burden of proving Indemnitee is not entitled to be indemnified, held harmless, exonerated and to receive advancement of Expenses, as the case may be, and the Corporation may not refer to or introduce into evidence any determination pursuant to Section 12(a) of this Agreement adverse to Indemnitee for any purpose. If Indemnitee commences a judicial proceeding or arbitration pursuant to this Section 14, Indemnitee shall not be required to reimburse the Corporation for any advances pursuant to Section 10 until a final determination is made with respect to Indemnitee’s entitlement to indemnification (as to which all rights of appeal have been exhausted or lapsed).

If a determination shall have been made pursuant to Section 12(a) of this Agreement that Indemnitee is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 14, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

The Corporation shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 14 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Corporation is bound by all the provisions of this Agreement.

The Corporation shall indemnify and hold harmless Indemnitee to the fullest extent permitted by law against all Expenses and, if requested by Indemnitee, shall (within ten (10) days after the Corporation’s receipt of such written request) pay to Indemnitee, to the fullest extent permitted by applicable law, such Expenses which are incurred by Indemnitee in connection with any judicial proceeding or arbitration brought by Indemnitee: (i) to enforce his or her rights under, or to recover damages for breach of, this Agreement or any other indemnification, hold harmless, exoneration, advancement or contribution agreement or provision of the Charter now or hereafter in effect; or (ii) for recovery or advances under any insurance policy maintained by any person for the benefit of Indemnitee, regardless of the outcome and whether Indemnitee ultimately is determined to be entitled to such indemnification, hold harmless or exoneration right, advancement, contribution or insurance recovery, as the case may be (unless such judicial proceeding or arbitration was not brought by Indemnitee in good faith).

Interest shall be paid by the Corporation to Indemnitee at the legal rate under New York law for amounts which the Corporation indemnifies, holds harmless or exonerates, or advances, or is obliged to indemnify, hold harmless or exonerate or advance for the period commencing with the date on which Indemnitee requests indemnification, to be held harmless, exonerated, contribution, reimbursement or advancement of any Expenses and ending with the date on which such payment is made to Indemnitee by the Corporation.

SECURITY

Notwithstanding anything herein to the contrary, but subject to Section 27, to the extent requested by Indemnitee and approved by the Board, the Corporation may at any time and from time to time provide security to Indemnitee for the Corporation’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral. Any such security, once provided to Indemnitee, may not be revoked or released without the prior written consent of Indemnitee.

NON-EXCLUSIVITY; SURVIVAL OF RIGHTS; INSURANCE; SUBROGATION; PRIORITY OF OBLIGATIONS

The rights of Indemnitee as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Charter, any agreement, a vote of shareholders or a resolution of directors, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) or claim, issue or matter therein arising out of, or related to, any action taken or omitted by such Indemnitee in his or her Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in applicable law, whether by statute or judicial decision, permits greater indemnification, hold harmless or exoneration rights or advancement of Expenses than would be afforded currently under the Charter or this Agreement, then this Agreement (without any further action by the parties hereto) shall automatically be deemed to be amended to require that the Corporation indemnifies the Indemnitee to the fullest extent permitted by law. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

The Charter permits the Corporation to purchase and maintain insurance or furnish similar protection or make other arrangements including, but not limited to, providing a trust fund, letter of credit, or surety bond (“Indemnification Arrangements”) on behalf of Indemnitee against any liability asserted against him or her or incurred by or on behalf of him or in such capacity as a director, officer, employee or agent of the Corporation, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Agreement and the Charter. The purchase, establishment and maintenance of any such Indemnification Arrangement shall not in any way limit or affect the rights and obligations of the Corporation or of Indemnitee under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement by the Corporation and Indemnitee shall not in any way limit or affect the rights and obligations of the Corporation or the other party or parties thereto under any such Indemnification Arrangement.

To the extent that the Corporation maintains an insurance policy or policies providing liability insurance for directors, officers, trustees, partners, managers, managing members, fiduciaries, employees or agents of the Corporation or of any other Enterprise which such person serves at the request of the Corporation, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, trustee, partner, managers, managing member, fiduciary, employee or agent under such policy or policies. If, at the time the Corporation receives notice from any source of a Proceeding as to which Indemnitee is a party or a participant (as a witness, deponent or otherwise), the Corporation has director and officer liability insurance in effect, the Corporation shall give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Corporation shall thereafter use commercially reasonable efforts to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

In the event of any payment under this Agreement, the Corporation, to the fullest extent permitted by law, shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights. No such payment by the Corporation shall be deemed to relieve any insurer of its obligations.

The Corporation’s obligation to indemnify, hold harmless, exonerate or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Corporation as a director, officer, trustee, partner, manager, managing member, fiduciary, employee or agent of any other Enterprise shall be reduced by any amount Indemnitee has actually received as indemnification, hold harmless or exoneration payments or advancement of expenses from such Enterprise. Notwithstanding any other provision of this Agreement to the contrary, but subject to Section 27, (i) Indemnitee shall have no obligation to reduce, offset, allocate, pursue or apportion any indemnification, hold harmless, exoneration, advancement, contribution or insurance coverage among multiple parties possessing such duties to Indemnitee prior to the Corporation’s satisfaction and performance of all its obligations under this Agreement, and (ii) the Corporation shall perform fully its obligations under this Agreement without regard to whether Indemnitee holds, may pursue or has pursued any indemnification, advancement, hold harmless, exoneration, contribution or insurance coverage rights against any person or entity other than the Corporation.

Notwithstanding anything contained herein, the Corporation is the primary indemnitor, and any indemnification or advancement obligation of the Sponsors or their affiliates or members or any other Person is secondary.

DURATION OF AGREEMENT

All agreements and obligations of the Corporation contained herein shall continue during the period Indemnitee serves as a director or officer of the Corporation or as a director, officer, trustee, partner, manager, managing member, fiduciary, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other Enterprise which Indemnitee serves at the request of the Corporation and shall continue thereafter so long as Indemnitee shall be subject to any possible Proceeding (including any rights of appeal thereto and any Proceeding commenced by Indemnitee pursuant to Section 14 of this Agreement) by reason of his or her Corporate Status, whether or not he or she is acting in any such capacity at the time any liability or expense is incurred for which indemnification or advancement can be provided under this Agreement.

SEVERABILITY

If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section, paragraph or sentence of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section, paragraph or sentence of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

ENFORCEMENT AND BINDING EFFECT

The Corporation expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a director, officer or key employee of the Corporation, and the Corporation acknowledges that Indemnitee is relying upon this Agreement in serving as a director, officer or key employee of the Corporation.

Without limiting any of the rights of Indemnitee under the Charter of the Corporation as they may be amended from time to time, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

The indemnification, hold harmless, exoneration and advancement of expenses rights provided by or granted pursuant to this Agreement shall be binding upon and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Corporation), shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent of the Corporation or a director, officer, trustee, general partner, manager, managing member, fiduciary, employee or agent of any other Enterprise at the Corporation’s request, and shall inure to the benefit of Indemnitee and his or her spouse, assigns, heirs, devisees, executors and administrators and other legal representatives.

The Corporation shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Corporation, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

The Corporation and Indemnitee agree herein that a monetary remedy for breach of this Agreement, at some later date, may be inadequate, impracticable and difficult of proof, and further agree that such breach may cause Indemnitee irreparable harm. Accordingly, the parties hereto agree that Indemnitee may, to the fullest extent permitted by law, enforce this Agreement by seeking, among other things, injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm and that by seeking injunctive relief and/or specific performance, Indemnitee shall not be precluded from seeking or obtaining any other relief to which he or she may be entitled. The Corporation and Indemnitee further agree that Indemnitee shall, to the fullest extent permitted by law, be entitled to such specific performance and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertaking in connection therewith. The Corporation acknowledges that in the absence of a waiver, a bond or undertaking may be required of Indemnitee by a court of competent jurisdiction, and the Corporation hereby waives any such requirement of such a bond or undertaking to the fullest extent permitted by law.

MODIFICATION AND WAIVER

No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver.

NOTICES

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) if mailed by certified or registered mail with postage prepaid, on the third (3rd) business day after the date on which it is so mailed:

If to Indemnitee, at the address indicated on the signature page of this Agreement, or such other address as Indemnitee shall provide in writing to the Corporation.

If to the Corporation, to:

KORE Group Holdings, Inc.

3 Ravinia Dr NE, Suite 500

Atlanta, Georgia 30346

Email: RBahl@korewireless.com

With a copy, which shall not constitute notice, to:

KORE Group Holdings, Inc.

3 Ravinia Dr NE, Suite 500

Atlanta, Georgia 30346

Attn: Chief Legal Officer

Email: jkennedy@korewireless.com

or to any other address as may have been furnished to Indemnitee in writing by the Corporation.

APPLICABLE LAW AND CONSENT TO JURISDICTION

This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. Except with respect to any arbitration commenced by Indemnitee pursuant to Section 14(a) of this Agreement, to the fullest extent permitted by law, the Corporation and Indemnitee hereby irrevocably and unconditionally: (a) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Delaware Court and not in any other state or federal court in the United States of America or any court in any other country; (b) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement; (c) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court; and (d) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum, or is subject (in whole or in part) to a jury trial. To the fullest extent permitted by law, the parties hereby agree that the mailing of process and other papers in connection with any such action or proceeding in the manner provided by Section 21 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

IDENTICAL COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

MISCELLANEOUS

The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

PERIOD OF LIMITATIONS

No legal action shall be brought and no cause of action shall be asserted by or in the right of the Corporation against Indemnitee, Indemnitee’s spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Corporation shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action such shorter period shall govern.

ADDITIONAL ACTS

If for the validation of any of the provisions in this Agreement any act, resolution, approval or other procedure is required to the fullest extent permitted by law, the Corporation undertakes to cause such act, resolution, approval or other procedure to be affected or adopted in a manner that will enable the Corporation to fulfill its obligations under this Agreement.

WAIVER OF CLAIMS TO TRUST ACCOUNT

Notwithstanding anything contained herein to the contrary, Indemnitee hereby agrees that it does not have any right, title, interest or claim of any kind (each, a “Claim”) in or to any monies in the trust account established in connection with the Corporation’s initial public offering for the benefit of the Corporation and holders of shares issued in such offering, and hereby waives any Claim it may have in the future as a result of, or arising out of, any services provided to the Corporation and will not seek recourse against such trust account for any reason whatsoever. Accordingly, Indemnitee acknowledges and agrees that any indemnification provided hereto will only be able to be satisfied by the Corporation if (i) the Corporation has sufficient funds outside of the Trust Account to satisfy its obligations hereunder or (ii) the Corporation consummates a Business Combination.

MAINTENANCE OF INSURANCE

The Corporation shall use commercially reasonable efforts to obtain and maintain in effect during the entire period for which the Corporation is obligated to indemnify the Indemnitee under this Agreement, one or more policies of insurance with reputable insurance companies to provide the officers/directors of the Corporation with coverage for losses from wrongful acts and omissions and to ensure the Corporation’s performance of its indemnification obligations under this Agreement. The Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director or officer under such policy or policies. In all such insurance policies, the Indemnitee shall be named as an insured in such a manner as to provide the Indemnitee with the same rights and benefits as are accorded to the most favorably insured of the Corporation’s directors and officers.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Indemnity Agreement to be signed as of the day and year first above written.

KORE Group Holdings, Inc.

By:
Name:
Title:

INDEMNITEE

Name: